Exhibit 10.95

Portions of this exhibit marked [*] are omitted and are requested to be treated confidentially.

AMENDED AND RESTATED LICENSE AGREEMENT

dated August 6, 2012

by and between

ALFA WASSERMANN S.P.A.

and

SALIX PHARMACEUTICALS, INC.

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

i

4.3.1 Overview	32

4.3.2 Ownership	32

4.3.3 Salix Grant of License to Alfa - [*] Claims	32

4.3.4 Further Licenses by Salix	34

4.4 Royalty Step-Down.	35

4.4.1 Royalties Payable by Salix	35

4.4.2 Royalties Payable by Alfa	36

4.5 Third Party Licenses Required for Exploitation of the Compound or Rifaximin Products	37

4.5.1 Salix’s Exploitation of the Compound or Rifaximin Products	37

4.5.2 Alfa’s Exploitation of the Compound or Rifaximin Products	38

4.6 Royalty Reports	38

4.7 Taxes	39

4.8 Records	39

4.9 [*] Agreement	40

4.10 Rights Outside the Field	40

4.11 Products Approved for More Than One Indication	40

Article 5 GOVERNING PRINCIPLES OF COLLABORATION BETWEEN THE PARTIES	41

5.1 Cooperation	41

5.2 Licenses and Export Control	42

Article 6 PRODUCT DEVELOPMENT	42

6.1 General Principles	42

6.2 Crohn’s EIR Product Development Plan	43

6.2.1 Development Plan	43

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

6.2.2 Salix’s Duties	43

6.2.3 Alfa’s Duties	44

6.2.4 Regulatory Matters	45

6.2.5 Steering Committee	46

6.3 [*] Committee	48

6.4 Effect of Change of Control	48

6.5 Certain Restrictions	49

Article 7 SUPPLY	50

Article 8 NEW INDICATIONS	50

8.1 Notification of New Indication Within the Field	50

8.2 Indications Outside the Field	50

Article 9 REGULATORY MATTERS AND EXCHANGE OF INFORMATION AND ASSISTANCE	51

9.1 Regulatory Responsibilities; Attendance at Meetings	51

9.1.1 Regulatory Responsibilities	51

9.1.2 Attendance at Meetings	51

9.2 Rights of Reference; Ownership of Regulatory Documentation	52

9.3 Exchange of Data and Regulatory Information	53

9.4 Facilities Inspection	54

9.5 Adverse Event Reporting and Notifications	54

Article 10 MARKETING	54

10.1 Salix’s Marketing Obligations	54

10.2 Cooperation Regarding Marketing Matters	55

10.3 Packaging	55

Article 11 PATENT MATTERS AND INTELLECTUAL PROPERTY RIGHTS	56

11.1 No Assignment of Ownership Rights	56

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

11.2 Preparation, Filing, Maintenance and Prosecution of Patents	56

11.2.1 Alfa Licensed Patents	56

11.2.2 Alfa [*] Patent Application	57

11.2.3 Salix Licensed Patents; [*] Patent Family	57

11.2.4 Joint Patents	58

11.2.5 Cooperation	59

11.3 Patent Applications	59

11.4 Ownership of Intellectual Property	59

11.4.1 Ownership of Intellectual Property Created Exclusively by a Single Party	59

11.4.2 Ownership of Intellectual Property Created Jointly by the Parties	60

11.4.3 United States Law	60

11.4.4 [*] Patent Family	60

11.5 Dispute Resolution	60

11.6 Infringement Claims by Third Parties	61

11.6.1 Defense of Third Party Claims	61

11.6.2 Settlement of Third Party Claims	61

11.6.3 Assistance	61

11.7 Enforcement of Patents	62

11.7.1 Infringement in Salix Territory	62

11.7.2 Infringement in Alfa Territory	62

11.7.3 Infringement of Joint Patents	63

11.7.4 Infringement of [*] Patent Family	64

11.7.5 Patent Challenges	64

11.8 Restrictions on Settlement with Third Parties	64

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

11.9 Patent Defense Agreement	65

11.10 Disclaimers	65

Article 12 CONFIDENTIALITY	65

12.1 Confidentiality, Use and Non-Disclosure Obligations	65

12.1.1 Confidentiality, Use and Non-Disclosure Obligations of Salix	65

12.1.2 Confidentiality, Use and Non-Disclosure Obligations of Alfa	65

12.2 Exceptions to Confidentiality and Non-Disclosure Obligations	66

12.3 Permitted Disclosures	66

12.4 Return of Confidential Information	67

12.5 Injunctive Relief	67

12.6 Disclosure of Agreement; Press Releases	68

12.7 Restrictions on Publication	68

Article 13 REPRESENTATIONS AND WARRANTIES; COVENANTS	69

13.1 General Representations	69

13.1.1 Duly Organized	69

13.1.2 Due Execution	70

13.1.3 No Third Party Approval	70

13.1.4 Binding Agreement	70

13.2 Salix’s Representations	70

13.3 Alfa’s Representations	71

13.4 Covenants	72

13.5 Disclaimers of Representations and Warranties	72

Article 14 INDEMNIFICATION	72

14.1 Indemnification by Alfa	72

v

14.2 Indemnification by Salix	73

14.3 Insurance	74

14.4 Indemnification Procedures	74

14.4.1 Notice of Claim	74

14.4.2 Control of Defense	74

14.4.3 Settlement	74

14.4.4 Cooperation	75

14.4.5 Expenses	75

14.5 Limitations on Liability	75

Article 15 FORCE MAJEURE	76

Article 16 COMMENCEMENT, DURATION AND TERMINATION	76

16.1 Term of Agreement	76

16.2 Term of Certain Payment Obligations	76

16.3 Patent Challenges	77

16.4 Termination of the Agreement	78

16.5 License Survival During Bankruptcy	79

Article 17 PERIOD SUBSEQUENT TO THE TERMINATION OF THE AGREEMENT	80

17.1 Effect of Termination	80

17.2 Effect of Termination by Salix or Alfa in Respect of Crohn’s EIR Product	81

17.3 Effect of Termination on Sublicenses	82

17.4 Survival	83

17.5 Accrued Rights	83

Article 18 DISPUTE RESOLUTION	83

18.1 Good Faith Discussions	83

EXHIBIT D - [*] Report

EXHIBIT E - [*] Agreement

EXHIBIT F - Development Plan

EXHIBIT G - Alfa Intellectual Property Exceptions

EXHIBIT H - Section 13.2.1 Salix Patents

EXHIBIT I - Salix Sublicenses

EXHIBIT J - Alfa Sublicenses

EXHIBIT K - EIR Patent Applications

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

AMENDED AND RESTATED LICENSE AGREEMENT

AMENDED AND RESTATED LICENSE AGREEMENT (this “Agreement”) dated August 6, 2012 (the “Amendment Effective Date”) by and between Alfa Wassermann S.p.A., a corporation incorporated under the laws of Italy (“Alfa”), and Salix Pharmaceuticals, Inc., a corporation incorporated under the laws of the State of California, United States of America (“Salix”) (each, a “Party” and, collectively, the “Parties”).

WITNESSETH:

WHEREAS, Alfa and Salix are parties to a certain License Agreement, dated June 24, 1996 (the “1996 License Agreement”); and

WHEREAS, in order to address the agreements of the Parties regarding certain relevant developments that have occurred since the execution of the 1996 License Agreement, the Parties have determined to amend and restate the 1996 License Agreement in its entirety as set forth herein;

NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the Parties hereby agree as follows:

Article 1

RECITALS

It is acknowledged and agreed that the recitals to this Agreement and the Exhibits to this Agreement form an integral part hereof and are expressly incorporated in this Agreement.

Article 2

EFFECT ON 1996 LICENSE AGREEMENT

This Agreement amends and supersedes the 1996 License Agreement in its entirety. Upon the execution of this Agreement by both Parties, the 1996 License Agreement shall have no further force or effect.

Article 3

CERTAIN DEFINITIONS

In this Agreement:

“[*] License” has the meaning set forth in Section 4.3.3(a).

“[*] Patent Family” has the meaning set forth in Section 4.3.1.

“[*] Application” has the meaning set forth in Section 11.2.2.

“Acceptable Product Profile” means in respect of a particular pharmaceutical product for a particular indication [*].

“Additional Crohn’s Product” has the meaning set forth in Section 4.1.2(b)(vi).

“Adverse Event” has the meaning set forth in the Safety Data Exchange Agreement, as it may be amended from time to time. The current versions of all definitions used in this Agreement that are incorporated herein by reference to the Safety Data Exchange Agreement are set forth in Appendix 1.

“Affiliate” means with respect to Alfa, Salix or a Third Party, as the case may be, any Person or other entity that directly or indirectly controls, is controlled by or is under common control with such other Person. For the purpose of this definition and the definition of “Controlling Third Party,” “control” means (a) the possession of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise, or (b) the ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities or other ownership interest of such Person.

“Alfa Confidential Information” has the meaning set forth in Section 12.1.1.

“Alfa Know-How” means all Know-How (a) related to the composition of matter of the Compound insofar as relevant to uses within the Field or (b) related to the methods of use of the Compound within the Field that is Controlled by Alfa or its Affiliates as of the Amendment Effective Date or at any time during the term of this Agreement, whether or not patented or patentable, but only to the extent not claimed in or covered by any published or otherwise publicly available Alfa Licensed Patent or Joint Patent. Alfa Know-How shall not include Alfa’s interest in (y) any Joint Know-How or (z) Know-How Controlled by a Controlling Third Party of Alfa to the extent such Controlling Third Party’s Know-How was Controlled by such Controlling Third Party (and not by Alfa) prior to the completion of such transaction or series of related transactions through which the Controlling Third Party acquired such status.

“Alfa Licensed Patents” means

(a) the Patents listed in Exhibit A and any continuations, continuations-in-part, provisionals, converted provisionals and continued prosecution applications, divisionals, reexaminations, reissues, revalidations, substitutes, extensions, and renewals of any of the foregoing Patents, including any Patents claiming priority to such Patents or applications; and

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

(b) all Patents (i) related to the composition of matter of the Compound insofar as relevant to uses within the Field or (ii) related to the methods of use of the Compound within the Field that are Controlled by Alfa or its Affiliates as of the Amendment Effective Date or at any time during the term of this Agreement;

but excluding Alfa’s interest in (y) any Joint Patents or (z) any Patents Controlled by a Controlling Third Party of Alfa to the extent such Controlling Third Party’s Patents were Controlled by such Controlling Third Party (and not by Alfa) prior to the completion of such transaction or series of related transactions through which the Controlling Third Party acquired such status.

“Alfa Licensed Product” means a Rifaximin Product which as of the Amendment Effective Date or at any time during the term of this Agreement is covered by or uses or employs one or more rights within the Alfa Technology Rights or Joint Technology Rights, including a product which (a) as of the Amendment Effective Date or at any time during the term of this Agreement is covered by at least one Valid Claim of an Alfa Licensed Patent or Joint Patent, (b) as of the Amendment Effective Date or at any time during the term of this Agreement is Manufactured with or uses or employs a process covered by at least one Valid Claim of an Alfa Licensed Patent or Joint Patent, or (c) as of the Amendment Effective Date or at any time during the term of this Agreement utilizes or includes Alfa Know-How or Joint Know-How.

“Alfa Licensed Trademarks” has the meaning set forth in the Trademark License Agreement (Alfa to Salix).

“Alfa Technology Rights” means all Alfa Licensed Patents, all Alfa Know-How and all Clinical Data Controlled by Alfa or its Affiliates that relates to the Exploitation of Rifaximin Products in the Field.

“Alfa Territory” means the entire world excluding the Salix Territory.

“Amendment Effective Date” means the effective date of this Agreement as set forth in the first paragraph hereof.

“[*] Claims” means those claims set forth in the [*] Patent Family that claim an [*] of the Compound.

“ANDA” has the meaning set forth in the definition of Prescription Competitive Generic Product.

“API” has the meaning set forth in the definition of “Net Sales.”

“[*] Agreement” has the meaning set forth in Section 4.9.

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

“Business Day” means any day other than a Saturday or a Sunday on which banking institutions in both New York, New York and Bologna, Italy are open for the conduct of routine banking business at their counters in the said cities.

“Calendar Year” means each successive period of twelve (12) calendar months commencing on January 1 and ending on December 31.

“[*]” has the meaning set forth in Section 4.2.7(b).

“cGLP” means the current Good Laboratory Practice standards promulgated or endorsed by the FDA, HPFB or the EMA, including those regulatory requirements set forth in 21 C.F.R. (part 58) and associated guidelines, as amended from time to time.

“cGMP” means the current Good Manufacturing Practice standards promulgated or endorsed by the FDA, HPFB or the EMA, including those regulatory requirements set forth in the FFDCA and 21 C.F.R. (parts 210, 211, 600 and 610) and associated guidelines, in each case as amended from time to time.

“Change of Control” means the occurrence of any of the following event:

(a) the acquisition of Salix by a Competitor, whether pursuant to a purchase of all or a majority of the issued and outstanding capital stock of Salix, merger, consolidation, purchase of all or substantially all of Salix’s assets, or otherwise,

(b) if a Competitor acquires or controls (by proxy or otherwise) a sufficient quantity of Salix’s stock to elect a majority of Salix’s board of directors or a key committee of the board of directors, such as its audit committee or executive committee;

(c) if a Competitor obtains the ability to direct or control the policies of Salix;

(d) the acquisition by Salix of a Competitor, whether pursuant to a purchase of all or a majority of the issued and outstanding capital stock of a Competitor, merger, consolidation, purchase of all or substantially all of Salix’s assets, or otherwise;

(e) if Salix acquires or controls (by proxy or otherwise) a sufficient quantity of a Competitor’s stock to elect a majority of the Competitor’s board of directors or a key committee of the board of directors, such as its audit committee or executive committee; or

(f) if Salix obtains the ability to direct or control the policies of a Competitor.

“[*]” means [*] located in [*].

“[*] Territory” means [*] and each of their respective possessions and territories and such other countries as may be added in writing from time to time under Section [*] of the [*] License Agreement.

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

“Claimant” has the meaning set forth in Section 14.4.

“Clinical Data” means, in respect of a pharmaceutical product, all Know-How with respect to the product made, collected or otherwise generated under or in connection with the Clinical Trials for the product, including (a) any data, reports and results with respect to Clinical Trials; (b) protocols, statistical analysis plans, investigator brochures, and other background documents/roadmaps for performance of the Clinical Trials (as each of them may be amended from time to time); (c) information such as qualifications of the investigators; (d) assessments of the Clinical Trials (e.g., monitoring reports of the sponsor, audit protocols and audit results, regulatory inspection observations and follow-up (these are tools used to judge whether a study was performed as intended)); and (e) regulatory and IRB/ethics committee submissions or communications related to a Clinical Trial (e.g., IND submissions, IRB reports).

“Clinical Trial” means (a) any investigation in human subjects intended to discover or verify the clinical, pharmacological or other pharmacodynamic effects of one or more investigational medicinal product(s), or to identify any adverse reactions to one or more investigational medicinal product(s) or to study absorption, distribution, metabolism and excretion of one or more investigational medicinal product(s) with the object of ascertaining its (their) safety or efficacy and (b) post-approval studies of an approved pharmaceutical product, including investigations to monitor or elucidate characteristics of the drug (e.g. post-approval observational studies to look for safety signals).

“Commercialization” means, in respect of a particular pharmaceutical product, any and all activities (whether before or after receipt of Marketing Approval in respect of the product) directed to the marketing, detailing and Promotion of the product after Marketing Approval for such product has been obtained, and includes marketing, Promoting, detailing, marketing research, distributing, offering to commercially sell and commercially selling the product, importing, exporting or transporting the product for commercial sale, and regulatory affairs with respect to the foregoing. When used as a verb, “Commercializing” means engaging in Commercialization and “Commercialize” and “Commercialized” shall have corresponding meanings.

“Commercialization Milestone Payment(s)” has the meaning set forth in Section 4.1.2(b)(iii).

“Commercially Reasonable Efforts” means, with respect to the efforts to be expended by any Party with respect to any objective, reasonable, diligent, good faith efforts to accomplish such objective as such Party would use in its ordinary course of business to accomplish a similar objective under similar circumstances. With respect to any objective relating to the Development and Commercialization of a [*] by either Party, “Commercially Reasonable Efforts” means [*]. Without limiting the generality of the foregoing, “Commercially Reasonable Efforts” as it applies to the Development of a [*]. In the event that a Party has such a reasonable basis to so diverge from the Development Plan, such Party shall [*].

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

“Competitor” means any business enterprise engaged in the Development, registration, Promotion, Commercialization or Manufacturing of the Compound, Rifaximin Products, or products that directly compete against Rifaximin Products in the Field).

“Completion of Phase II Clinical Trials” in respect of a pharmaceutical product means the completion of each of the following: (a) delivery of the final report and presentation of the analysis and results of the Phase II Clinical Trial including the raw data underlying the report, and (b) a sufficient period of time after last dosing of the last patient in a Clinical Trial of such product so as to observe any patient response and Adverse Effects, the principal purpose of which is a determination of safety and efficacy in the target patient population.

“Compound” means the chemical compound known as “rifaximin”, which is [*]. For the avoidance of doubt, [*] shall constitute Compound.

“Compound Supply Agreement” means that certain Supply Agreement between Alfa and Salix related to the supply of the Compound, dated June 24, 1996, as amended [*], and as further amended by Amendment Number Two being entered into simultaneous with this Agreement.

“Confidential Information” means all information provided by or on behalf of one Party to the other Party, whether before or after the Amendment Effective Date, including, information relating to Rifaximin Products, the Compound, any Development or Commercialization of Rifaximin Products, and the information, findings, data, and files developed or maintained by a Party or its Affiliates in connection with obtaining or maintaining Regulatory Approvals for the Compound for Existing Indications or New Indications, original documents, patent applications, data analysis, drawings, models, samples, compounds, devices, specifications, flow sheets, descriptions, submissions to regulatory authorities, and other tangible material and copies thereof, whether or not such information is identified as confidential or proprietary. Without limiting the generality of the foregoing, all draft patent applications or other documents intended to be filed in a patent office and forwarded by the disclosing Party to the receiving Party shall be Confidential Information, whether or not such documents are so indicated.

“Control” means, with respect to any Intellectual Property Right, Regulatory Documentation, Clinical Data, trademark or trade name, possession of the right, whether directly or indirectly, and whether by ownership, license or otherwise (other than by operation of any license and other grants hereunder, under the Supply Agreements, or under the Trademark License Agreements), to assign or grant a license, sublicense or other right to or under such Intellectual Property Right, Regulatory Documentation, Clinical Data, trademark or trade name as provided for herein or any other agreement or other instrument contemplated hereby without violating the terms of any agreement or other arrangement with any Third Party.

“Controlling Third Party” means, in respect of a particular Person, a Third Party that becomes an Affiliate of such Person pursuant to a transaction or series of related transactions as a result of which such Third Party is able to elect a majority of the members of the board of directors of such Person (or its successor company) or any of its controlling Affiliates.

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

“Crohn’s EIR License” has the meaning set forth in Section 4.1.2(a).

“Crohn’s EIR Product” means a Crohn’s Rifaximin Product that contains the EIR Formulation.

“Crohn’s EIR Trademark” has the meaning set forth in the Trademark License Agreement (Alfa to Salix).

“Crohn’s Rifaximin Product” means a pharmaceutical product that is (a) for the prevention, treatment or amelioration of Crohn’s disease and (b) contains the Compound.

“Development” means, in respect of a particular pharmaceutical product, all activities related to pre-clinical and other non-clinical testing, test method development and stability testing, toxicology, formulation, process development, Manufacturing scale-up, qualification and validation, quality assurance/quality control, Clinical Trials, including Manufacturing in support thereof, statistical analysis and report writing, the preparation and submission of Regulatory Documentation, regulatory affairs with respect to the foregoing and all other activities necessary or reasonably useful or otherwise requested or required by a Regulatory Authority as a condition or in support of obtaining, maintaining or modifying a Regulatory Approval in respect of such product. When used as a verb, “Develop” means to engage in Development.

“Development Milestone Payment” has the meaning set forth in Section 4.1.2(b)(ii)(A).

“Development Milestone Reduction” has the meaning set forth in Section 4.1.2(b)(ii)(B).

“Development Plan” has the meaning set forth in Section 6.2.1(a).

“Discoverer” has the meaning set forth in Section 8.1.1.

“Dollars” or “$” means United States Dollars.

“Drug Master File” means, in respect of a particular pharmaceutical product, any drug master file filed with the FDA or any other Regulatory Authority with respect to any intermediate of such product.

“EIR Formulation” means the Compound in the form of extended intestinal release, [*], including the descriptions set forth in the patent applications listed in Exhibit K.

“EIR Supply Agreement” means that certain Supply Agreement between Alfa and Salix, of even date herewith, relating to the supply of the Crohn’s EIR Product and Other EIR Products.

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

“EMA” means the European Medicines Agency, or any successor agency.

“EOP2” means the end of Phase II meeting conducted with a Regulatory Authority in the Salix Territory.

“European Union” or “EU” means the economic, scientific and political organization of European member states, as its membership may be altered from time to time, and any successor thereto, and which, as of the Amendment Effective Date, consists of Austria, Belgium, Bulgaria, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, The Netherlands, Poland, Portugal, Romania, Slovakia, Slovenia, Spain, Sweden and the United Kingdom, and that certain portion of Cyprus included in such organization.

“Existing Indications” mean (a) traveler’s diarrhea, (b) hepatic encephalopathy and (c) irritable bowel syndrome.

“Existing Indications License” has the meaning set forth in Section 4.1.1(a).

“Existing Indications EIR License” has the meaning set forth in Section 4.1.3(a).

“Exploit” means, in respect of a particular pharmaceutical product, to make, have made, import, use, sell or offer for sale, including to research, Develop, Commercialize, register, Manufacture, have Manufactured, hold or keep (whether for disposal or otherwise), use, have used, export, transport, distribute, Promote, or otherwise dispose of such product, and “Exploitation” means the act of Exploiting a product or process.

“FDA” means the United States Food and Drug Administration, or any successor agency.

“FFDCA” means the United States Federal Food, Drug, and Cosmetic Act, as amended.

“Field” means the prevention, treatment, amelioration, diagnosis or monitoring of human (a) gastrointestinal and respiratory tract diseases and conditions and (b) hepatic encephalopathy.

“Hatch-Waxman Act” means the Drug Price Competition and Patent Term Restoration Act of 1984, as amended.

“HPFB” means the Canadian Health Products and Food Branch, or any successor agency thereto.

“IND” means an investigational new drug application, clinical study application, clinical trial exemption, or similar application or submission for approval to conduct human clinical investigations filed with or submitted to a Regulatory Authority in conformity with the requirements of such Regulatory Authority.

“Indemnitor” has the meaning set forth in Section 14.4.

“Initial U.S. Marketing Approval” of a particular pharmaceutical product for a particular indication means the approval of such product by the FDA for commercial sale and marketing for such indication in the United States.

“Intellectual Property Rights” means any and all rights in any invention, whether or not patentable, discovery or Know-How, including Patents, copyrights, trade secrets or any other proprietary information protectable by statutory provision or common law doctrine, but specifically excluding trademarks and trade names.

“IRB” means an “institutional review board” as defined in 21 C.F.R. Part 56.

“Joint Clinical Data” means all Clinical Data developed jointly by or on behalf of Salix or its Affiliates or Sublicensees and Alfa or its Affiliates or Sublicensees.

“Joint Know-How” means all Know-How created or developed jointly by or on behalf of Salix or its Affiliates or Sublicensees and Alfa or its Affiliates or Sublicensees, but only to the extent not claimed in or covered by any published or otherwise publicly available Joint Patent. Joint Know-How shall not include any Salix Know-How or Alfa Know-How.

“Joint Patents” means (a) the Patents set forth on Exhibit C and (b) any other Patent that claims or covers any invention, development or discovery and which Patent names at least one inventor from both (i) Salix or its Affiliates, Sublicensees or any Person acting on Salix’s behalf, and (ii) Alfa or its Affiliates, Sublicensees or any Person acting on Alfa’s behalf, and any continuations, continuations-in-part, provisionals, converted provisionals and continued prosecution applications, divisionals, reexaminations, reissues, revalidations, substitutes, extensions, and renewals of any of the foregoing Patents or applications, including any Patents or patent applications claiming priority to such Patents or patent applications.

“Joint Technology Rights” means the Joint Patents, the Joint Know-How, and the Joint Clinical Data.

“Know-How” means any and all data, information, technology, specifications, processes, methods, designs, raw materials, results, assistance, trade secrets, special ability, formulations, compositions, discoveries, and developments and Manufacturing techniques (in the case of all of the foregoing whether or not confidential, proprietary and whether in written, electronic or any other form now known or hereafter developed during the term of this Agreement).

“Launch Date” means (a) with respect to an Alfa Licensed Product for an Existing Indication, July 12, 2004, and (b) with respect to an Alfa Licensed Product for a New Indication or a Crohn’s EIR Product, the Putting into Commerce of the first Alfa Licensed Product for a New Indication or Crohn’s EIR Product, as applicable, that is Put into Commerce after the Amendment Effective Date; provided that for purposes of the definition of Launch Date only, any Alfa Licensed Product containing the EIR Formulation would be considered to be for a New Indication, regardless of the disease or disorder for which it is prescribed or labeled.

“Licensed Patents” means the Alfa Licensed Patents or the Salix Licensed Patents.

“Licensed Product(s)” means the Alfa Licensed Products or Salix Licensed Products.

“Licensee” means the Party to whom a license has been granted pursuant to Article 4 of this Agreement.

“Licensor” has the meaning set forth in Section 4.6.

“[*] Committee” has the meaning set forth in Section 6.3.1.

“Losses” has the meaning set forth in Section 14.1.

“MAA” means a Marketing Authorization Application filed with the EMA in the European Union or other Regulatory Authority in another jurisdiction of the Alfa Territory.

“Manufacture” and “Manufacturing” means, in respect of a particular pharmaceutical product, and without limitation, all activities related to the production, manufacture, processing, formulation, filling, finishing, packaging, labeling, shipping, handling, holding, storage and warehousing of such product or any intermediate thereof, including process development, process qualification and validation, scale-up, pre-clinical, clinical and commercial manufacture and analytic development, product characterization, stability testing, quality assurance and quality control.

“Marketing Approval” means, with respect to a particular pharmaceutical product and a particular country or other jurisdiction, any and all approvals, registrations, certificates, licenses or authorizations of any Regulatory Authority necessary to Commercialize such product in such country or jurisdiction, including, where applicable, (a) pricing or reimbursement approval in such country or jurisdiction, (b) pre- and post-approval manufacturing and marketing authorizations (including any prerequisite marketing approval), (c) drug naming approvals and Product Labeling approval, and (d) technical, medical and scientific licenses.

“NDA” means a New Drug Application as defined in the FFDCA (and the regulations promulgated thereunder) filed with the FDA, including supplemental NDAs, and equivalent applications or submissions in other jurisdictions.

“Net Sales” means [*]. With respect to sales of a Crohn’s EIR Product or Licensed Product which is sold as a combination product containing at least one other active pharmaceutical ingredient (“API”) beside the Compound, Net Sales shall be calculated [*]

[*].

If the other API(s) included in the combination product are not sold by the Licensee, Net Sales for the combination product shall be calculated by [*].

If a Crohn’s EIR Product or Licensed Product is not sold on arm’s length terms but is used or otherwise disposed of on a commercial basis by a Third Party, the price that would have been charged (after the deductions set forth above) on an arm’s length sale in such country shall be deemed the Net Sales for the sale of such Crohn’s EIR Product or Licensed Product, provided that any Crohn’s EIR Product or Licensed Product supplied and used in Clinical Trials or for other research or Development activities or reasonably and customarily supplied for promotional care purposes as samples or for charitable or indigent care purposes shall not be treated as being disposed of on a commercial basis and shall be ignored for the purpose of calculating Net Sales.

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

For clarification, for the purpose of calculating Net Sales of a Crohn’s EIR Product or Licensed Product, if a Crohn’s EIR Product or Licensed Product is sold as part of a package offering with one or more other products that are not Crohn’s EIR Products or Licensed Products, any discounts or other price concessions of the types referred to above which are directed to the other products but not to the Crohn’s EIR Product or Licensed Product shall not be taken as a deduction against gross sales.

“New Indication” means any condition, disorder or disease within the Field excluding Existing Indications.

“New Indication Trademarks” has the meaning set forth in the Trademark License Agreement (Alfa to Salix). For clarity, New Indication Trademarks shall not include the Crohn’s EIR Trademark or the Other EIR Trademarks.

“Orange Book” means the Approved Drug Products with Therapeutic Equivalence Evaluation published by the FDA’s Center for Drug Evaluation and Research, as updated and modified from time to time.

“Other EIR Products” means Rifaximin Products having the EIR Formulation, excluding the Crohn’s EIR Product.

“Other EIR Trademarks” has the meaning set forth in the Trademark License Agreement (Alfa to Salix).

“Other Forms Claims” means the claims set forth in the [*] Patent Family but excluding the [*] Claims.

“Other New Formulation” means a novel formulation of the Compound other than the [*] Formulation discovered by or on behalf of Salix or its Affiliates after the Amendment Effective Date, which is distinct from any of the formulations of the Compound currently included in Rifaximin Products.

“Other New Formulation Product” has the meaning set forth in Section 4.2.5(a).

“Other New Formulation Trademarks” has the meaning set forth in Section 4.2.5(a).

“Patents” means all national, regional and international patents and patent applications, including provisional patent applications, utility models, petty patents, design patents, certificates of invention and other similar rights, so-called pipeline protection, any importation, revalidation, confirmation or introduction patent or registration patent or patent of additions.

“Patent Defense Agreement” means the agreement between the Parties, [*], pertaining to the allocation of responsibilities and sharing of expenses related to challenges to and actions for infringement of Alfa Licensed Patents in the Salix Territory.

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

“Person” means any individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a government or political subdivision, department or agency of a government.

“[*] Report” means the report of [*] to Alfa, dated [*], pertaining to the valuation of a Crohn’s EIR Product, a copy of which is annexed hereto as Exhibit D.

“Prescription Competitive Product” means, in respect of a particular Crohn’s EIR Product or Alfa Licensed Product or a particular Salix Licensed Product, as the case may be, and a particular country, any Rifaximin Product (excluding Rifaximin Products made by or for a Party or any of its Affiliates, licensees, Sublicensees or other parties with whom the Party has a business relationship) that is labeled, advertised, marketed, promoted or intended for use within the Field in such country for any indication that is the same as any indication for which the applicable Crohn’s EIR Product or Licensed Product is labeled, advertised, marketed, promoted or intended for use in such country within the Field, but excluding (a) any Rifaximin Product that is sold as an over-the-counter product or a dietary supplement or food product, (b) any product which Salix or Alfa, as the case may be, has authorized to be sold as a generic product and (c) any such Rifaximin Product that infringes a Valid Claim of an Alfa Licensed Patent, Salix Licensed Patent, Joint Patent, or, in the case of Rifaximin Product containing [*] of the Compound, Valid Claims of the [*] Patent Family or patents issued from it and excluding Prescription Competitive Generic Products.

“Prescription Competitive Generic Product” means, in respect of a particular Crohn’s EIR Product or Alfa Licensed Product or a particular Salix Licensed Product, as the case may be, and a particular country, any Rifaximin Product (excluding Rifaximin Products made by or for a Party or any of its Affiliates, licensees or Sublicensees) that has

(a) received Marketing Approval in such country under an Abbreviated New Drug Application (“ANDA”) (or foreign equivalent) in which the particular Crohn’s EIR Product or Alfa Licensed Product or Salix Licensed Product is the reference product for the Rifaximin Product approved under such ANDA (or foreign equivalent), or

(b)(i) has the same active ingredient, dosage form, dosage strength, route of administration, and labeling (with due allowance for differing trade dress and similar variations) for use within the Field in such country as the applicable Crohn’s EIR Product or Licensed Product that has received Marketing Approval in such country, and for which the competitive Rifaximin Product has received Marketing Approval within the Field or (ii) received Marketing Approval in such country under an application filed under FFDCA Section 505(b)(2) (or foreign equivalent) and with respect to both of the preceding clauses (ii) and (ii), has been shown to be bioequivalent to the Crohn’s EIR Product Licensed Product, but excluding (x) any such Rifaximin Product that is sold as an over-the-counter product or a dietary supplement or food product, (y) any product which Salix or Alfa, as the case may be, has

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

authorized to be sold as a generic product, and (z) any such Rifaximin Product that infringes a Valid Claim of an Alfa Licensed Patent, Salix Licensed Patent, Joint Patent, or, in the case of Rifaximin Product containing [*] of the Compound, Valid Claims of the [*] Patent Family or patents issued from it.

“Product Failure” has the meaning set forth in Section 4.1.2(b)(vi).

“Product Labeling” means, with respect to a particular pharmaceutical product, a particular indication, and a particular country or other jurisdiction, (a) the Regulatory Authority-approved full prescribing information for such product for such indication for such country or jurisdiction, including any required patient information, and (b) all labels and other written, printed or graphic matter upon a container, wrapper or otherwise, including any package insert, utilized with or for the marketing, sale or other Commercialization of such product for such indication in such country or jurisdiction.

“Promotion” means those activities normally undertaken by a pharmaceutical company’s sales force (including electronic detailing, advertising and meeting with physicians, whether undertaken by the company’s sales force or not) to implement marketing plans and strategies aimed at encouraging the appropriate use of a product. When used as a verb, “Promote” means to engage in such activities. With respect to Salix’s Promotion of a Crohn’s EIR Product or Alfa Licensed Product, Promotion includes those activities actually undertaken by Salix’s sales force to implement marketing plans and strategies aimed at encouraging the appropriate use of the Crohn’s EIR Product or Alfa Licensed Product.

“Promotional Materials” means, with respect to a particular pharmaceutical product, all [*] materials with respect to such product and all [*] intended for use or used by a Party or its Affiliates in connection with any Promotion of such product, except Product Labeling for such product.

“Put into Commerce” means the first commercial sale of a Crohn’s EIR Product or Licensed Product to Third Parties (excluding Sublicensees) by or on behalf of a Licensee or any Sublicensee of a Licensee under the terms of this Agreement made in any part of the Salix Territory (where Salix is the Licensee) or the Alfa Territory (where Alfa is the Licensee), as applicable, after all relevant Marketing Approvals shall have been granted by the relevant Regulatory Authorities in respect of the Crohn’s EIR Product or Licensed Product in the Salix Territory or Alfa Territory, as applicable.

“Recipient” has the meaning set forth in Section 8.1.1.

“Regulatory Approval” means, in respect of a particular country, the technical, medical and scientific licenses, registrations, authorizations and approvals of any Regulatory Authority necessary for the Development, clinical testing, Manufacture, distribution, marketing, promotion, offering for sale, use, import, export, sale or other Commercialization of a drug product in such country, including Marketing Approvals, INDs, NDAs, biologic license applications, supplements and amendments, pre- and post-approvals, pricing or reimbursement approvals, drug naming approvals, and Product Labeling approvals.

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

“Regulatory Authority” means any applicable supra-national, federal, national, regional, state, provincial or local regulatory agencies, departments, bureaus, commissions, councils or other government entity, including the FDA, EMA and the HPFB, regulating or otherwise exercising authority with respect to the Development, Commercialization, Manufacturing and Promotion (including the determination of pricing/reimbursement) of pharmaceutical products in any country or other jurisdiction.

“Regulatory Documentation” means, with respect to a particular pharmaceutical product, all Regulatory Approvals and applications therefor, all correspondence submitted to or received from the Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority), and all supporting documents and all Clinical Trials, in each case, relating to such product, and all data contained in any of the foregoing, including Promotional Materials, Clinical Data, periodic safety update reports, adverse event files and complaint files, Manufacturing records (including any chemistry, Manufacturing or control data) and, if applicable, any updates or supplements to any of the foregoing.

“Regulatory Exclusivity” means, with respect to any country, an additional market protection, other than Patent protection, granted by a Regulatory Authority in such country which confers an exclusive Commercialization period during which a Licensee or its Affiliates or Sublicensees have the exclusive right to market, price, and sell a Crohn’s EIR Product or Licensed Product in such country through a regulatory exclusivity right, such as new chemical entity exclusivity, new use or indication exclusivity, new formulation exclusivity, orphan drug exclusivity, pediatric exclusivity, or any applicable data exclusivity.

“Related Agreements” mean (a) the Supply Agreements, (b) the [*] Agreement, (c) the Safety Data Exchange Agreement, (e) the Trademark License Agreement (Alfa to Salix), (e) the Trademark License Agreement (Salix to Alfa), and (f) the Quality Agreement between the Parties referenced in the EIR Supply Agreement.

“Rifaximin Product” means any pharmaceutical, biological or other composition, preparation or other type of product (including any over-the-counter product) that contains the Compound (including any such product that contains the Compound together with one or more other active ingredients (which may be either combined in a single formulation or bundled with separate formulations but sold as one product)).

“Safety Data Exchange Agreement” means the agreement between the Parties, dated [*], pertaining to the safety policies and procedures regarding the Compound or the Rifaximin Products, as it may be amended from time to time.

“[*] License Agreement” has the meaning set forth in Section 4.2.7(b).

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

“[*]” means those Patents and Know-How that are licensed by [*] to Salix pursuant to the [*] License Agreement.

“[*] License Agreement” means that certain Exclusive License Agreement, dated [*], between [*].

“Salix Confidential Information” has the meaning set forth in Section 12.1.2.

“Salix Designated Indication” has the meaning set forth in Section 4.2.2.

“Salix Designated Indication License” has the meaning set forth in Section 4.2.2.

“Salix Designated Indication Product” means a product Developed by or for Salix for the Salix Designated Indication and designated by Salix pursuant to the provisions of Section 4.2.2 to be available for license to Alfa pursuant to the Salix Designated Indication License.

“Salix Designated Indication Trademark” has the meaning set forth in Section 4.2.5(a).

“Salix Know-How” means all Know-How (a) related to the composition of matter of the Compound insofar as relevant to uses within the Field or (b) related to the methods of use of the Compound within the Field that is Controlled by Salix or its Affiliates as of the Amendment Effective Date or at any time during the term of this Agreement, whether or not patented or patentable, but only to the extent not claimed in or covered by any published or otherwise publicly available Salix Licensed Patent or Joint Patent. Salix Know-How shall not include Salix’s interest (x) in the [*], (y) any Joint Know-How, (z) any Know-How Controlled by a Controlling Third Party of Salix to the extent such Controlling Third Party’s Know-How was Controlled by such Controlling Third Party (and not by Salix) prior to the completion of such transaction or series of related transactions through which the Controlling Third Party acquired such status.

“Salix Licensed Patents” means

(a) all Patents listed in Exhibit B and any continuations, continuations-in-part, provisionals, converted provisionals and continued prosecution applications, divisionals, reexaminations, reissues, revalidations, substitutes, extensions, and renewals of any of the foregoing Patents or applications, including any Patents or patent applications claiming priority to such Patents or patent applications; and

(b) all Patents pertaining to the Compound (i) related to the composition of matter of the Compound insofar as relevant to uses within the Field or (ii) related to the methods of use of the Compound within the Field that are Controlled by Salix or its Affiliates as of the Amendment Effective Date or at any time during the term of this Agreement;

but excluding Salix’s interest in (w) the [*], (x) Joint Patents, (y) the [*] Patent Family, or (z) Patents Controlled by a Controlling Third Party of Salix to the extent such Controlling Third Party’s Patents were Controlled by such Controlling Third Party (and not by Salix) prior to the completion of such transaction or series of related transactions through which the Controlling Third Party acquired such status.

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

“Salix Licensed Product” means a Rifaximin Product which as of the Amendment Effective Date or at any time during the term of this Agreement is covered by or uses or employs one or more rights within the Salix Technology Rights, Other Forms Claims of the [*] Patent Family, or Joint Technology Rights, including a product which (a) as of the Amendment Effective Date or at any time during the term of this Agreement is covered by at least one Valid Claim of a Salix Licensed Patent, Other Forms Claim of the [*] Patent Family, or Joint Patent, (b) as of the Amendment Effective Date or at any time during the term of this Agreement is Manufactured with or uses a process covered by at least one Valid Claim of a Salix Licensed Patent, Other Forms Claim of the [*] Patent Family, or Joint Patent, or (c) as of the Amendment Effective Date or at any time during the term of this Agreement utilizes or includes Salix Know-How or Joint Know-How.

“Salix Licensed Trademarks” has the meaning set forth in the Trademark License Agreement (Salix to Alfa).

“Salix New Indications License” has the meaning set forth in Section 4.1.4(a).

“Salix Technology Rights” means all Salix Licensed Patents, all Salix Know-How, and all Clinical Data Controlled by Salix or its Affiliates that relates to the Exploitation of Rifaximin Products in the Field.

“Salix Territory” means the United States (including its territorial possessions, territories and the Commonwealth of Puerto Rico) and Canada.

“[*] Formulation” means the Compound in the form of [*] currently being pursued by Salix as described in documents previously delivered by Salix to Alfa. Upon completion by Salix of Phase I studies in respect of [*] formulations of the Compound, the Parties shall mutually agree, in good faith, to a revised definition of [*] Formulation that reflects the lead [*] formulation that has been developed by Salix at that point. Such revised definition of [*] Formulation shall be memorialized by the Parties in a writing executed by both Parties and thereupon shall be and become the definition of [*] Formulation.

“[*] / Other New Formulation License” has the meaning set forth in Section 4.2.3(a).

“Steering Committee” has the meaning set forth in Section 6.2.5(a).

“Sublicensee” means a Person, other than an Affiliate, that is granted a sublicense by a Party under the license grants hereunder, as provided in Sections 4.1.6, 4.2.6 or 4.3.3(b), as the case may be, or that was granted a similar sublicense under the 1996 License Agreement.

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

“Supply Agreements” means (a) the Compound Supply Agreement and (b) the EIR Supply Agreement.

“Third Party” means any Person or entity other than Salix, Alfa, or their respective Affiliates.

“Trademark License Agreement (Alfa to Salix)” has the meaning set forth in Section 4.1.5.

“Trademark License Agreement (Salix to Alfa)” has the meaning set forth in Section 4.2.5(b).

“Trademark License Agreements” means (a) the Trademark License Agreement (Alfa to Salix) and (b) the Trademark License Agreement (Salix to Alfa).

“Valid Claim” means, in respect of any country:

(a) any claim of an issued and unexpired Patent in such country that (i) has not been held permanently revoked, unenforceable or invalid by a decision of a court or governmental agency of competent jurisdiction, which decision is unappealable or unappealed within the time allowed for appeal and (ii) has not been abandoned, disclaimed, denied or admitted to be invalid or unenforceable or disclaimer;

(b) a claim of a pending patent application in such country that was filed and is being prosecuted in good faith and has not been abandoned or finally disallowed without the possibility of appeal or re-filing of the application; provided that such prosecution has not been ongoing for more than [*] years.

“Valuation Principles” has the meaning set forth in Section 4.2.2(b).

“Xifaxan Trademark” has the meaning set forth in the Trademark License Agreement (Alfa to Salix).

Article 4

LICENSE GRANTS AND COMPENSATION

4.1 Alfa Grant of Licenses to Salix

4.1.1 Existing Indications License (Excluding EIR Formulation)

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

(a) License Grant. Subject to the terms and conditions of this Agreement, Alfa hereby grants to Salix (i) an exclusive (including with respect to Alfa and its Affiliates), non-transferable (save as provided herein), royalty-bearing license (with the right to sublicense as set forth herein) under the Alfa Technology Rights and Alfa’s rights in the Joint Technology Rights, excluding in each case Alfa Technology Rights and Joint Technology Rights pertaining to the EIR Formulation (which is addressed in Sections 4.1.2, 4.1.3 and 4.1.4), to Exploit (but not to Manufacture or have Manufactured) Rifaximin Products for Existing Indications within the Field in the Salix Territory and (ii) a non-exclusive right and license (with the right to sublicense as set forth herein) under the Alfa Technology Rights and Alfa’s rights in the Joint Technology Rights to Develop Rifaximin Products for Existing Indications within the Field in the Alfa Territory (the “Existing Indications License”).

(b) Consideration. With respect to the Existing Indications License, Salix shall pay to Alfa royalties at the following royalty rates calculated on Net Sales of Alfa Licensed Products not having the EIR Formulation for Existing Indications in the Salix Territory (during the term specified in Section 16.2.1) by Salix and its Affiliates and Sublicensees based on the total quantity of Compound in the Alfa Licensed Products not having the EIR Formulation for Existing Indications sold in the Salix Territory by Salix and its Affiliates and Sublicensees in each Calendar Year:

Quantity of Compound in the Alfa Licensed Products Not Having the EIR
Formulation for the Existing Indications Sold in the Salix Territory by Salix and its
Affiliates and Sublicensees in the Relevant Calendar Year

Royalty Rate as a Percentage (%) of Net Sales of Net Sales

On the first [*]	[*]%

On amounts greater than [*] but less than or equal to [*]	[*]%

On amounts greater than [*] but less than or equal to [*]	[*]%

On amounts greater than [*]	[*]%

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

4.1.2 Crohn’s EIR License .

(a) License Grant. Subject to the terms and conditions of this Agreement, Alfa hereby grants to Salix (i) an exclusive (including with respect to Alfa and its Affiliates), non-transferable (save as provided herein), royalty-bearing license (with the right to sublicense as set forth herein) under the Alfa Technology Rights (including those pertaining to the EIR Formulation) and Alfa’s rights in the Joint Technology Rights (including those pertaining to the EIR Formulation) to Exploit (but not to Manufacture or have Manufactured) Rifaximin Products for the treatment, prevention or amelioration of Crohn’s disease in the Salix Territory and (ii) a non-exclusive right and license (with the right to sublicense as set forth herein) under the Alfa Technology Rights and Alfa’s rights in the Joint Technology Rights to Develop anywhere in the world Rifaximin Products for the treatment, prevention or amelioration of Crohn’s disease (collectively, the licenses granted under clauses (i) and (ii) are referred to herein as the “Crohn’s EIR License”).

(b) Consideration. The consideration to be paid by Salix to Alfa with respect to the Crohn’s EIR License shall be as follows:

(i) License Fee. Within [*] Business Days following the execution of this Agreement, Salix shall make a non-refundable and non-creditable payment to Alfa of ten million Dollars ($10,000,000).

(ii) Development Milestone.

(A) Salix shall pay to Alfa a one-time, non-refundable and non-creditable payment of twenty-five million Dollars ($25,000,000) (the “Development Milestone Payment”) within [*] Business Days of receipt by Salix from Alfa of an invoice for the payment of the Development Milestone Payment following the issuance of the Initial U.S. Marketing Approval for the Crohn’s EIR Product, provided that the Crohn’s EIR Product has an Acceptable Product Profile. The Development Milestone Payment is payable one time only, regardless of the number of Crohn’s EIR Products for which the condition is satisfied. For the avoidance of doubt, the maximum aggregate value of all Development Milestone Payments is twenty-five million Dollars ($25,000,000).

(B) In the event that the specified condition for the Development Milestone Payment as specified above is achieved but in circumstances where the Crohn’s EIR Product does not have an Acceptable Product Profile in connection with its Initial U.S. Marketing Approval, then the amount of the Development Milestone Payment shall be reduced to [*] (the “Development Milestone Reduction”) and the Commercialization Milestone Payment of [*] payable upon [*] provided for in Section 4.1.2(b)(iii) shall be applicable.

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

(iii) Commercialization Milestones. In partial consideration for the grant of the Crohn’s EIR License, Salix shall pay to Alfa upon the satisfaction of the specified conditions in this Section 4.1.2(b)(iii) the following one-time, non-refundable, and non-creditable payments (“Commercialization Milestone Payments”) within [*] Business Days of receipt by Salix from Alfa of an invoice for the payment of the applicable Commercialization Milestone Payment. Salix shall notify Alfa within [*] Business Days after the achievement of each milestone set forth in this Section 4.1.2(b)(iii). Each Commercialization Milestone Payment is payable one time only, regardless of the number of times the condition is satisfied. For the avoidance of doubt, the maximum aggregate value of all Commercialization Milestone Payments is two hundred five million Dollars ($205,000,000), and up to all seven (7) Commercialization Milestone Payments could be made with respect to a single Calendar Year.

Milestone	Payment

[*]	In the event (but only in the event) the [*] has then occurred, [*]. If the [*] has not then occurred, then no Commercialization Milestone Payment is due in respect of the satisfaction of the condition set forth in this row.

[*]	[*]

[*]	[*]

[*]	[*]

[*]	[*]

[*]	[*]

[*]	[*]

(iv) Royalties. With respect to the Crohn’s EIR License, Salix shall pay to Alfa royalties at the following royalty rates on Net Sales of the Crohn’s EIR Product in the Salix Territory (during the term specified in Section 16.2.1) by Salix and its Affiliates and Sublicensees based on aggregate Net Sales of the Crohn’s EIR Product in the Salix Territory by Salix and its Affiliates and Sublicensees in each Calendar Year:

Aggregate Net Sales of Crohn’s EIR Product in the Salix Territory by Salix and its Affiliates and Sublicensees in the Relevant Calendar Year	Royalty Rate

[*]	[*]%

Above [*] to [*]	[*]%

Above [*]	[*]%

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

(v) Compensation Methodology. The Parties acknowledge that (A) the foregoing financial compensation package for the Crohn’s EIR License [*], (B) [*], (C) [*], and (D) [*].

(vi) Additional Crohn’s Product. In the event Salix at any time undertakes the Commercialization in the Salix Territory of a Crohn’s Rifaximin Product that is not a Crohn’s EIR Product (an “Additional Crohn’s Product”), whether prior to or following the receipt of Initial U.S. Marketing Approval for the Crohn’s EIR Product, then (A) for the purposes of Section 4.1.2(b)(iii), all sales of the Additional Crohn’s Product shall be treated as if they were sales of the Crohn’s EIR Product and (B) for the purposes of Section 4.1.2(b)(iv), all sales of the Additional Crohn’s Product shall be treated as if they were sales of the Crohn’s EIR Product, and Salix shall be obligated to pay royalties to Alfa on such sales of the Additional Crohn’s Product as well as sales of the Crohn’s EIR Product under Section 4.1.2(b)(iv). For the avoidance of doubt, however, if Salix terminates the Agreement with respect to the Crohn’s EIR Product pursuant to Section 16.4.4, then only sales of the Additional Crohn’s Product (and not sales of the Crohn’s EIR Product by Alfa or its Affiliates, licensees, sublicensees or sales agents) in the Salix Territory by Salix and its Affiliates and Sublicensees shall count for purposes of Salix’s obligation to pay commercialization milestones and royalties as set forth above in Section 4.1.2(b)(vi)(A) and (B). In the event an Additional Crohn’s Product receives U.S. Marketing Approval for more than one indication, including Crohn’s disease, then for the purpose of this Section 4.1.2(b)(vi), only sales of the Additional Crohn’s Product labeled for the treatment, prevention or amelioration of Crohn’s disease shall be applied to the calculation of Net Sales for the purpose of Section 4.1.2(b)(iii) and 4.1.2(b)(iv). Nothing in this Section 4.1.2(b)(vi) shall affect Alfa’s right to be compensated for sales of the Additional Crohn’s Product pursuant to the other terms of this Agreement. [*] The provisions of this Section 4.1.2(b)(vi) shall not in any way limit or qualify Salix’s obligations under Section 6.2 in respect of the Development of the Crohn’s EIR Product. This Section 4.1.2(b)(vi) shall survive the exercise by Salix of its right under Section 16.4.4 to terminate this Agreement with respect to the Crohn’s EIR Product, whether such exercise is made prior to or after the Initial U.S. Marketing Approval for the Crohn’s EIR Product is obtained, except in the situation where the [*].

4.1.3 Existing Indications EIR License .

(a) License Grant. Subject to the terms and conditions of this Agreement, Alfa hereby grants to Salix an exclusive (including with respect to Alfa and its Affiliates), non-transferable (save as provided herein), royalty-bearing license (with the right to sublicense as set forth herein) under the Alfa Technology Rights (including those pertaining to the

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

EIR Formulation) and Alfa’s rights in the Joint Technology Rights (including those pertaining to the EIR Formulation) to Exploit (but not to Manufacture or have Manufactured) Rifaximin Products for Existing Indications within the Field in the Salix Territory (the “Existing Indications EIR License”).

(b) Consideration. The consideration payable by Salix to Alfa for the Existing Indications EIR License shall consist of royalties [*] in an amount to be mutually agreed by the Parties; provided that in no event shall [*]. If Salix desires to Commercialize an Alfa Licensed Product that has the EIR Formulation for an Existing Indication in the Salix Territory, then Salix shall deliver a written notice to Alfa. During a period of [*] days following Alfa’s receipt of such notice, the Parties shall use good faith efforts to reach agreement on the royalty rate applicable to the Existing Indications EIR License for such Alfa Licensed Product for such Existing Indication. If the Parties are unable to agree on the terms for such royalties during such [*] day period, the matter shall be referred to a Third Party consultant, such as [*], who shall make recommendations and assist the Parties in attempting to resolve the matter for an additional period of [*] days from the date such Third Party is engaged, or such longer period as the Parties may agree upon. The fees and expenses of any such consultant shall be shared by the Parties equally. If the Parties are unable to resolve the matter within such additional period, it shall be resolved by arbitration pursuant to the procedures set forth in Section 18.2. In any such arbitration, the Parties shall provide to the arbitrator a copy of the relevant provisions of this Agreement setting out the principles on which the royalty rate for the Existing Indication EIR License for the relevant Alfa Licensed Product for the specified Existing Indication is to be based and each Party shall submit to the arbitrators what it considers to be an appropriate royalty rate for the Existing Indications EIR License for the relevant Alfa Licensed Product for the specified Existing Indication subject to the parameters described in the first sentence of this Section 4.1.3(b). The Parties shall jointly direct the arbitrators to select which of the two submitted rates it determines to be closest to fair market value for the Existing Indications EIR License.

4.1.4 Salix New Indications License .

(a) License Grant. Subject to the terms and conditions of this Agreement, Alfa hereby grants to Salix an exclusive (including with respect to Alfa and its Affiliates), non-transferable (save as provided herein), royalty-bearing license (with the right to sublicense as set forth herein) under the Alfa Technology Rights (including those pertaining to the EIR Formulation) and Alfa’s rights in the Joint Technology Rights (including those pertaining to the EIR Formulation) to Exploit (but not to Manufacture or have Manufactured) Rifaximin Products for New Indications within the Field in the Salix Territory, excluding the treatment, prevention or amelioration of Crohn’s disease (the “Salix New Indications License”).

(b) Consideration. The consideration payable by Salix to Alfa for the Salix New Indications License shall consist of royalties [*] at a rate to be agreed upon by the Parties. If Salix desires to Commercialize an Alfa Licensed Product for a New Indication (except for Crohn’s disease, which is governed by the Crohn’s EIR License in Section 4.1.2) within the

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

Field in the Salix Territory, Salix shall deliver a written notice to Alfa during the [*]-day period following the delivery by a Party of a notice of the discovery of a New Indication, as provided for in Section 8.1.1. Following Salix’s delivery of its notice to so Commercialize an Alfa Licensed Product for a New Indication, the Parties shall use good faith efforts to reach agreement on the royalty rate applicable to the Salix New Indications License. If the Parties are unable to agree on the terms for such royalties within such [*] day period, or such longer period as the Parties may agree upon in writing, the matter shall be referred to a Third Party consultant, such as [*], who shall be engaged by the Parties to make recommendations and assist the Parties in attempting to resolve the matter for an additional period of [*] days from the date such Third Party is engaged, or such longer period as the Parties may agree upon. The fees and expenses of any such consultant shall be shared by the Parties equally. If the Parties are unable to resolve the matter within such additional period, it shall be resolved by arbitration pursuant to the procedures set forth in Section 18.2. In any such arbitration, the Parties shall provide to the arbitrator a copy of the relevant provisions of this Agreement setting out the principles on which the royalty rate for the Salix New Indications License is to be based, and each Party shall submit to the arbitrators what it considers to be an appropriate royalty rate for the Salix New Indications License for such Alfa Licensed Product for the specific New Indication. The Parties shall jointly direct the arbitrators to select which of the two submitted rates it determines to be closest to fair market value for the Salix New Indications License for such Alfa Licensed Product for the specific New Indication.

4.1.5 Trademark Licenses to Salix. Simultaneously with the execution of this Agreement, Alfa’s Affiliate, Alfa Wassermann Hungary Kft. and Salix are entering into a trademark license agreement (the “Trademark License Agreement (Alfa to Salix)”).

4.1.6 Sublicense Rights; Further Rights of Reference. The rights and licenses granted by Alfa to Salix under Sections 4.1.1 - 4.1.4, Section 4.1.8 and Section 9.2.1 shall include the right to grant sublicenses (or further rights of reference) through multiple tiers of Sublicensees, subject to the following:

(a) The terms of any such sublicense or further rights of reference shall be in accordance with the terms and conditions of this Agreement. With regard to all Sublicenses granted by Salix pursuant to the rights granted to it by Alfa under this Agreement, (i) Salix may not grant to any Sublicensee any right to maintain Alfa Licensed Patents, defend claims brought by Third Parties that the Exploitation of Alfa Technology Rights infringes the Third Party’s Intellectual Property Rights, or commence any legal action against any Third Party for infringement of Alfa Licensed Patents and (ii) Salix shall notify Alfa of its entry into a sublicense, identifying the Sublicensee, and the territory and the scope of the rights granted to the sublicensee, not later than [*] Business Days after such sublicense is executed. A list of all existing sublicenses granted by Salix to Alfa Technology Rights is set forth as Exhibit I;

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

(b) Notwithstanding the grant of any such sublicense or further rights of reference hereunder, Salix shall remain solely responsible to Alfa for the performance of its obligations under the terms hereof and for any breach of such obligations, whether such breach shall be caused by Salix or any Sublicensee; and

(c) For the avoidance of doubt it is hereby acknowledged that the appointment by Salix of any distributor for Crohn’s EIR Products or Alfa Licensed Products, any manufacturer to Manufacture Compound or Rifaximin Products to the extent permitted herein, or of any Third Party to assist in the Development and the obtaining of Marketing Approvals for Crohn’s EIR Products or Alfa Licensed Products shall not be deemed to constitute the appointment of a Sublicensee or the sublicense by Salix of any rights hereunder.

4.1.7 Third Party Sublicenses. Prior to entering into any license with a Third Party to any Patent or other Intellectual Property Rights in the Salix Territory that pertains to the Compound for use within the Field, Alfa shall use its good faith efforts to ensure that such license is sublicensable to Salix, and if Alfa obtains such a license with the Third Party, then, without limiting the scope of the licenses granted by Alfa to Salix pursuant to Sections 4.1.1 - 4.1.4, Alfa shall, to the extent permitted to do so under such license, grant to Salix a sublicense to such Patent or Intellectual Property Rights for the purposes set forth in Sections 4.1.1 - 4.1.4.

4.1.8 Manufacturing License to Salix. Subject to the terms of the Supply Agreements, Alfa hereby grants to Salix a non-exclusive license, with the right to grant sublicenses in accordance with Section 4.1.6, under the Alfa Technology Rights and Alfa’s rights in the Joint Technology Rights to Manufacture or have Manufactured, anywhere in the world, (a) Rifaximin Products for use and sale by Salix and its Affiliates and Sublicensees under the license grants in Sections 4.1.1 - 4.1.4, (b) the current formulation of the Compound for incorporation into such Rifaximin Products and (c) the EIR Formulation; provided, however, that in the case of clause (a) as it relates to Rifaximin Products containing the EIR Formulation and clause (c), Salix may not exercise its rights set forth in this Section 4.1.8 unless Alfa fails to fulfill its supply obligations to Salix and does not cure such failure as set forth in the EIR Supply Agreement.

4.2 Salix Grant of Licenses to Alfa.

4.2.1 License for Existing Indications and New Indications (Excluding [*] Formulation or Other New Formulations).

(a) Subject to the terms and conditions of this Agreement, Salix hereby grants to Alfa an exclusive (including with respect to Salix and its Affiliates), non-transferable (save as provided herein), royalty-free, fully paid-up license (with the right to sublicense as set forth herein) under the Salix Technology Rights, Salix’s rights in the Other

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

Forms Claims of the [*] Patent Family and Salix’s rights in the Joint Technology Rights, to Exploit Rifaximin Products for Existing Indications and New Indications within the Field in the Alfa Territory, excluding only (A) Salix Technology Rights, Other Forms Claims of the [*] Patent Family, and Joint Technology Rights pertaining to the [*] Formulation or Other New Formulations, which are addressed in Section 4.2.2 and Section 4.2.3 and (B) Salix Technology Rights, Other Forms Claims of the [*] Patent Family, and Joint Technology Rights relevant to the Manufacturing of Rifaximin Products having the [*] Formulation or Other New Formulation, the rights to which are addressed in Section 4.2.1(b).

(b) In the event that Alfa licenses rights to the Salix Licensed Products with the [*] Formulation or Other New Formulations contemplated in Section 4.2.2 and Section 4.2.3, the Parties shall discuss in good faith whether Alfa or Salix shall be responsible for Manufacturing such Salix Licensed Products having the [*] Formulation or Other New Formulation.

4.2.2 Salix Designated Indication License. Alfa shall have the right to obtain a license (the “Salix Designated Indication License”) under the Salix Technology Rights, Salix’s rights in the Other Forms Claims of the [*] Patent Family, and Salix’s rights in the Joint Technology Rights to Exploit (but not to Manufacture or have Manufactured) a Rifaximin Product that constitutes a Salix Licensed Product and includes the [*] Formulation or an Other New Formulation for one Existing Indication or New Indication to be chosen by Salix in its sole and absolute discretion and designated by notice from Salix to Alfa (the “Salix Designated Indication”) within the Field in the Alfa Territory for compensation to be agreed upon by the Parties as set forth in Section 4.2.2(b) - (d). Salix shall have the right, but not the obligation, except as described below, to present a Salix Designated Indication Product to Alfa for licensing pursuant to this Section 4.2.2. Salix has initially selected a product having the [*] Formulation and to be Developed for a Salix Designated Indication still to be designated to license to Alfa as the Salix Designated Indication Product. Once Salix designates the Salix Designated Indication Product, which it shall do by written notice to Alfa, it may, subject to the terms of this Section 4.2.2 (but it is not required to), substitute a different Salix Designated Indication Product for the first Salix Designated Indication Product, but may do so only one time. For clarification, in connection with any such substitution, Salix may, at the time it makes the substitution, select either (a) a substitute Salix Designated Indication Product with a different formulation of the Compound (so long as it is an Other New Formulation) for the same indication as the original Salix Designated Indication Product, (b) a substitute Salix Designated Indication Product that has the same formulation of the Compound as the original Salix Designated Indication Product but is for a different indication in the Field, or (c) a substitute Salix Designated Indication Product with a different formulation of the Compound (so long as it is an Other New Formulation) and for a different indication within the Field. Once Salix designates a second Salix Designated Indication Product, it may not subsequently change the formulation of the Compound of the Salix Designated Indication Product or the indication it is directed at. If Salix carries out Development work with respect to a Salix Licensed Product that it has initially designated as the Salix Designated Indication Product

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

through the Completion of Phase II Clinical Trials, then Salix may upon such Completion of Phase II Clinical Trials either (a) present the Salix Designated Indication Product to Alfa for licensing pursuant to this Section 4.2.2 and deliver to Alfa the information required under Section 4.2.2(a) or (b) opt not to present such Salix Designated Indication Product for licensing to Alfa. If Salix abandons the Development of the first Salix Designated Indication Product prior to the Completion of Phase II Clinical Trials, it shall have no obligation to present such first Salix Designated Indication Product to Alfa for licensing under this Section 4.2.2. If Salix designates a second Salix Designated Indication Product to replace the first Salix Designated Indication Product, it shall notify Alfa in writing of such designation, and Salix must present such second Salix Designated Indication Product to Alfa for licensing under this Section 4.2.2 on the earlier of Completion of Phase II Clinical Trials or the abandonment by Salix of Development of such second Salix Designated Indication Product. In connection with any such presentation, Salix shall deliver to Alfa such information as Alfa may reasonably request in order to enable Alfa to assess its interest in obtaining the Salix Designated Indication License, including the information required under Section 4.2.2(a) if Phase II Clinical Trials have been completed for the second Salix Designated Indication Product. For clarity, Alfa’s rights to Other New Formulations and the [*] Formulation (excluding rights to the Salix Designated Indication Product) shall be governed by Section 4.2.3. Salix shall notify Alfa in writing promptly upon the occurrence of any of the following: (a) its selection of the indication that will be the Salix Designated Indication, (b) its selection of the Salix Designated Indication Product, (c) its substitution of an alternative Salix Designated Indication Product and its substitution, if any, of a different Salix Designated Indication; (d) any decision by Salix to abandon the Development of the [*] Formulation; and (e) if the [*] Formulation is abandoned, Salix’s designation of an Other New Formulation to license under this Section 4.2.2. The following procedures shall be applied to the Salix Designated Indication Product:

(a) Information Delivery. Upon the Completion of Phase II Clinical Trials for the Salix Designated Indication Product, Salix shall deliver to Alfa such information regarding the Salix Designated Indication and Salix Designated Indication Product as Alfa may reasonably request in order to enable Alfa to assess its interest in obtaining a license to the Salix Designated Indication Product; provided, however, that as provided above in this Section 4.2.2, Salix may elect not to present its initial Salix Designated Indication Product to Alfa upon the Completion of Phase II Clinical Trials, and in such case would not have to provide the information required by this Section 4.2.2(a) with regard to the initial Salix Designated Indication Product. Such information shall include, but not be limited to, Phase II Clinical Data of the same type and having substantially the same level of detail of information that Alfa provided to Salix with respect to Crohn’s disease and the Crohn’s EIR Product prior to the Amendment Effective Date. If Salix designates a second Salix Designated Indication Product in replacement for the first Salix Designated Indication Product as described above, then Salix shall deliver to Alfa such information regarding such Salix Designated Indication and Salix Designated Indication Product as Alfa may reasonably request in order to enable Alfa to assess its interest in obtaining the Salix Designated Indication License for such second Salix Designated Indication Product upon the earlier of the Completion of Phase II Clinical Trials for such second Salix Designated Indication Product and the abandonment by Salix of the Development of such second Salix Designated Indication Product.

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

(b) Alfa Option. Alfa shall have the option to choose to negotiate for an exclusive license under the Salix Technology Rights, Other Forms Claims of the [*] Patent Family and Salix’s rights in the Joint Technology Rights to Exploit (but not to Manufacture or have Manufactured) the Salix Designated Indication Product within the Field in the Alfa Territory, or to reject the offer. Alfa shall exercise its option by delivering written notice to Salix not later than [*] days after Alfa’s receipt of all of the information it reasonably requests regarding the Salix Designated Indication and the Salix Designated Indication Product pursuant to Section 4.2.2(a). If Alfa does not exercise the option within such time period, then so long as Salix had provided Alfa with the information required under Section 4.2.2(a), including Phase II Clinical Data of the same type and having substantially the same level of detail of information that Alfa provided to Salix with respect to Crohn’s disease and the Crohn’s EIR Product prior to the Amendment Effective Date, Salix shall be free to license the Salix Designated Indication Product to a Third Party for Exploitation in the Field in the Alfa Territory, or to itself Exploit the Salix Designated Indication Product in the Field in the Alfa Territory, subject to the terms of this Agreement. If Alfa exercises the option, then the Parties shall use good faith efforts to agree on the terms of the Salix Designated Indication License, including the compensation payable by Alfa to Salix, a development plan setting forth in reasonable detail the specific activities to be performed by each Party with respect to the Development of the Salix Designated Indication Product, and Alfa’s diligence obligations with respect to the Exploitation of the Salix Designated Indication Product within the Field in the Alfa Territory. In determining the compensation payable by Alfa to Salix for, and other terms of, the Salix Designated Indication License, the Parties shall [*] (the “Valuation Principles”). In addition, in the case where Alfa had been independently Developing an Other New Formulation that is included in the Salix Designated Indication Product prior to Salix’s presentation of the Salix Designated Indication Product for licensing to Alfa, [*]. Furthermore if Salix abandons the Development of the first Salix Designated Indication Product and selects an alternate Salix Designated Indication Product, [*].

(c) Third Party Evaluation. As part of the process described in Section 4.2.2(b), or if the Parties cannot otherwise agree on the compensation payable to Salix by Alfa for, and other terms of, the Salix Designated Indication License, the Parties shall engage [*], or another independent Third Party mutually agreed by both Alfa and Salix, to provide an evaluation of the market potential of the Salix Designated Indication Product, and an estimate or range of potential licensing terms by applying the Valuation Principles. The Parties shall share the fees and expenses of any Third Party providing an evaluation and other services pursuant to this Section 4.2.2 equally.

(d) Dispute Resolution. The Parties shall use the Third Party evaluation provided for in Section 4.2.2(c), if one is obtained, as a frame of reference for negotiating compensation payable by Alfa to Salix for, and other terms of, the license for the Salix Designated Indication Product, including applying the Valuation Principles. During a period of [*] days following receipt of such evaluation, the Parties shall use good faith efforts to

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

reach agreement on the compensation payable by Alfa to Salix for, and other terms of, the license to the Salix Designated Indication Product. If the Parties so agree, such independent Third Party may also help facilitate the Parties in reaching agreement on the compensation payable by Alfa to Salix and other terms of the proposed license. If the Parties are unable to resolve the matter within such [*] day period, or if the Parties cannot reach agreement on the license terms and do not agree to engage the services of a Third Party pursuant to Section 4.2.2(c), then the Parties shall submit the matter for resolution by arbitration pursuant to the procedures set forth in Section 18.2. In any such arbitration, each Party shall submit to the arbitrators what it considers to be the appropriate compensation to be paid to Salix by Alfa for, and other terms of, the Salix Designated Indication License, and in so doing shall apply the Valuation Principles, and give consideration to the terms of the Crohn’s EIR License and the [*] Report. The Parties shall provide the Valuation Principles and the [*] Report to the arbitrator, and a copy of the relevant provisions of this Agreement setting out the principles on which the compensation for the Salix Designated Indication License is based. The Parties shall jointly instruct the arbitrator to select between their two submissions, and in so doing to select the submission that most closely applies the Valuation Principles.

4.2.3 [*] / Other New Formulation License for Existing Indications and New Indications.

(a) License Grant. Subject to the terms and conditions of this Agreement, Salix hereby grants to Alfa an exclusive (including with respect to Salix and its Affiliates), non-transferable (save as provided herein), royalty-bearing license (with the right to sublicense as set forth herein) under the Salix Technology Rights (including those pertaining to the [*] Formulation and Other New Formulations), Salix’s rights in the Other Forms Claims of the [*] Patent Family, and Salix’s rights in the Joint Technology Rights to Exploit (but not to Manufacture or have Manufactured) Rifaximin Products for Existing Indications and New Indications within the Field in the Alfa Territory, excluding the Salix Designated Indication Product (collectively, the “[*] / Other New Formulation License”). Notwithstanding the foregoing, if Alfa elects not to exercise its option to take a license to the Salix Designated Indication Product as contemplated in Section 4.2.2, then the [*]/ Other New Formulation License shall terminate, unless the Salix Designated Indication Product presented by Salix to Alfa for licensing under Section 4.2.2 was abandoned by Salix prior to the Completion of Phase II Clinical Trials, or if the data made available to Alfa by Salix with respect to such Salix Designated Indication Product did not include Phase II Clinical Data a comparable to the Phase II Clinical Data regarding the Crohn’s EIR Product made available by Alfa to Salix, in which case the license granted under this Section 4.2.3 shall not terminate and shall continue in accordance with the terms set forth herein regardless of whether Alfa exercises its right to take a license to the Salix Designated Indication Product.

(b) Consideration. The consideration payable by Alfa to Salix for the [*]/ Other New Formulation License shall consist of royalties in an amount to be mutually agreed

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

by the Parties; provided that in no event shall [*]; and provided, further, that if Salix presents the Salix Designated Indication Product to Alfa for licensing under Section 4.2.2 prior to Completion of Phase II Clinical Trials and Alfa elects not to take the Salix Designated Indication License, then the applicable royalty rate under this Section 4.2.3(b) shall be mutually agreed by the Parties but [*]. If Alfa desires to Commercialize a Salix Licensed Product covered by Salix Technology Rights, Salix’s rights in the Other Forms Claims of the [*] Patent Family, or Salix’s rights in the Joint Technology Rights, in each case relating to the [*] Formulation or Other New Formulation (except for the Salix Designated Indication Product, which is governed by Section 4.2.2), Alfa shall deliver a written notice to Salix. During a period of [*] days following Salix’s receipt of such notice, the Parties shall use good faith efforts to reach agreement on the royalty rate applicable to such indication. If the Parties are unable to agree on the terms for such royalties during such [*] day period, the matter shall be referred to a Third Party consultant, such as [*], who shall make recommendations and assist the Parties in attempting to resolve the matter for an additional period of [*] days from the date such Third Party is engaged, or such longer period as the Parties may agree upon. The Parties shall share the fees and expenses of any Third Party providing recommendations and other services pursuant to this Section 4.2.3 equally. If the Parties are unable to resolve the matter within such additional period, it shall be resolved by arbitration pursuant to the procedures set forth in Section 18.2. In any such arbitration, the Parties shall provide to the arbitrator a copy of the relevant provisions of this Agreement setting out the principles on which the royalty rate for the [*]/ Other New Formulation License is to be based, and each Party each Party shall submit to the arbitrators what it considers to be an appropriate royalty rate for the [*]/ Other New Formulations License for the specific indication subject to the parameters described in the first sentence of this Section 4.2.3(b). The Parties shall jointly direct the arbitrators to select which of the two submitted rates it determines to be closest to fair market value for the [*]/ Other New Formulations License for the specific indication. Alfa shall not Commercialize a Salix Licensed Product covered by Salix Technology Rights, Salix’s rights in the Other Forms Claims of the [*] Patent Family, or Salix’s rights in the Joint Technology Rights, in each case relating to the [*] Formulation or Other New Formulation of the Compound for an Existing Indication or New Indication (except for the Salix Designated Indication Product, which is governed by Section 4.2.2), unless and until the consideration payable by Alfa to Salix for the [*] / Other New Formulation License in respect of such Salix Licensed Product has been determined in accordance with the provisions of this Section 4.2.3(b).

(c) Manufacturing License to Alfa. If Alfa exercises its option under Section 4.2.2(b) to take a license to the Salix Designated Indication Product, Salix shall grant to Alfa a license under Salix Technology Rights to Manufacture and have Manufactured Rifaximin Products containing the [*] Formulation (or Other New Formulation, as the case may be), of the same type and scope as the manufacturing rights granted to Salix in the EIR Supply Agreement and having the same restrictions. The provisions of this Section 4.2.3(c) are not intended to limit or qualify the provisions of Section 4.2.1(b).

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

4.2.4 Salix Sublicense to Alfa under [*] License Agreement. Effective upon the Amendment Effective Date, Salix hereby grants to Alfa and Alfa hereby accepts an exclusive sublicense under the licenses granted by [*] to Salix pursuant to the [*] License Agreement to Exploit Rifaximin Products in the [*] Territory (a) within [*] but outside [*]; and (b) within [*]. In compliance with the terms of the [*] License Agreement, Alfa hereby agrees to comply with, and not exceed the scope of, the terms and conditions of the [*] License Agreement and acknowledges that the provisions of this Section 4.2.4, and the sublicenses and other rights granted by Salix to Alfa hereunder, are in all respects subject to and limited by the provisions of the [*] License Agreement. Alfa agrees to make, for and on behalf of Salix, all payments required to be made by Salix to [*] under the [*] License Agreement to the extent the same are attributable to the Exploitation by Alfa of the rights sublicensed by Salix to it under this Section 4.2.4 and further agrees to cooperate with Salix in respect of the determination, reporting, and verification of all such amounts, both as between Salix and Alfa and as between Salix and [*], and to comply with the provisions of Section [*] of the [*] License Agreement in respect of the keeping of appropriate records and [*] right to inspect the same. Alfa shall be entitled to deduct from royalties it is otherwise required to payable to Salix under this Agreement an amount equal to the payments made by Alfa to [*] on behalf of Salix under this Section 4.2.4.

4.2.5 Trademark Licenses to Alfa.

(a) [*] Trademark License. Salix, in consultation with Alfa, shall select the trademark for the Salix Designated Indication Product (the “Salix Designated Indication Trademark”) and the trademarks for all other Salix Licensed Products having the [*] Formulation or an Other New Formulation (“Other New Formulation Products”) to be used in the Alfa Territory within the Field (the “Other New Formulation Trademarks”). Such trademarks shall be owned by Salix.

(b) Trademark License Agreement (Salix to Alfa). Simultaneously with the execution of this Agreement, Salix shall, or shall cause its relevant Affiliate(s) to, enter into a trademark license agreement with Alfa pursuant to which Salix (or its Affiliate(s)) shall grant to Alfa an exclusive (and sublicensable) license to use and exploit the Salix Designated Indication Trademark and the Other New Formulation Trademarks in the Alfa Territory in connection with the Exploitation of the Salix Designated Indication Product and the Other New Formulation Products, respectively, within the Field only (the “Trademark License Agreement (Salix to Alfa)”).

(c) Ownership of Licensed Marks. Alfa acknowledges and agrees that Salix shall have and retain full and complete ownership of the Salix Licensed Trademarks during the entire term of this Agreement.

4.2.6 Sublicense Rights; Further Rights of Reference. The rights and licenses granted by Salix to Alfa under this Section 4.2 and Section 9.2.2 shall include the right to grant sublicenses (or further rights of reference) through multiple tiers of Sublicensees, subject to the following:

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

(a) The terms of any such sublicense or further right of reference shall be in accordance with the terms and conditions of this Agreement. With regard to all sublicenses granted by Alfa pursuant to the rights granted to it by Salix under this Agreement, (i) Alfa may not grant to any Sublicensee any right to maintain Salix Licensed Patents, defend claims brought by Third Parties that the Exploitation of Salix Technology Rights infringes the Third Party’s Intellectual Property Rights, or commence any legal action against any Third Party for infringement of Salix Licensed Patents and (ii) Alfa shall notify Salix not later than [*] Business Days after such sublicense is executed, identifying the Sublicensee and the territory and scope of the rights granted to the Sublicensee. A list of all existing sublicenses granted by Alfa to Salix Technology Rights is set forth as Exhibit J;

(b) Notwithstanding the grant of any such sublicense of further rights of reference hereunder, Alfa shall remain solely responsible to Salix for the performance of its obligations under the terms hereof and for any breach of such obligations, whether such breach shall be caused by Alfa or any Sublicensee;

(c) For the avoidance of doubt it is hereby acknowledged that the appointment by Alfa of any distributor for the Salix Licensed Products, any manufacturer to Manufacture Compound or Rifaximin Products to the extent permitted herein, or of any Third Party to assist in the Development and the obtaining of Marketing Approvals for the Salix Licensed Products shall not be deemed to constitute the appointment of any Sublicensee or the sublicense by Alfa of any rights hereunder; and

(d) The provisions of this Section 4.2.6, insofar as they apply to the sublicense granted by Salix to Alfa pursuant to Section 4.2.4, are limited by, and subject to, the provisions of the [*] License Agreement.

4.2.7 Third Party Sublicenses.

(a) Prior to entering into any license with a Third Party to any Patent or other Intellectual Property Rights in the Alfa Territory that pertains to the Compound for use within the Field, Salix shall use its good faith efforts to ensure that such license is sublicensable to Alfa, and if Salix obtains such a license with the Third Party, then, without limiting the scope of the licenses granted by Salix to Alfa pursuant to Sections 4.2.1 – 4.2.4 and Section 4.3, Salix shall, to the extent permitted to do so under such license, grant to Alfa a sublicense to such Patent or Intellectual Property Rights for the purposes set forth in this Agreement.

(b) In the event that Alfa should at any time notify Salix of its desire to enter into an agreement pursuant to which Intellectual Property Rights licensed to Salix by [*] (“[*]”), under that certain License Agreement between [*] and Salix, dated [*], as the same has been amended through the date of this Agreement, and as it may be further amended from time to time (the “[*] License Agreement”), would be included as part of the Salix Technology Rights for purposes hereof, then Salix shall cooperate with Alfa in good faith to cause an appropriate agreement providing for Salix to have the right to grant such a sublicense under Salix’s license

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

under the [*] License Agreement to be negotiated, executed and delivered by [*], Alfa and Salix as promptly as possible following Alfa’s notice to Salix of its desire to enter into such an agreement and, in connection therewith, an appropriate amendment to be made by Salix and Alfa to this Agreement. Alfa acknowledges that (i) any such sublicense would be subject to, and conditioned in all respects upon, the terms and conditions of the [*] License Agreement, a copy of which has been provided by Salix to Alfa, and (ii) any agreement among [*], Alfa and Salix providing for such a sublicense would provide for consideration and other terms in respect of such sublicense and the Exploitation by Alfa, its Affiliates or its Sublicensees of Rifaximin Products pursuant thereto satisfactory to [*] and sufficient to permit Salix, without additional cost or expense to itself, to fulfill its obligations to [*] under the [*] License Agreement in respect of the sublicense and the Exploitation by Alfa or its Affiliates of Rifaximin Products pursuant thereto. For the avoidance of doubt, the provisions of Section 4.5.2 shall not apply in respect of any payment that Alfa may be required to make to Salix or [*] in respect of or in connection with any sublicense under Salix’s license under the [*] License Agreement

4.3 Rights and Obligations With Respect to the [*] Patent Family.

4.3.1 Overview. The Parties have agreed to the provisions set forth in this Section 4.3 regarding U.S. Provisional Patent Application [*] filed [*] (together with any Patents that issue from such application or Patents (both U.S. and foreign) that issue from patent applications which claim priority to such application) (collectively, the “[*] Patent Family”).

4.3.2 Ownership. As between the Parties, the [*] Patent Family shall be owned by Salix. The provisions of this Section 4.3.2 do not in any way modify or negate the respective rights and obligations of the Parties in respect of the [*] Patent Family for which provision is otherwise made in this Agreement.

4.3.3 Salix Grant of License to Alfa – [*] Claims.

(a) Salix hereby grants to Alfa an exclusive, non-transferable, royalty-free, fully paid-up license (with the right to sublicense as set forth herein) under Salix’s rights in the [*] Claims of the [*] Patent Family to Exploit Rifaximin Products (i) within the Field in the Alfa Territory and (ii) outside the Field on a worldwide basis (the “[*] License”).

(b) The rights and licenses granted by Salix to Alfa under Section 4.3.3(a) shall include the right to grant sublicenses through multiple tiers of Sublicensees, subject to the following:

(i) The terms of any such sublicense shall be in accordance with the terms and conditions of this Agreement and shall be subject to the prior approval of Salix, such approval not to be unreasonably withheld or delayed;

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(ii) Notwithstanding the grant of any such sublicense hereunder, Alfa shall remain solely responsible to Salix for the performance of its obligations under the terms hereof and for any breach of such obligations, whether such breach shall be caused by Alfa or any Sublicensee; and

(iii) For the avoidance of doubt it is hereby acknowledged that the appointment by Alfa of any distributor for Rifaximin Products, any manufacturer to Manufacture Compound or Rifaximin Products, or of any Third Party to assist in the Development and the obtaining of Marketing Approvals for Rifaximin Products shall not be deemed to constitute the appointment of any Sublicensee or the sublicense by Alfa of any rights hereunder.

(c) Alfa shall cooperate with all reasonable requests by Salix for assistance or cooperation with regard to the [*] Patent Family, including consultation or assistance in connection with the prosecution of Patents, defense of challenges to Patents, or actions taken by Salix against Third Parties that infringe Salix Patents, in each case, relating to the [*] Patent Family. If Salix requests any such assistance or cooperation from Alfa, Salix shall reimburse Alfa on request for its reasonable expenses incurred in connection with such matters.

(d) The [*] License shall survive the termination of this Agreement for any reason.

(e) Alfa’s [*] Application is [*] in the United States Patent and Trademark Office with claims [*]. Regarding this patent application the Parties agree as follows:

(i) Following the Amendment Effective Date, Alfa shall [*] of the [*] Application as set forth in Section 11.2.2; and

(ii) Salix shall pay to Alfa royalties on Net Sales of Rifaximin Products containing [*] of the Compound by Salix or its Affiliates, licensees or Sublicensees whether within or outside the Field and anywhere in the world (and for purposes of the definition of Net Sales as used in this Section 4.3.3(e)(ii), a Rifaximin Product containing [*] of the Compound shall be treated as an Alfa Licensed Product without regard to whether the Rifaximin Product containing [*] of the Compound [*], [*] an Alfa Technology Right or Joint Technology Right). The applicable royalty rate on Net Sales of Rifaximin Product containing [*] of the Compound within the Field shall be based on the indication for which the Rifaximin Product containing the [*] of the Compound is approved and shall be [*] the royalty rate that is set forth in the Section from among Sections 4.1.1 – 4.1.4 that addresses the corresponding indication. For the avoidance of doubt, royalties payable with respect to a Rifaximin Product containing [*] of the Compound under this Section 4.3.3(e)(ii) shall be [*] with royalties payable with respect to the relevant Rifaximin Product under Sections 4.1.1 – 4.1.4. With respect to sales of Rifaximin Products containing [*] of the Compound outside the Field, the Parties shall act in good faith to agree upon the applicable royalty rate. If the Parties are unable to agree on the royalty rate, the matter shall be referred to a Third Party

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

consultant, such as [*], who shall make recommendations and assist the Parties in attempting to resolve the matter for an additional period of [*] days from the date such Third Party is engaged, or such longer period as the Parties may agree upon. The Parties shall share the fees and expenses of any Third Party providing recommendations and other services pursuant to this Section 4.3.3(e)(ii) equally. If the Parties are unable to resolve the matter within such additional period, it shall be resolved by arbitration pursuant to the procedures set forth in Section 18.2. In any such arbitration each Party shall submit to the arbitrators what it considers to be an appropriate royalty rate. The Parties shall jointly direct the arbitrators to select which of the two submitted rates it determines to be closest to [*] for sales of Rifaximin Products containing [*] of the Compound outside the Field. The term of such royalty payment to Alfa for sales by Salix or any of its Affiliates, licensees or Sublicensees of Rifaximin Products containing [*] of the Compound shall expire on a product-by-product and country-by-country basis on the earlier of (A) [*] and (B) the date of the [*] by a Person other than Salix or its Affiliates or Sublicensees in the country of a Prescription Competitive Generic Product in respect of such Rifaximin Product containing [*] of the Compound (and for purposes of the definition of Prescription Competitive Generic Product, as used in this Section 4.3.3(e)(ii), a Rifaximin Product containing [*] of the Compound shall be treated as an Alfa Licensed Product [*] to whether the Rifaximin Product containing [*] of the Compound is [*], [*] an Alfa Technology Right or Joint Technology Right). Notwithstanding the foregoing, this Section 4.3.3(e)(ii) shall not limit any payments due to Alfa for use by Salix of Alfa Know-How as stated elsewhere in this Agreement. The rights granted to Alfa under this Section 4.3.3(e)(ii) shall survive the termination of this Agreement.

(iii) Royalty payments under this Section 4.3.3(e) are subject to the royalty reduction set forth in Section 4.4.1(b) (and for that purpose, (A) all Rifaximin Products that are subject to this Section 4.3.3(e) shall be treated (including for purposes of the definition of Prescription Competitive Product) as if they were Alfa Licensed Products without regard to whether such Rifaximin Product is [*], [*] an Alfa Technology Right or Joint Technology Right and (B) in order to determine the amount of royalty reduction the references in the last sentence of Section 4.4.1 and the proviso clause immediately preceding it shall be deemed to include a reference to Section 4.4.3(e)(ii)).

4.3.4 Further Licenses by Salix. Salix’s right to transfer the [*] Patent Family, or license its rights therein, to a Third Party shall be subject to the following:

(a) The terms of any such transfer or license shall be in accordance with the terms and conditions of this Agreement and shall be subject to the prior approval of Alfa, such approval not to be unreasonably withheld or delayed;

(b) Notwithstanding any such transfer or license, Salix shall remain solely responsible to Alfa for the performance of its obligations under the terms hereof and for any breach of such obligations, whether such breach shall be caused by Salix or any transferee or licensee; and

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

(c) For the avoidance of doubt it is hereby acknowledged that the appointment by Salix of any distributor for Rifaximin Products, any manufacturer to Manufacture Compound or Rifaximin Products, or of any Third Party to assist in the Development and the obtaining of Marketing Approvals for Rifaximin Products shall not be deemed to constitute a transfer or license by Salix of its rights in the [*] Patent Family.

4.4 Royalty Step-Down.

4.4.1 Royalties Payable by Salix. The royalty rates applicable to Net Sales by Salix, its Affiliates and Sublicensees pursuant to Sections 4.1.2 and 4.1.4 with respect to a particular Crohn’s EIR Product or Alfa Licensed Product in a particular country shall be reduced:

(a) by [*] percent ([*]%) during any period in which there are both (i) no Valid Claims of any Alfa Licensed Patent or Joint Patent that would be infringed by the Exploitation of such Crohn’s EIR Product or Alfa Licensed Product in such country in the absence of the license grants under Section 4.1 and, in addition, (ii) no Regulatory Exclusivity in favor of Salix in respect of such Crohn’s EIR Product or Alfa Licensed Product in such country, or, in the alternative,

(b) by the following amounts:

(i) by [*] percent ([*]%) if, following the first commercial sale (by a Third Party (other than Salix’s Sublicensees)) in such country of a product that constitutes a Prescription Competitive Product with respect to such Crohn’s EIR Product or Alfa Licensed Product, aggregate quarterly commercial sales of units of the Crohn’s EIR Product or Alfa Licensed Product in such country (as determined by a reliable data source that is mutually agreed by the Parties by mutual written consent) in any [*] consecutive calendar quarters during the first [*] years following such first commercial sale in such country of such Prescription Competitive Product are less than [*] percent ([*]%) of the average aggregate quarterly commercial sales of units of the Crohn’s EIR Product or Alfa Licensed Product in such country for the [*] calendar quarters immediately preceding such first commercial sale in such country of a product that constitutes a Prescription Competitive Product with respect to such Crohn’s EIR Product or Alfa Licensed Product; and

(ii) by an additional [*] percent ([*]%) if, following the first commercial sale (by a Third Party (other than Salix’s Sublicensees)) in such country of a product that constitutes a Prescription Competitive Product with respect to such Crohn’s EIR Product or Alfa Licensed Product, aggregate quarterly commercial sales of units of the Crohn’s EIR Product or Alfa Licensed Product in such country (as determined by a reliable data source that is mutually agreed by the Parties by mutual written consent)in any [*] consecutive calendar quarters during the first [*] years following such first commercial sale in such country of such Prescription Competitive Product are less than [*] percent ([*]%) of the average aggregate quarterly commercial sales of units of the Crohn’s EIR Product or Alfa Licensed Product in such

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

country for the [*] calendar quarters immediately preceding such first commercial sale in such country of a product that constitutes a Prescription Competitive Product with respect to such Crohn’s EIR Product or Alfa Licensed Product;

provided that in no event shall the total royalty reduction for any Crohn’s EIR Product or Alfa Licensed Products pursuant to this Section 4.4.1 exceed [*] percent ([*]%) of the royalties otherwise payable by Salix to Alfa pursuant to Section 4.1.2(b)(iv) or 4.1.4(b), as applicable. In order to account for any reduction of royalties for a country made pursuant to this Section 4.4.1, the royalty rates on Net Sales in such country that are applicable pursuant to Section 4.1.2(b)(iv) or 4.1.4(b), as applicable, shall be reduced by the appropriate percentage as specified in this Section 4.4.1.

4.4.2 Royalties Payable by Alfa. The royalty rates applicable to Net Sales by Alfa, its Affiliates and Sublicensees pursuant to Section 4.2.2 and Section 4.2.3 with respect to a particular Salix Licensed Product, in a particular country shall be reduced:

(a) by [*] percent ([*]%) during any period in which there are both (i) no Valid Claims of any Salix Licensed Patent, Other Forms Claim of the [*] Patent Family, or Joint Patent that would be infringed by the Exploitation of such Salix Licensed Product in such country in the absence of the license grants under Section 4.2 and, in addition, (ii) no Regulatory Exclusivity in favor of Alfa in respect of such Salix Licensed Product in such country, or, in the alternative,

(b) by the following amounts:

(i) [*] percent ([*]%) if, following the first commercial sale (by a Third Party (other than Alfa’s Sublicensees)) in such country of a product that constitutes a Prescription Competitive Product with respect to such Salix Licensed Product, aggregate quarterly commercial sales of units of the Salix Licensed Product in such country (as determined by a reliable data source that is mutually agreed by the Parties by mutual written consent)in any [*] consecutive calendar quarters during the first [*] years following such first commercial sale in such country of such Prescription Competitive Product are less than [*] percent ([*]%) of the average aggregate quarterly commercial sales of units of the Salix Licensed Product in such country for the [*] calendar quarters immediately preceding such first commercial sale in such country of a product that constitutes a Prescription Competitive Product with respect to such Salix Licensed Product; and

(ii) by an additional [*] percent ([*]%) if, following the first commercial sale (by a Third Party (other than Alfa’s Sublicensees)) in such country of a product that constitutes a Prescription Competitive Product with respect to such Salix Licensed Product, aggregate quarterly commercial sales of units of the Salix Licensed Product in such country (as determined by a reliable data source that is mutually agreed by the Parties by mutual written consent) in any [*] consecutive calendar quarters during the first [*] years following such first

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

commercial sale in such country of such Prescription Competitive Product are less than [*] percent ([*]%) of the average aggregate quarterly commercial sales of units of the Salix Licensed Product in such country for the [*] calendar quarters immediately preceding such first commercial sale in such country of a product that constitutes a Prescription Competitive Product with respect to such Salix Licensed Product;

provided that in no event shall the total royalty reduction for any Salix Licensed Products pursuant to this Section 4.4.2 exceed [*] percent ([*]%) of the royalties otherwise payable by Alfa to Salix pursuant to Section 4.2.2 or Section 4.2.3, as applicable. In order to account for any reduction of royalties for a country made pursuant to this Section 4.4.2, the royalty rates on Net Sales in such country that are applicable pursuant to Section 4.2.2 or Section 4.2.3, as applicable, shall be reduced by the appropriate percentage as specified in this Section 4.4.2.

4.5 Third Party Licenses Required for Exploitation of the Compound or Rifaximin Products.

4.5.1 Salix’s Exploitation of the Compound or Rifaximin Products. In the event that [*], then Salix shall inform Alfa of Salix’s desire to negotiate a license from the Third Party for the Salix Territory. Salix and Alfa shall then consider and discuss in good faith the terms that would be acceptable to Salix for a license for the Salix Territory. To the extent the Parties determine that such a license need cover only matters relating to the Exploitation of Alfa Licensed Products or Crohn’s EIR Products by Salix or its Affiliates or Sublicensees in the Field in the Salix Territory, then Salix (or its Affiliates or Sublicensees) shall have the first right, but not the obligation, to take the lead in negotiating the terms of an appropriate license from such Third Party, provided that if Salix (or its Affiliates or Sublicensees) does not take such lead, then Alfa may do so. To the extent the Parties determine that such a license should cover matters relating to the Exploitation of Rifaximin Products outside the Field or in the Alfa Territory, then the Parties shall in good faith develop a strategy for obtaining such a license, the manner in which such license should be negotiated, and the Party that should take the lead in negotiating such license. In such case, if the Parties cannot agree then Alfa shall have the right, but not the obligation, to take the lead in negotiating the terms of an appropriate license from the Third Party, and if Alfa chooses not to do so then Salix may not take any such action without Alfa’s consent. The negotiation of such license by either Salix or Alfa shall be subject to consultation with the other Party, with regard to the structuring and negotiation of such license and to the other Party’s consent prior to entering into such license (such consent not to be unreasonably withheld or delayed) if such a license affects the Field and the other Party’s territory. Alfa shall not interfere with the acquisition by Salix of a license from a Third Party limited to the Salix Territory, unless such license adversely affects Alfa’s interest in Rifaximin Products for the Field in the Alfa Territory, in which case Alfa’s prior written consent shall be required. Salix shall be entitled to deduct from royalties otherwise payable to Alfa under Sections 4.1.1 – 4.1.4 and Section 4.3.3 an amount equal to [*] percent ([*]%) of the amount of royalties and other payments (including milestone payments) that Salix is required to make to the Third Party under

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

such license in respect of the Exploitation by Salix or its Affiliates or Sublicensees of Crohn’s EIR Products or Alfa Licensed Products in the Field in the Salix Territory, subject to a quarterly cap of [*] percent ([*]%) of the royalties otherwise payable by Salix to Alfa under Sections 4.1.1 – 4.1.4 and Section 4.3.3, with any excess to be carried forward to subsequent quarters.

4.5.2 Alfa’s Exploitation of the Compound or Rifaximin Products. In the event that [*], then Alfa shall inform Salix of Alfa’s desire to negotiate a license from the Third Party for the Alfa Territory. Salix and Alfa shall then consider and discuss in good faith the terms that would be acceptable to Alfa for a license for the Alfa Territory. To the extent the Parties determine that such a license need cover only matters relating to the Exploitation of Salix Licensed Products by Alfa or its Affiliates or Sublicensees in the Field in the Alfa Territory, then Alfa (or its Affiliates or Sublicensees) shall have the first right, but not the obligation, to take the lead in negotiating the terms of an appropriate license from such Third Party, provided that if Alfa (or its Affiliates or Sublicensees) does not take such lead, then Salix may do so. To the extent the Parties determine that such a license should cover matters relating to the Exploitation of Rifaximin Products in the Field in the Salix Territory, then the Parties shall in good faith develop a strategy for obtaining such a license, the manner in which such license should be negotiated, and the Party that should take the lead in negotiating such license. In such case, if the Parties cannot agree then Salix shall have the right, but not the obligation, to take the lead in negotiating the terms of an appropriate license from the Third Party, and if Salix chooses not to do so then Alfa may not take any such action without Salix’s consent. The negotiation of such license by either Salix or Alfa shall be subject to consultation with the other Party, with regard to the structuring and negotiation of such license, and to the other Party’s consent prior to entering into such license (such consent not to be unreasonably withheld or delayed) if such license affects the Field and the other Party’s territory. Salix shall not interfere with the acquisition by Alfa of a license from a Third Party limited to the Alfa Territory, unless such license adversely affects Salix’s interest in Rifaximin Products for the Field in the Salix Territory, in which case Salix’s prior written consent shall be required. Alfa shall be entitled to deduct from royalties otherwise payable to Salix under Sections 4.2.2 and 4.2.3 an amount equal to [*] percent ([*]%) of the amount of royalties and other payments (including milestone payments) that Alfa is required to make to the Third Party under such license in respect of the Exploitation by Alfa or its Affiliates or Sublicensees of Salix Licensed Products outside the Field or in the Alfa Territory, subject to a quarterly cap of [*] percent ([*]%) of the royalties otherwise payable by Alfa to Salix under Sections 4.2.2 and 4.2.3, with any excess to be carried forward to subsequent quarters.

4.6 Royalty Reports. Within [*] days of the end of each calendar quarter (such quarters to end on the last days of March, June, September and December in each Calendar Year), each Licensee shall submit to the other Party (the “Licensor”) a written report setting out the details of all of its Net Sales in such calendar quarter that are subject to a royalty under this Agreement. Such report shall include a calculation of the Net Sales and the royalties payable thereon. Following receipt of such report, the Licensor shall

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

issue to the Licensee an invoice for the amount of royalties set forth in the Licensee’s report, plus all applicable taxes, including VAT, if any. Invoices shall be due and payable not later than [*] days after receipt of such invoice by the Licensee. In the event that any payment due hereunder (whether an initial up front license fee, milestone payments or royalties) shall not be paid by the due date, then such payment shall from the due date until the actual date of payment bear interest at the annual rate of [*] percent ([*]%) above the official prime rate published by [*], or, if [*] ceases to publish a prime rate, such other United States banking institution as the Parties shall agree upon. All payments to be made hereunder shall be made in United States Dollars by [*] wire transfer to such bank as Alfa and Salix, respectively, shall designate in writing. Except as expressly stated in this Agreement, neither Party shall be entitled in any circumstances to withhold any money due to the other Party under the terms of this Agreement in respect of any possible (justified or unjustified) claims against the other Party related to this Agreement or any of the Related Agreements.

4.7 Taxes. All payments under this Agreement shall be made without any deduction or withholding of or on account of any tax, duties, levies, or other charges by the paying Party unless such deduction or withholding is required by applicable law to be assessed against the non-paying Party. If the paying Party is so required to make any deduction or withholding from payments due to the non-paying Party, the paying Party shall (a) promptly notify the non-paying Party of such requirement, (b) pay to the relevant authorities on the non-paying Party’s behalf the full amount required to be deducted or withheld promptly upon the earlier of determining that such deduction or withholding is required or receiving notice that such amount has been assessed against the non-paying Party, and (c) promptly forward to the non-paying Party an official receipt (or certified copy) or other documentation reasonably acceptable to the non-paying Party evidencing such payment to such authorities.

4.8 Records. Each Party shall, and shall cause its Affiliates and Sublicensees to, maintain during the term of this Agreement normal accounting books (in accordance with normal United States accounting practice, in the case of Salix, and normal Italian accounting practice, in the case of Alfa) containing accurate details of all sales of Crohn’s EIR Products and Alfa Licensed Products by Salix and its Affiliates and Sublicensees and Salix Licensed Products by Alfa and its Affiliates and Sublicensees and of the calculation of Net Sales and the royalty payments due hereunder. Alfa or Salix, respectively, shall have the right, during the term of the Agreement and for [*] following the expiration or termination of the Agreement, upon reasonable notice during normal working hours to cause qualified professional accountants of its choice to inspect the books and records and any other documentation and records maintained by Licensee or its Affiliates or Sublicensees relevant to the calculation of any royalty payable under this Agreement. The accountants shall provide a copy of their report to each Party. The cost of the above accountants’ inspections shall be borne by the Party requesting the inspection save only where any such inspection reveals a discrepancy in excess of [*] percent ([*]%) of royalties due and payable, in which event the costs shall be borne by the Licensee, provided that:

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

4.8.1 such inspection shall not take place more than [*]; and

4.8.2 such inspection shall only be in respect of records and accounts for the period of [*] years preceding the date of such inspection and the Licensee shall not be required to retain records for any period exceeding [*] years.

If any such inspection reveals that there has been an underpayment or overpayment of royalties, the Licensee shall promptly pay to the Licensor the full amount of the underpayment or the Licensor shall promptly pay to the Licensee the full amount of the overpayment, as applicable; provided, however, that if the Licensee or Licensor has a reasonable good faith objection to the calculation of the underpayment or overpayment, the Parties shall discuss the dispute in good faith and seek to reach resolution on whether there was an underpayment or overpayment of royalties, and if so, the amount of such underpayment or overpayment. If the Parties are unable to resolve such dispute, then it shall be resolved through the dispute resolution procedures set forth in Article 18.

4.9 [*] Agreement. The Parties confirm that the agreement between the Parties, dated [*], a copy of which is annexed to this Agreement as Exhibit E (the “[*] Agreement”), is superseded and replaced by this Agreement, except for [*] of the [*] Agreement, which remain in full force and effect in their entirety, subject to such modification that the Parties may agree upon from time to time.

4.10 Rights Outside the Field. Subject always to (a) Salix’s interest in the Salix Technology Rights, the Other Forms Claims of the [*] Patent Family and the Joint Technology, and (b) Alfa’s interest in the Alfa Technology Rights, the [*] Claims and the Joint Technology, and without implying any license or other grant or transfer of rights other than those explicitly set forth herein, in the Supply Agreements or in the Trademark License Agreements, except for the restriction on unauthorized sales set forth in Section 5.1, nothing set forth in this Agreement is intended to (y) place any restrictions on Alfa and its Affiliates from Exploiting the Alfa Technology Rights for any purpose outside the Field in any geographic territory or (z) place any restrictions on Salix and its Affiliates from Exploiting the Salix Technology Rights for any purpose outside the Field in any geographic territory (subject to Alfa’s exclusive rights granted hereunder with respect to the [*] Patent Family). Not to limit the generality of the foregoing, Salix acknowledges that Alfa has Developed or will Develop formulations of the Compound which may be useful for [*] and also [*] uses, which are outside of the Field. Salix agrees that the activities which Alfa or its licensees undertake in the fields of [*] and [*] applications do not adversely affect Salix’s ability to Exploit the rights granted to it in this Agreement.

4.11 Products Approved for More Than One Indication. Except as provided in Section 4.1.2(b)(vi) with respect to Additional Crohn’s Products, in the event that a Licensed Product or a Crohn’s EIR Product is approved for more than one indication, the Parties shall use good faith efforts to

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

reasonably agree on the allocation of consideration payable for such Crohn’s EIR Product or Licensed Product. If the Parties cannot reasonably agree on the appropriate consideration payable for such Crohn’s EIR Product or Licensed Product, either Party may seek final resolution of the matter through binding arbitration pursuant to the procedures set forth in Section 18.2. For clarity, a Licensed Product approved only for the Existing Indications in the Field shall not trigger the requirement that the Parties use good faith efforts to reasonably agree on the allocation of consideration payable for such Licensed Product.

Article 5

GOVERNING PRINCIPLES OF COLLABORATION BETWEEN THE PARTIES

5.1 Cooperation. The intention of the Parties is that Salix shall have exclusive rights to the Compound for the Field within the Salix Territory, and that Alfa shall have exclusive rights to the Compound for the Field within the Alfa Territory. Alfa shall not take any action to adversely affect Salix’s rights. Salix shall not take any action to adversely affect Alfa’s rights. Not to limit the generality of the foregoing:

5.1.1 Salix shall not, and Salix shall cause its Affiliates not to, during the term of this Agreement (a) sell, offer for sale, distribute, market, Promote or supply the Compound or any Rifaximin Products, whether alone or in combination with other molecules or compounds, whether as a raw material or as a finished product, and whether at wholesale or retail, in the Alfa Territory for use within the Field, or, (b) knowingly sell or otherwise supply the Compound or any Rifaximin Products, whether alone or in combination with other molecules or compounds, whether as a raw material or as a finished product, and whether at wholesale or retail, to any Third Party that intends to sell, offer for sale, distribute, market, Promote or supply the Compound or the Rifaximin Product in the Alfa Territory for use within the Field. Salix shall refer all orders for Rifaximin Products for the Field in the Alfa Territory to Alfa. Salix confirms and acknowledges that to the extent legally enforceable, it shall use Commercially Reasonable Efforts to impose similar restrictions on its Affiliates and licensees and Sublicensees to restrict them from directly or indirectly selling, offering for sale, distributing, marketing, Promoting or supplying the Compound or Rifaximin Products to any Third Party in the Alfa Territory for use within the Field. Salix undertakes to use reasonable efforts to prevent any breach or continuation of any breach by any such Affiliate or licensee or Sublicensee of such terms. Notwithstanding the foregoing, the provisions of this Section 5.1.1 shall not apply to the Salix Designated Indication Product if Alfa elects not to obtain the Salix Designated Indication License.

5.1.2 Alfa shall not, and Alfa shall cause its Affiliates not to, during the term of this Agreement (a) sell, offer for sale, distribute, market, Promote or supply the Compound or any Rifaximin Products, whether alone or in combination with other molecules or compounds, whether as a raw material or as a finished product, and whether at wholesale or retail, for use within the Field within the Salix Territory (save only for the supply of Compound to Manufacturers located in the Salix Territory for the Manufacture of Rifaximin Products to be Commercialized in the Alfa Territory or the Manufacture of Rifaximin Products to be Exploited

in the Salix Territory outside the Field), and (b) knowingly, sell or otherwise supply the Compound or Rifaximin Products, whether alone or in combination with other molecules or compounds, whether as a raw material or as a finished product, and whether at wholesale or retail, to any Third Party that intends to sell, offer for sale, distribute, market, Promote or supply the Compound or Rifaximin Product within the Salix Territory for use within the Field. Alfa shall refer all orders for Rifaximin Products for the Field in the Salix Territory to Salix. Alfa confirms and acknowledges that to the extent legally enforceable, it shall use Commercially Reasonable Efforts to impose similar restrictions on its Affiliates and Sublicensees to restrict them from directly or indirectly selling, offering for sale, distributing, marketing, Promoting or supplying the Compound or Rifaximin Products to any Third Party in the Salix Territory for use within the Field. Alfa undertakes to use reasonable efforts to prevent any breach or continuation of any breach by any such Affiliate, licensee or Sublicensee of such terms.

5.1.3 Subject to the terms and conditions of this Agreement, the activities and resources of each Party shall be managed by such Party, acting independently and in its individual capacity.

5.2 Licenses and Export Control.

5.2.1 This Agreement is made subject to any restrictions concerning the export of products or technical information from the United States or other countries that may be imposed on the Parties from time to time. Each Party agrees that it shall not export, directly or indirectly, any technical information acquired from the other Party under this Agreement or any products using such technical information to a location or in a manner that at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the appropriate agency or other governmental entity in accordance with applicable law.

5.2.2 Each Party shall procure and maintain all export and other governmental licenses and permits required for the grant to the other Party of the rights and licenses granted in Article 4, the performance of its duties set forth in Article 6, the supply to the other Party of all documentation required to be provided under Article 9 (including all Regulatory Documentation), and the supply to the other Party of all Know-How and Clinical Data required to be delivered to the other Party hereunder, and shall comply with all other laws and regulations and government directives relating to the grant of rights under the terms of this Agreement to ensure that the other Party shall be entitled to exercise the rights granted to it free of any restriction, other than the restrictions expressly set forth in this Agreement.

Article 6

PRODUCT DEVELOPMENT

6.1 General Principles. Salix and Alfa shall discuss and coordinate studies, trials and regulatory activities involving the Compound and Licensed Products, including the completion of Clinical Trials with regard to the Crohn’s EIR

Product, in order to generate a package of information satisfactory to the Regulatory Authorities of both the United States and the European Union. The general operating principle shall be for each Party’s activities to also benefit the other Party if possible, but at a minimum to be coordinated so as to avoid or minimize any problems, difficulties or harm to the other Party. Procedures for advance notice and regular communications regarding these activities shall be implemented. Both Parties shall (a) participate in the development of the regulatory strategy for the Crohn’s EIR Product and Licensed Products, (b) have the right to attend meetings with Regulatory Authorities (as provided in Sections 6.2.4(b) and 9.1.2) pertaining to the Crohn’s EIR Product and Licensed Products for use within the Field, and (c) discuss and coordinate all studies, Clinical Trials and regulatory activities pertaining to the Crohn’s EIR Product and Licensed Products for use within the Field.

6.2 Crohn’s EIR Product Development Plan.

6.2.1 Development Plan.

(a) The Parties acknowledge that it is their current intent to conduct the Development of the Crohn’s EIR Product in accordance with the development plan attached as Exhibit F (the “Development Plan”). The Parties shall at all times conduct their activities in respect of the Development of the Crohn’s EIR Product in accordance with the Development Plan as it is then in effect. The Parties acknowledge that the Development Plan is subject to modification, in accordance with and subject to the procedures set forth in Section 6.2.1(b), following meetings with the FDA and European Union Regulatory Authorities and that the final Development Plan, as amended, shall be substituted for the version of the Development Plan that has been originally attached as Exhibit F.

(b) In the event that either Party desires any change to the Development Plan during the term of this Agreement, such Party shall provide written notice to the other Party specifying the requested change. The Parties shall consider any such change that is requested in good faith. If the Parties are unable to reach agreement on a change, the matter shall be referred to the Steering Committee for resolution; provided, however, that if the Steering Committee is unable to reach agreement on adjustments to be made to the Development Plan and a Party has such a reasonable basis to so diverge from the Development Plan, final decision-making authority regarding the Development Plan shall be governed by Section 6.2.5(f). All changes to the Development Plan, whether agreed between the Parties, approved by the Steering Committee, or effected pursuant to the final decision making authority set forth in Section 6.2.5(f), shall be set forth in a written document and shall be deemed incorporated into the Development Plan.

6.2.2 Salix’s Duties. Without limiting the generality of the matters set forth in the Development Plan, Salix shall carry out the following duties with respect to the Development of the Crohn’s EIR Product:

(a) Salix shall use Commercially Reasonable Efforts to carry out the Development of the Crohn’s EIR Product in accordance with the Development Plan and may propose such adjustments to the Development Plan as may from time to time be necessary or appropriate as contemplated in Section 6.2.1.

(b) Without limiting the provisions of Section 6.2.2(a):

(i) Salix shall use Commercially Reasonable Efforts to perform and complete (or procure the performance or completion on its behalf), at its sole expense and direction (except as otherwise herein set forth), all work, Clinical Trials and other studies and formalities necessary to complete all Phase III clinical requirements for the Crohn’s EIR Product and follow-up studies requested by the FDA or European Union Regulatory Authorities.

(ii) Salix shall at its sole expense and direction (except as otherwise set forth in this Agreement) use Commercially Reasonable Efforts to ensure that its Clinical Trials and studies on the Crohn’s EIR Product are adequate for the purposes of obtaining Regulatory Approvals for the sale and use of the Crohn’s EIR Product (including Marketing Approvals) from Regulatory Authorities in the European Union and shall provide Alfa with access to or copies of, as Alfa may determine, all information Controlled by Salix or its Affiliates as necessary or useful for the purpose of obtaining Regulatory Approvals for the sale and use of the Crohn’s EIR Product (including Marketing Approvals) from Regulatory Authorities in the European Union. For the avoidance of doubt, Alfa shall be solely responsible, at its sole expense and direction (except as otherwise herein set forth), for the preparation, filing and prosecution of NDAs, MAAs or other Regulatory Documentation with the EMA or with any other Regulatory Authority in the Alfa Territory.

(iii) Salix shall, at its sole expense and direction (except as otherwise set forth in this Agreement) use Commercially Reasonable Efforts to perform and complete all Development activities within the time periods provided for in the Development Plan, and submit all required materials with the NDA submitted to the FDA, including any further materials requested by the FDA after the initial NDA is submitted or accepted for filing.

(iv) Salix shall use Commercially Reasonable Efforts to obtain the Initial U.S. Marketing Approval for the Crohn’s EIR Product. Salix shall affirmatively contact the necessary personnel of the FDA to request meetings in order to facilitate all NDAs and NDA approval for the Crohn’s EIR Product, coordinating with Alfa as provided in Section 6.2.4.

(c) Salix shall comply with all local, state and federal laws and regulations applicable to its performance of the Development activities, including, where appropriate, cGLP and cGMP, and with all applicable regulations of the FDA and other Regulatory Authorities in jurisdictions in which Development activities are being carried out.

6.2.3 Alfa’s Duties.

(a) Alfa shall supply to Salix amounts of the Crohn’s EIR Product and placebo as reasonably needed in order for Salix to conduct the Phase III Clinical Trials provided for in the Development Plan and all other Development activities necessary for the submission of the applications and any post-submission work required by the relevant Regulatory Authorities. Such supply shall be made at no cost to Salix.

(b) Alfa shall provide to Salix all data, test results and other information pertaining to Clinical Trials and studies regarding the Crohn’s EIR Product which were conducted prior to the Amendment Effective Date or which may be conducted for or on behalf of Alfa in respect of the Crohn’s EIR Product during the term of this Agreement.

6.2.4 Regulatory Matters.

(a) Information Exchange.

(i) Salix shall promptly inform Alfa of all developments pertaining to the United States regulatory approval process (and, if conducted by Salix, the Canadian regulatory approval process) for the Crohn’s EIR Product and provide to Alfa copies of [*] promptly as such materials become available to Salix. All such materials shall constitute Confidential Information of Salix and accordingly shall be subject to the provisions of Article 12. For clarification, the designation by Salix of any information as confidential which is based on or derived from source information provided by Alfa shall not result in any transfer of the ownership of or right to the underlying information from Alfa to Salix.

(ii) Alfa shall promptly inform Salix of all developments pertaining to the [*] and [*] regulatory approval process for the Crohn’s EIR Product and provide to Salix copies of all [*] promptly as such materials become available to Alfa. All such materials shall constitute Confidential Information of Alfa and accordingly shall be subject to the provisions of Article 12. For clarification, the designation by Alfa of any information as confidential which is based on or derived from source information provided by Salix shall not result in any transfer of the ownership of or right to the underlying information from Salix to Alfa.

(b) Attendance at Meetings with Regulatory Authorities.

(i) Alfa shall have the right, but not the obligation, to attend all meetings with the FDA, and, if any, HPFB, regarding the Crohn’s EIR Product.

(ii) Salix shall have the right, but not the obligation, to attend all meetings with Regulatory Authorities in [*] or [*] and, at Alfa’s reasonable discretion, in [*]; provided that in the case of [*], the consent of Alfa’s licensee in [*] will be required and Alfa shall use its good faith Commercially Reasonable Efforts to obtain such consent.

(iii) Each Party shall give the other Party at least [*] days’ advance written notice of the scheduling of all such meetings, or if that is not feasible, as much advance notice as is practical under the circumstances.

(iv) The rights granted to Salix under this Section 6.2.4(b) shall terminate when the Crohn’s EIR License terminates.

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

6.2.5 Steering Committee.

(a) Formation. Within [*] days following the Amendment Effective Date, the Parties shall establish a Steering Committee (the “Steering Committee”), which shall oversee and coordinate the Development of the Crohn’s EIR Product as contemplated by this Section 6.2.

(b) Functions. Without limiting the foregoing or any other functions the Parties agree to delegate to the Steering Committee, the Steering Committee shall:

(i) review and approve [*];

(ii) review [*];

(iii) review [*];

(iv) facilitate the exchange of [*];

(v) discuss [*];

(vi) establish [*]; and

(vii) otherwise facilitate [*].

(c) Membership. The Steering Committee shall be comprised of [*] senior representatives from each of Alfa and Salix, selected by such Party. At least [*] of each Party shall have expertise in pharmaceutical development and at least [*] of each Party shall have expertise in pharmaceutical commercialization. Each of Alfa and Salix may replace either or both of its Steering Committee representatives at any time by providing prior written notice to the other Party. Other representatives of Alfa and Salix may attend Steering Committee meetings as non-voting attendees; provided that such representatives are bound by obligations of confidentiality and non-use with respect to any Confidential Information disclosed in the course of such meetings at least as stringent as those set forth in Article 12.

(d) Meetings.

(i) Prior to the receipt of Initial U.S. Marketing Approval for the Crohn’s EIR Product, the Steering Committee shall meet no less than [*], and as otherwise requested by any of the Steering Committee members. Such meetings shall be conducted in person or by videoconference or teleconference; provided that at least [*] of the Steering Committee each [*] shall be conducted in person. Such in-person meetings shall [*].

(ii) Following receipt of Initial U.S. Marketing Approval for the Crohn’s EIR Product, the Steering Committee shall meet no less than twice in each Calendar

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

Year and as otherwise requested by any of the Steering Committee members. Such meetings shall be conducted in person or by videoconference or teleconference; provided that at least [*] of the Steering Committee each Calendar Year shall be conducted in person. Such in-person meetings shall [*].

(iii) A quorum of the Steering Committee shall exist whenever there is present at or participating in a meeting at least [*] appointed by each Party.

(iv) Each Party shall bear its own personnel and travel costs and expenses relating to Steering Committee meetings.

(v) If for any reason a Steering Committee meeting is cancelled or postponed, the Steering Committee shall endeavor to meet no later than [*] days following the original date of such cancelled or postponed meeting. The Steering Committee shall follow such other administrative procedures as it may adopt for the efficient conduct of its meetings and other matters.

(e) Steering Committee Officers; Minutes. Salix shall select the chairperson of the Steering Committee, who shall convene and chair meetings of the Steering Committee. Except as otherwise provided herein, the chairperson shall have no additional powers or rights beyond those held by the other Steering Committee representatives. Alfa shall select a secretary to prepare and circulate the meeting agendas and minutes. Such minutes shall be distributed in draft form not later than [*] days following each meeting and shall be deemed accepted and effective unless the other Party has objected to the same within [*] days of its receipt of such minutes; final minutes shall be promptly distributed to the Parties.

(f) Decision-Making. The members of the Steering Committee shall endeavor to reach a consensus on all decisions within its jurisdiction. Except as set forth below, all actions, decisions or rulings of the Steering Committee with respect to the Crohn’s EIR Product must be made by a consensus of the members of the Steering Committee or in a writing signed by all of the members of the Steering Committee. If the members of the Steering Committee cannot agree with respect to any action, decision or ruling relating to the Crohn’s EIR Product within [*] days (or such shorter time as may be reasonable under the circumstances) following the day that the Steering Committee first considers such matter, then such issue shall be referred to a senior executive or board of directors member designated by each Party. Such senior executives or board of directors members shall meet for attempted resolution by good faith negotiations within [*] days after such issue is referred to them. In the event such designated senior executives or board of directors members are not able to resolve such issue within such [*]-day period, then such issue shall be finally and definitively resolved by Salix casting the deciding vote, while being guided by the principle that all Development efforts with respect to the Crohn’s EIR Product shall be geared towards producing a regulatory submission for the Crohn’s EIR Product that is satisfactory to both the FDA and Regulatory Authorities in the European Union.

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

(g) Limitations on Authority. Each Party shall retain the rights, powers and discretion granted to it under this Agreement, and no such rights, powers or discretion shall be delegated to or vested in the Steering Committee unless the Parties expressly so agree in writing. The Steering Committee shall not have the power to amend, modify or waive compliance with this Agreement, which may only be amended or modified as provided in Article 20 or compliance with which may only be waived as provided in Article 22. The Steering Committee shall not have the power to determine compliance with this Agreement.

(h) Termination of Responsibilities for Crohn’s EIR Product. Upon the receipt of (i) the Initial U.S. Marketing Approval for the Crohn’s EIR Product and Marketing Approval from Regulatory Authorities of the European Union and its member countries (and Canada, if applicable), and (ii) upon receipt of confirmation from Regulatory Authorities in the United States (and Canada, if applicable) and the European Union and its member countries that the Parties have fully complied with all post-marketing requirements for the Crohn’s EIR Product, unless otherwise mutually agreed in writing, the Steering Committee shall no longer have the powers and responsibilities with respect to the Crohn’s EIR Product set forth in this Section 6.2.5 but shall serve as a general forum for Alfa and Salix to discuss global Development, Commercialization and other Exploitation of the Crohn’s EIR Product.

6.3 [*] Committee.

6.3.1 The Parties shall establish, not later than [*] days following the Amendment Effective Date, a [*] committee (the “[*] Committee”). The [*] Committee shall be composed of the same number of members as the Steering Committee. Salix shall select the chairperson of the [*] Committee initially. Thereafter, the chairperson of the [*] Committee shall alternate between the Parties on an annual basis. Except for the power to convene and chair meetings of the [*] Committee, the chairperson shall have no additional powers or rights beyond those held by the other [*] Committee representatives. The [*] Committee may meet simultaneously with and as part of the meetings of the Steering Committee.

6.3.2 The [*] Committee shall serve as a general forum to discuss [*]. Each of the Parties shall use its Commercially Reasonable Efforts to cause the [*] Committee to function effectively and efficiently so as to [*]. For clarity, the [*] Committee shall not have the power to bind the Parties in any way nor to amend, modify or waive compliance with this Agreement. The [*] Committee shall exist only to [*].

6.4 Effect of Change of Control. In the event a Change of Control occurs, Alfa shall have the right, but not the obligation, by notice given by Alfa to Salix within [*] days following the date on which such Change of Control becomes effective, to assume control of all Development activities pertaining to the Crohn’s EIR Product and to make all decisions related to the Development of the Crohn’s EIR Product, provided that Salix, or its successor, shall continue to be responsible for the entire funding of (including reimbursing Alfa for) all expenses associated with the Development of the Crohn’s EIR Product but only to the extent set forth in the then most current version of the

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

Development Plan agreed upon by the Parties. If, pursuant to the preceding sentence, Alfa assumes control of all Development activities pertaining to the Crohn’s EIR Product following a Change of Control, (a) Alfa shall consult in good faith with Salix with respect to matters addressed in Section 6.2 insofar as they relate to or could reasonably be expected to affect the Development, Manufacturing, Commercialization or other Exploitation of the Crohn’s EIR Product in the Salix Territory so as to make effective use of Salix’s experience and expertise in respect of such matters and such work as Salix may have undertaken prior to the Change of Control in respect of such matters and (b) Salix shall cooperate with Alfa in good faith in respect of the management of all such matters.

6.5 Certain Restrictions.

6.5.1 Salix Development of EIR Formulation.

(a) Salix shall be authorized to pursue Development of the Crohn’s EIR Product as contemplated by the Development Plan.

(b) Salix shall be free to pursue Development work in respect of the EIR Formulation in addition to that contemplated by clause (a), but in respect of any Development work in respect of the EIR Formulation beyond that contemplated by clause (a) Salix shall consult with Alfa on an ongoing basis and coordinate any such Development work with Alfa’s ongoing Development activities in respect of the EIR Formulation so as to avoid duplication of effort and facilitate the Development of the EIR Formulation as viable pharmaceutical products.

6.5.2 Alfa Development of [*] Formulation. Alfa shall be free to pursue Development work in respect of the [*] Formulation or Other New Formulations; provided that notwithstanding the grant of the [*] / Other New Formulation License, Alfa shall consult with Salix on an ongoing basis and coordinate any Development work carried out by Alfa on the [*] Formulation or any Other New Formulation with Salix’s ongoing Development activities in respect of the [*] Formulation or Other New Formulations, as applicable, so as to avoid duplication of effort and facilitate the Development of the [*] Formulation or Other New Formulations as viable pharmaceutical products; provided, however, that (a) if and when Alfa exercises its right to take a license to the Salix Designated Indication Product pursuant to Section 4.2.2, Alfa can exercise its right to carry out Development on the [*] Formulation or Other New Formulation, and (b) if Alfa had been conducting Development on an Other New Formulation prior to Salix identifying the Other New Formulation to Alfa pursuant to Section 4.2.2 as a Salix Designated Indication Product, then Alfa and Salix shall discuss in good faith the best manner of proceeding with the Development.

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

Article 7

SUPPLY

Simultaneously with the execution of this Agreement, the Parties shall enter into Amendment Number Two to the Compound Supply Agreement and the EIR Supply Agreement.

Article 8

NEW INDICATIONS

8.1 Notification of New Indication Within the Field.

8.1.1 In the event that Alfa discovers or identifies a New Indication for Rifaximin Products within the Field, or if Salix discovers or identifies any New Indication for Rifaximin Products within the Field, such Party (the “Discoverer”) shall promptly (but not later than [*] days after having made such discovery or identification) notify the other Party (the “Recipient”) in writing of its discovery or identification of such New Indication. The Discoverer shall promptly provide any and all information relevant to the Field regarding the New Indication that the Recipient may reasonably request. All such information shall be treated by the Recipient as Confidential Information of the Discoverer in accordance with the provisions of Article 12. Salix’s Exploitation of an Alfa Licensed Product for a New Indication (excluding the treatment, prevention or amelioration of Crohn’s disease) in the Salix Territory shall be governed by the provisions of Section 4.1.4 and Alfa’s Exploitation of a Salix Licensed Product for a New Indication in the Alfa Territory shall be governed by the provisions of Sections 4.2.1, 4.2.2 or 4.2.3, as applicable. For clarity, this Section 8.1 shall not give the Discoverer any rights to or in respect of such New Indication beyond those rights set forth in Sections 4.1.4, 4.2.1, 4.2.2, and 4.2.3, as applicable.

8.1.2 The inventor and owner of any Intellectual Property Rights related to such newly discovered or identified New Indication shall be determined pursuant to Section 11.4. Disputes regarding inventorship, ownership or validity of Intellectual Property Rights (including those related to newly discovered or identified New Indications) shall be resolved as set forth in Section 11.5.

8.2 Indications Outside the Field. There shall be no limitation on either Party’s right to Exploit any indication outside the Field, either independently or in cooperation with any of its Affiliates or any Third Party, so long as such Exploitation does not infringe the Intellectual Property Rights of the other Party. If either (a) Salix desires to obtain a license to the Alfa Technology Rights for use in humans outside the Field in the Salix Territory or (b) Alfa desires to obtain a license to the Salix Technology Rights for use in humans outside the Field in the Alfa Territory, the Parties shall in good faith enter into negotiations with respect to the terms of such licenses, provided that neither Party is obligated to enter into any such arrangement.

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

Article 9

REGULATORY MATTERS AND EXCHANGE OF INFORMATION AND ASSISTANCE

9.1 Regulatory Responsibilities; Attendance at Meetings. Without limiting the provisions of Section 6.2.4 in respect of the Crohn’s EIR Product:

9.1.1 Regulatory Responsibilities.

(a) Salix shall be responsible for dealings with the FDA and the HPFB (if applicable) with respect to Rifaximin Products within the Field. Salix shall promptly inform Alfa of all developments pertaining to the United States (and if applicable, Canadian) Regulatory Approval process (including pre-Regulatory Approval processes and all post-Regulatory Approval and regulatory maintenance activities) for Rifaximin Products in the Field.

(b) Alfa shall be responsible for dealing with Regulatory Authorities in the Alfa Territory with respect to Rifaximin Products within the Field. Alfa shall promptly inform Salix of all developments pertaining to the [*] and [*] regulatory approval process (including pre-Regulatory Approval processes and all post-Regulatory Approval and regulatory maintenance activities) for the Rifaximin Products in the Field.

9.1.2 Attendance at Meetings.

(a) Alfa shall have the right, but not the obligation, to attend all meetings with the FDA and the HPFB regarding Rifaximin Products in the Field.

(b) Salix shall have the right, but not the obligation, to attend all meetings with Regulatory Authorities in [*] or [*], and in Alfa’s reasonable discretion, in [*]; provided that (i) in the case of [*], the consent of Alfa’s licensee in [*] will be required, which consent Alfa agrees to use its good faith Commercially Reasonable efforts to obtain and (ii) in the case of meetings with Regulatory Authorities pertaining to the [*] Formulation (which for this purpose includes any variation on the [*] Formulation developed by or for Salix and licensed to Alfa pursuant to this Agreement) or any Rifaximin Products containing the [*] Formulation, Salix shall have the right, but not the obligation, to attend all meeting with Regulatory Authorities anywhere in the world.

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

(c) Each Party shall give the other Party at least [*] days’ advance written notice of the scheduling of all such meetings, or if that is not feasible, as much advance notice as is practical under the circumstances.

(d) This Section 9.1.2 does not apply to meetings with Regulatory Authorities regarding the Crohn’s EIR Product, which is governed by Section 6.2.4(b).

(e) The rights granted under this Section 9.1.2 shall terminate when this Agreement terminates.

9.2 Rights of Reference; Ownership of Regulatory Documentation.

9.2.1 Alfa shall own all Regulatory Documentation on a worldwide basis for all Rifaximin Products within the Field other than the Salix Designated Indication Product and the Other New Formulation Products. Salix shall have a right of reference (with the right to grant further rights of reference through multiple tiers in accordance with Section 4.1.6) to (a) all Regulatory Documentation Controlled by Alfa (or its Affiliates or its future Sublicensees (to the extent Alfa obtains the right to share Regulatory Documentation controlled by future Sublicensees with Salix (as set forth below)) that relates to the Compound or Rifaximin Products within the Field and (b) all Regulatory Documentation relating to safety data with respect to the Compound or Rifaximin Products outside the Field Controlled by Alfa (or its Affiliates or its future Sublicensees (to the extent Alfa obtains the right to share Regulatory Documentation controlled by future Sublicensees with Salix (as set forth below)), in each case, that is necessary or useful to support any applications for Regulatory Approvals or other regulatory filings that Salix or its Affiliates or Sublicensees may make in respect of Rifaximin Products within the Field in the Salix Territory or pursuant to or in exercise of Salix’s rights under this Agreement. For clarification, Alfa’s ownership of Regulatory Documentation pursuant to this Section 9.2.1 does not in any way affect Salix’s obligations to develop Regulatory Documentation for submission to the FDA. For clarification, Salix’s right of reference provided for in this Section 9.2.1 shall also apply to Regulatory Documentation Controlled by future Sublicensees of Alfa, provided that Alfa is able to obtain such rights from its Sublicensee. Alfa shall use good faith Commercially Reasonable Efforts to obtain its Sublicensees’ agreement to grant such rights, along with the right to sublicense to Salix such Sublicensees’ Know-How and Patents that are relevant to Salix’s Exploitation of the licenses granted to it in this Agreement, but will not be prohibited from entering into a sublicense agreement if the prospective Sublicensee refuses to grant such rights.

9.2.2 Salix shall own all Regulatory Documentation on a worldwide basis for the Salix Designated Indication Product and the Other New Formulation Products. Alfa shall have a right of reference (with the right to grant further rights of reference through multiple tiers in accordance with Section 4.2.6) to (a) all Regulatory Documentation Controlled by Salix (or its Affiliates or future Sublicensees (to the extent Salix obtains the right to share Regulatory Documentation controlled by future Sublicensees with Alfa (as set forth below)) that relates to the Salix Designated Indication Product and Other New Formulation Products within the Field, and (b) all Regulatory Documentation relating to safety data with respect to the Compound or Rifaximin Products outside the Field Controlled by Salix (or its Affiliates or future Sublicensees (to the extent Salix obtains the right to share Regulatory Documentation controlled by future

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

Sublicensees with Alfa (as set forth below)), which rights may be exercised by Alfa (y) with respect to the Salix Designated Indication Product, only if and when Salix and Alfa have agreed on the terms of a license for the Salix Designated Indication Product, including the compensation payable by Alfa to Salix, pursuant to Section 4.2.2(b) or (z) with respect to an Other New Formulation Product, only if and when Salix and Alfa have agreed on the compensation payable by Alfa to Salix for such Other New Formulation Product, pursuant to Section 4.2.3(b); provided, however, that Alfa shall be entitled to the right of reference to safety data referenced above in this Section 9.2.2, regardless of whether or not the foregoing conditions are met. For clarification, Alfa’s right of reference provided for in this Section 9.2.2 shall also apply to Regulatory Documentation Controlled by future Sublicensees of Salix, provided that Salix is able to obtain such rights from its Sublicensee. Salix shall use good faith Commercially Reasonable Efforts to obtain its Sublicensees’ agreement to grant such rights, along with the right to sublicense to Alfa such Sublicensee’s Know-How and Patents that are relevant to Alfa’s Exploitation of the licenses granted to it in this Agreement, but will not be prohibited from entering into a sublicense agreement if the prospective Sublicensee refuses to grant such rights.

9.3 Exchange of Data and Regulatory Information.

9.3.1 Each Party shall provide copies, without charge, to the other Party all (a) [*], when and as [*] are issued, (b) [*], and (c) [*] promptly upon the other Party’s request, but in no event later than [*] days after receipt of such request, provided that Salix shall be obligated to provide such [*] (y) with respect to the Salix Designated Indication Product, only if and when Salix and Alfa have agreed on the terms of a license for the Salix Designated Indication Product, including the compensation payable by Alfa to Salix, pursuant to Section 4.2.2(b) or (z) with respect to an Other New Formulation Product, only if and when Salix and Alfa have agreed on the compensation payable by Alfa to Salix for such Other New Formulation Product, pursuant to Section 4.2.3(b). All such [*] shall be subject to the confidentiality provisions set forth in Article 12. For clarification, (i) the designation by Salix of any information as confidential which is based on or derived from source information provided by Alfa shall not result in any transfer of the ownership of or right to the underlying information from Alfa to Salix and (ii) the designation by Alfa of any information as confidential which is based on or derived from source information provided by Salix shall not result in any transfer of the ownership of or right to the underlying information from Salix to Alfa.

9.3.2 Each Party shall continue to have access to (a) [*] and (b) [*] following the granting of Marketing Approvals by the relevant Regulatory Authorities, provided that under either subsection (a) or (b), Alfa’s right to access such [*] may be exercised (y) with respect to the Salix Designated Indication Product, only if and when Salix and Alfa have agreed on the terms of a license for the Salix Designated Indication Product, including the compensation payable by Alfa to Salix, pursuant to Section 4.2.2(b) or (z) with respect to an Other New Formulation Product, only if and when Salix and Alfa have agreed on the compensation payable by Alfa to Salix for such Other New Formulation Product, pursuant to Section 4.2.3(b).

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

9.3.3 Alfa’s obligations under Sections 9.3.1 and 9.3.2 are limited to information submitted to Regulatory Authorities in [*] and [*].

9.3.4 The respective rights and obligations of the Parties granted under this Section 9.3 shall terminate when the Agreement terminates.

9.4 Facilities Inspection. Representatives of either Party may upon reasonable notice, and at times reasonably acceptable to the other Party, visit any facilities where any pre-clinical or clinical tests or Clinical Trials are being carried out in respect of the Crohn’s EIR Product or Licensed Products and any facilities where the Compound or the Crohn’s EIR Product or Licensed Products licensed by the inspecting Party to the other Party hereunder are being Manufactured under license from the inspecting Party hereunder and shall be entitled to consult informally during any such visit or by telephone or facsimile communication with personnel at any such facilities. The rights granted to a Party under this Section 9.4 are supplemental to and do not limit or modify the inspection rights granted to such Party (or its Affiliates) in the Supply Agreements, the Trademark License Agreement (Alfa to Salix) or the Trademark License Agreement (Salix to Alfa), as appropriate.

9.5 Adverse Event Reporting and Notifications. The Parties’ respective obligations regarding reporting Adverse Events relating to the Compound or any Rifaximin Product and notifying the other Party of any information concerning Adverse Events are set forth in the Safety Data Exchange Agreement.

Article 10

MARKETING

10.1 Salix’s Marketing Obligations. Salix shall use Commercially Reasonable Efforts to introduce, Promote and maximize the Commercialization of the Crohn’s EIR Product throughout the Salix Territory following receipt of the Initial U.S. Marketing Approval. For the avoidance of doubt, the Parties acknowledge and agree that the provisions of the preceding sentence do not necessarily require Salix to Commercialize the Crohn’s EIR Product in Canada. Other than in the case of the Exploitation of “authorized generic” products by Salix or its Affiliates or Sublicensees, Salix shall carry out such activities (a) with respect to Alfa Licensed Products for the Existing Indications under the Xifaxan Trademark, (b) with respect to the Crohn’s EIR Product, under the Crohn’s EIR Trademark, (c) with respect to the Other EIR Products under the Other EIR Trademarks selected by Alfa, and (d) with respect to other Alfa Licensed Products for the New Indications under the New Indication Trademarks selected by Alfa, and, in each such case, in accordance with the usual practice in the pharmaceutical field of the Salix Territory.

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

10.2 Cooperation Regarding Marketing Matters.

10.2.1 Salix and Alfa shall consult and exchange information concerning marketing strategies and market information within the Salix Territory and Alfa Territory in an effort to produce homogeneity in the marketing of the Crohn’s EIR Products and Alfa Licensed Products and Salix Licensed Products worldwide. The Parties shall provide to each other samples of all Promotional Materials for the Crohn’s EIR Products and Alfa Licensed Products and Salix Licensed Products (recognizing that use of certain materials may be limited to a specific country or region), and all data which support promotional claims for the Crohn’s EIR Products and Licensed Products. Each Party, at its own cost, may translate and reproduce such Promotional Materials or publications as legally and contractually permissible and distribute them, at its sole discretion, in the course of its promotional and marketing activities. The provisions of the preceding sentence shall not alter or affect copyright ownership in respect of any Promotional Materials provided by a Party and shall, in respect of such Promotional Materials as may be provided by a Party constitute a limited license under such Party’s right, title and interest in the provided Promotional Materials to use such Promotional Materials as therein permitted. Notwithstanding the foregoing, the Party originally providing such Promotional Materials to the other Party shall not be liable in any manner whatsoever in respect of any such translations or reproductions or other use thereof by the other Party and shall be indemnified and held harmless against any loss or claim arising in connection with the same, as set forth in more detail in Sections 14.1 and 14.2.

10.2.2 If there is a Change of Control that results in any Competitor acquiring control of Salix, Alfa shall have the right, at its option, to cease providing all or any part of the information that it is otherwise required to provide to Salix pursuant to Sections 9.1.2(b), 9.2.1, 9.3, 9.4, 10.2.1 or otherwise under this Agreement with regard to any forward looking plans, projects or research involving the Compound or any Rifaximin Products. For clarity, following a Change of Control that results in any Competitor acquiring control of Salix, Alfa shall continue to provide Salix (or its successor) with information (including rights of reference set forth in Article 9) required in order for Salix (or its designee) to maintain existing regulatory approvals for Crohn’s EIR Products and Alfa Licensed Products for the Field then being sold by Salix, its Affiliates and Sublicensees in the Salix Territory; provided, however, that Alfa, in its discretion and to the extent permitted by applicable laws and regulations, may submit updates to the relevant regulatory files in a manner that will keep such information confidential from Salix, and in such cases Salix shall cooperate with Alfa’s efforts to have this information treated on a confidential basis.

10.3 Packaging.

10.3.1 Without limiting the provisions of the Trademark License Agreement (Alfa to Salix), Salix undertakes to print on the packaging of and on all Promotional Materials relating to the Alfa Licensed Products the words “Licensed by Alfa Wassermann” or similar language to the extent permitted under any applicable law and agreed to by Alfa (such agreement not to be unreasonably withheld). Alfa hereby grants to Salix a non-exclusive (with the right to sublicense as set forth herein), royalty-free license to use Alfa’s corporate name in such form only for such purpose within the Field in the Salix Territory.

10.3.2 Without limiting the Trademark License Agreement (Salix to Alfa), Alfa undertakes to print on the packaging of and on all Promotional Materials relating to the Salix Licensed Products the words “Licensed by Salix Pharmaceuticals” or similar language to the extent permitted under any applicable law and agreed to by Salix (such agreement not to be unreasonably withheld). Salix hereby grants to Alfa a non-exclusive (with the right to sublicense as set forth herein), royalty-free license to use Salix’s corporate name in such form only for such purpose within the Field in the Alfa Territory.

Article 11

PATENT MATTERS AND INTELLECTUAL PROPERTY RIGHTS

11.1 No Assignment of Ownership Rights.

11.1.1 The licenses granted pursuant to this Agreement shall not constitute an assignment of the Alfa Licensed Patents, the Alfa Licensed Trademarks or any other Alfa Technology Rights to Salix, nor a grant of any ownership right or title therein or any other right other than the rights specifically granted to the Alfa Licensed Patents, Alfa Licensed Trademarks and other Alfa Technology Rights in accordance with the terms of this Agreement, the Trademark License Agreement (Alfa to Salix), and the Supply Agreements. Nothing contained in this Agreement shall be construed as conferring upon Salix by implication, estoppel or otherwise any license, express or implied, or other rights under any trademark, service mark, copyright, Patent or unpatented technology belonging to Alfa, except the rights expressly granted to Salix hereunder, in the Trademark License Agreement (Alfa to Salix), and the Supply Agreements.

11.1.2 The licenses granted pursuant to this Agreement shall not constitute an assignment of the Salix Licensed Patents, the Salix Licensed Trademarks, Salix’s interest in the [*] Patent Family or any other Salix Technology Rights to Alfa, nor a grant of any ownership right or title therein or any other right other than the rights specifically granted to the Salix Licensed Patents, Salix Licensed Trademarks, Salix’s interest in the [*] Patent Family and other Salix Technology Rights in accordance with the terms of this Agreement and the Trademark License Agreement (Salix to Alfa). Nothing contained in this Agreement shall be construed as conferring upon Alfa by implication, estoppel or otherwise any license, express or implied, or other rights under any trademark, service mark, copyright, Patent or unpatented technology belonging to Salix, except the rights expressly granted to Alfa hereunder and in the Trademark License Agreement (Salix to Alfa).

11.2 Preparation, Filing, Maintenance and Prosecution of Patents.

11.2.1 Alfa Licensed Patents. Alfa shall have the right, but not the obligation, to prepare, file, prosecute and maintain the Alfa

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

Licensed Patents; provided that, in the case of Alfa Licensed Patents filed in the United States, Canada, [*] and any other country in which an official patent office action on the merits is first given with respect to any particular family of Patents constituting Alfa Licensed Patents, Alfa shall (a) provide to Salix copies of all communications sent or to be sent to or received from any patent office pertaining to such Alfa Licensed Patents, [*]; (b) keep Salix reasonably informed on a continuous basis in respect of its actions under this Section 11.2.1; and (c) solicit and reasonably consider any Salix proposals in respect of Alfa’s actions under this Section 11.2.1. Whenever possible, Salix shall be afforded at least [*] Business Days prior to the earlier of the expiration of any shortened statutory period for response or the anticipated filing date to review and comment upon the text of any such communication. Alfa shall also keep Salix advised on the maintenance of any Alfa Licensed Patents that are reasonably expected to cover Rifaximin Products in the Field or necessary for the Exploitation of Rifaximin Products in the Field and provide Salix with reasonable opportunity to comment upon such maintenance. In the event the Parties’ respective patent counsel, after good faith discussions, cannot agree with respect to any decision to be made with respect to the preparation, filing, prosecution or maintenance of any Alfa Licensed Patent that is reasonably expected to cover Rifaximin Products in the Field or necessary for the Exploitation of Rifaximin Products in the Field (including decisions relating to [*]), Alfa shall have the final decision-making authority regarding such Alfa Licensed Patents. In the event that Alfa decides to abandon or discontinue the filing, prosecution or maintenance, in whole or in part, of any of Alfa Licensed Patents that is reasonably expected to cover Rifaximin Products in the Field or necessary for the Exploitation of Rifaximin Products in the Field (including decisions relating to [*]), it shall provide prompt written notice to Salix. In such case, Salix may elect to continue the maintenance or prosecution of such Alfa Licensed Patents or patent application at its expense, provided, however, that the ownership of such Alfa Licensed Patent or patent application shall be retained by Alfa.

11.2.2 Alfa [*] Patent Application. Following the Amendment Effective Date, Alfa shall [*] United States patent application no. [*] (the “[*] Application”) and any other claim to [*] rifaximin in a Patent [*] to the [*] Application, and any other patent claim to [*] rifaximin [*] the disclosure of the [*] Application [*]. Alfa shall [*] patent rights to [*] rifaximin [*] which [*] the [*] Application [*] claims to [*] rifaximin, or any other patent rights [*] to an application [*] by the [*] Application [*] a claim to [*] rifaximin. Notwithstanding the above, nothing herein shall limit Alfa’s rights to [*] claims relating to [*] rifaximin in a patent application that [*] of the [*] Application, or any of the [*] of a Patent in the [*] of the [*] Application.

11.2.3 Salix Licensed Patents; [*] Patent Family. Salix shall have the right, but not the obligation, to prepare, file, prosecute and maintain the Salix Licensed Patents and [*] Patent Family; provided that, in the case of Salix Licensed Patents that are reasonably expected to cover Rifaximin Products in the Field or necessary for the Exploitation of Rifaximin Products in the Field and the [*] Patent Family, Salix shall (a) provide to Alfa copies of all communications sent or to be sent

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

to or received from any patent office pertaining to such Salix Licensed Patents and the [*] Patent Family, [*]; (b) keep Alfa reasonably informed on a continuous basis in respect of its actions under this Section 11.2.3; and (c) solicit and reasonably consider any Alfa proposals in respect of Salix’s actions under this Section 11.2.3. Whenever possible, Alfa shall be afforded at least [*] Business Days prior to the earlier of the expiration of any shortened statutory period for response or the anticipated filing date to review and comment upon the text of any such communication. Salix shall also keep Alfa advised on the maintenance of any Salix Licensed Patents that are reasonably expected to cover Rifaximin Products in the Field or necessary for the Exploitation of Rifaximin Products in the Field and the [*] Patent Family and provide Alfa with reasonable opportunity to comment upon maintenance. In the event the Parties’ respective patent counsel, after good faith discussions, cannot agree with respect to any decision to be made with respect to the preparation, filing, prosecution or maintenance of any Salix Licensed Patent that is reasonably expected to cover Rifaximin Products in the Field or necessary for the Exploitation of Rifaximin Products in the Field or the [*] Patent Family (including decisions relating to [*]), Salix shall have the final decision-making authority regarding such Salix Licensed Patents or the [*] Patent Family, as the case may be. In the event that Salix decides to abandon or discontinue the filing, prosecution or maintenance, in whole or in part, of any Salix Licensed Patents that are reasonably expected to cover Rifaximin Products in the Field or necessary for Exploitation of Rifaximin Products in the Field or the [*] Patent Family, it shall provide prompt written notice to Alfa. In such case, Alfa may, subject to the restrictions set forth in Section 11.2.2, elect to continue the maintenance or prosecution of such Salix Licensed Patent or the [*] Patent Family, as the case may be, at its expense, provided, however, that the ownership of such Salix Licensed Patent or the [*] Patent Family, as the case may be, shall be retained by Salix.

11.2.4 Joint Patents. The Parties shall discuss in good faith, and thereupon implement, a mutually agreeable patent strategy with respect to all Joint Patents and Joint Know-How that may be patentable. With respect to all Joint Patents and Joint Know-How for which the Parties agree patent prosecution should be sought, the Parties shall cooperate in the preparation, filing and prosecution of patent applications (including provoking, instituting or defending interference, opposition, revocation, reexamination, derivation, and similar proceedings related to the Joint Patents), and shall discuss and agree on the content and form of relevant patent applications and any other relevant matters before such applications are made. Each Party shall consider in good faith any comments from the other Party regarding steps to be taken to strengthen any Joint Patent. Salix shall serve as the lead Party to prosecute and maintain all applications covering Joint Patents in the Salix Territory (including provoking, instituting or defending interference, opposition, revocation, reexamination and similar proceedings related to the Joint Patents), at Salix’s expense, unless otherwise agreed by the Parties; and Alfa shall serve as the lead Party to prosecute and maintain all applications covering Joint Patents in the Alfa Territory (including provoking, instituting or defending interference, opposition, revocation, reexamination and similar proceedings related to the Joint Patents), at Alfa’s expense, unless otherwise agreed by the Parties. In the event that the Parties’ respective patent counsel, after good faith discussions, cannot agree with respect to any decision to be made regarding the prosecution and maintenance of the Joint Patents, Alfa shall

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

make the decision to the extent the matter in dispute relates to the Alfa Territory and Salix shall make the decision to the extent the matter in dispute relates to the Salix Territory. Notwithstanding the foregoing, neither Party shall prosecute a Joint Patent in their respective territory (Alfa in the Alfa Territory and Salix in the Salix Territory) in a manner that would be inconsistent with the prosecution of a corresponding Joint Patent in the other Party’s respective territory. In all cases, the other Party shall, at its own expense, provide reasonable assistance to the lead Party for prosecution and maintenance of a particular Joint Patent with respect to the prosecution and maintenance of such Joint Patent.

11.2.5 Cooperation. The Parties’ respective intellectual property counsel shall discuss and suggest the best ways to strengthen the overall patent position related to the Compound and the Crohn’s EIR Products and Licensed Products for the benefit of both Parties.

11.3 Patent Applications. Salix shall promptly disclose to Alfa in writing the filing of all Patent applications by Salix or its Affiliates regarding any invention, development or discovery that constitutes Salix Technology reasonably useful or necessary for the Exploitation of Rifaximin Products in the Field or Joint Technology Rights; and Alfa shall promptly disclose to Salix in writing the filing of all Patent applications by Alfa or its Affiliates regarding of any invention, development or discovery that constitutes Alfa Technology reasonably useful or necessary for the Exploitation of Rifaximin Products in the Field or Joint Technology Rights.

11.4 Ownership of Intellectual Property.

11.4.1 Ownership of Intellectual Property Created Exclusively by a Single Party. As between the Parties, each Party shall own all right, title and interest in and to all Patents, Know-How and other Intellectual Property Rights created or conceived solely by or on behalf of such Party or its Affiliates and their respective employees, agents or independent contractors, or its Sublicensees (other than the other Party and its Affiliates). Within [*] days after the Amendment Effective Date, each Party shall deliver to the other Party all of its Know-How relevant to the Field that has been reduced to practice which has not previously been provided to the other Party for the limited purpose of enabling each Party to exercise the licenses to such Know-How granted to it under this Agreement. Thereafter, each Party shall promptly disclose to the [*] Committee and the other Party in writing all Patents and Know-How relevant to the Field that has been reduced to practice (and may, but is not obligated to, disclose to the [*] Committee and the other Party other Know-How and other Intellectual Property Rights) created or conceived solely by or on behalf of it, its Affiliates and their respective employees, agents or independent contractors, and its Sublicensees (other than the other Party and its Affiliates) in connection with the performance of their responsibilities or the exercise of their rights under this Agreement and that are necessary or reasonably useful for the Manufacture, research and Development, and Commercialization of Rifaximin Products within the Field and are within the

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

scope of the licenses granted by this Agreement. Alfa shall exercise Commercially Reasonable Efforts to periodically update Salix regarding improvements to the Alfa Know-How relevant to the Field that have been reduced to practice. Salix shall exercise Commercially Reasonable Efforts to periodically update Alfa regarding improvements to the Salix Know-How relevant to the Field that have been reduced to practice.

11.4.2 Ownership of Intellectual Property Created Jointly by the Parties. As between the Parties, the Parties shall each own an equal, undivided interest in Joint Patents, Joint Know-How, and any other Intellectual Property Rights discovered, created or authored jointly by employees or agents of Salix or its Affiliates or Sublicensees, on the one hand, and employees or agents of Alfa or its Affiliates or Sublicensees, on the other hand. Such ownership by a Party of joint ownership of Joint Technology Rights shall not modify, limit or otherwise affect any rights of exclusivity in respect of Joint Technology Rights that may have been granted by such Party to the other Party hereunder. Except pursuant to such licenses and other rights as are granted by each Party to the other Party under this Agreement, neither Party shall license or otherwise Exploit any Joint Technology Rights anywhere in the world without the prior written consent of the other Party.

11.4.3 United States Law. For purposes of this Agreement, the determination of the inventorship of any invention, development or discovery and any Patent claiming such invention, development or discovery and the authorship or creation of any copyright material shall be made in accordance with applicable law in the United States. In the event that United States law does not apply to the conception, discovery, development or making of any invention, development or discovery or copyright material, each Party shall, and does hereby, assign, and shall cause its Affiliates, Sublicensees and other rights holders in respect of the Compound or Rifaximin Products to so assign, to the other Party, without additional compensation, such right, title and interest in and to any invention, development or discovery or copyright material, and any Intellectual Property Rights with respect thereto, as is necessary to fully effect ownership as contemplated by this Section 11.4.

11.4.4 [*] Patent Family. The provisions of this Section 11.4 are without prejudice to the provisions of Section 4.3.2 regarding the ownership of the [*] Patent Family.

11.5 Dispute Resolution. If there is a difference of view between the Parties regarding the inventorship, ownership or validity of any Intellectual Property Rights pertaining to the Compound or Rifaximin Products, the Parties shall endeavor to resolve the matter without litigation or other legal proceedings. Such efforts shall include a presentation by each Party to the chief executive officers of the Parties (or their designees) in an effort to reach resolution of the matter, unless such presentation would materially prejudice the presenting Party. If a Party concludes that the dispute cannot be

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

resolved by the chief executive officers (or their designees) of the Parties, that Party shall provide a written demand for arbitration to the other Party and such dispute shall thereafter be resolved by arbitration pursuant to the procedures set forth in Section 18.2.

11.6 Infringement Claims by Third Parties.

11.6.1 Defense of Third Party Claims. If a Third Party asserts that a Patent or other Intellectual Property Right (other than trademarks, which shall be governed by the applicable Trademark License Agreement) owned or controlled by the Third Party is infringed by the Exploitation of Rifaximin Products as contemplated by this Agreement, then the Party first obtaining knowledge of such a claim shall immediately provide the other Party notice of such claim along with the related facts in reasonable detail. Each Party shall be responsible for defending itself in any litigation in which it is a named defendant. If only one Party is a named defendant in any litigation commenced by a Third Party and the other Party is not a named defendant, the right to raise counterclaims against the plaintiff with regard to Patents owned by the other Party shall be governed by Section 11.7.1, provided that the Party that is not a named defendant shall not object if the Party which is a named defendant files an impleader action to join the other Party into the litigation. If both Alfa and Salix are named as joint defendants, Alfa and Salix shall cooperate with each other to develop a defense strategy for the Salix Territory and the Alfa Territory, including the decision to assert possible counterclaims, provided, however, that with respect to any Alfa Licensed Patent that is covered by Section 11.7, if the Parties, acting in good faith, cannot reach agreement with respect resolution, to the determination of whether to assert a counterclaim with regard to rights arising under any such Patent, then Salix shall have the right to determine whether or not to assert such counterclaim. The Parties shall confer with each other to decide which Party shall control the defense of litigation in which Salix and Alfa are both named as defendants. In respect of any defense of an action pursuant to this Section 11.6.1, the defending Party shall solicit and reasonably consider the other Party’s proposals in respect of litigation strategy. In any such action, the non-controlling Party shall have the right, at its own expense, to be represented in such action by counsel of its own choice. Except as otherwise contemplated above in this Section 11.6.1, the Party with primary responsibility for defense under this Section 11.6.1 shall bear the cost of any such action and shall be entitled to 100% of the recovery, if any, from the Third Party arising from any counter-claims.

11.6.2 Settlement of Third Party Claims. The Party that controls the defense of a given claim or counterclaim shall also have the right to control settlement of such claim, subject to the restrictions set forth in Section 11.8.

11.6.3 Assistance. Each Party shall provide to the other Party all reasonable assistance requested by the other Party in connection with any action, claim or suit under this Section 11.6, at the requesting Party’s expense, including allowing such other Party access to the assisting Party’s files and documents and to the assisting Party’s personnel who may have possession of relevant information. In particular, the assisting Party shall promptly make available to the other Party all information in its possession or control that it is aware shall assist the other Party in responding to any such action, claim or suit.

11.7 Enforcement of Patents.

11.7.1 Infringement in Salix Territory.

(a) In the event that any Third Party infringes or allegedly infringes in the Salix Territory any Salix Licensed Patent or any Alfa Licensed Patent that is Orange Book-listed in respect of any Rifaximin Product in the Field or that otherwise is reasonably useful or necessary for the Exploitation of Rifaximin Products in the Field in the Salix Territory, Salix shall have the right, but not the obligation, to prosecute any infringement by such Third Party at its expense or, subject to the provisions of this Section 11.7.1 and Section 11.8, to grant the infringing Third Party adequate rights and licenses necessary for continuing such activities. For clarity, if Salix elects not to take any action against a Third Party pursuant to this Section 11.7.1, then Alfa shall have no right to do so.

(b) In respect of any enforcement pursuant to Section 11.7.1(a) by Salix of a Salix Licensed Patent that is Orange Book-listed in respect of any Rifaximin Product in the Field or that otherwise is reasonably useful or necessary for the Exploitation of Rifaximin Products in the Field or any Alfa Licensed Patent, Salix shall (i) keep Alfa reasonably informed on a continuous basis in respect of Salix’s actions with respect to the enforcement of such Patent; (ii) promptly provide Alfa with copies of all documents and other materials filed by any party to such enforcement action with the court before which such enforcement action is pending; and (iii) solicit and reasonably consider Alfa’s proposals in respect of litigation strategy Alfa shall provide reasonable cooperation in connection with any such action brought by Salix against a Third Party, including becoming party to the legal action, allowing its name to be used in connection therewith, and making its personnel and records available to Salix and its representatives for the purpose of considering and prosecuting the case against the Third Party.

(c) Salix shall bear the cost of any such action and shall be entitled to [*] of the recovery, if any, from the Third Party; provided, however, that if such recovery includes the grant of sublicenses wherein the Third Party shall thereafter be a Sublicensee, such ongoing recovery shall be subject to Salix’s royalty obligations set forth in Section 4.1.

11.7.2 Infringement in Alfa Territory.

(a) In the event that any Third Party infringes or allegedly infringes in the Alfa Territory any Alfa Licensed Patent or any Salix Licensed Patent that is reasonably useful or necessary for the Exploitation of Rifaximin Products in the Field in the Alfa Territory, Alfa shall have the right, but not the obligation, to prosecute any such infringement at its expense or, subject to the provisions of this Section 11.7.2 and Section 11.8, to grant the infringing Third Party adequate rights and licenses necessary for continuing such activities. For clarity, if Alfa elects not to take any action against a Third Party pursuant to this Section 11.7.2, then Salix shall have no right to do so.

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

(b) In respect of any enforcement by Alfa of a foreign counterpart of an Alfa Licensed Patent that is Orange Book-listed in respect of a Rifaximin Product in the Field or that otherwise is reasonably useful or necessary for the Exploitation of Rifaximin Products in the Field or a Salix Licensed Patent, Alfa shall (i) keep Salix reasonably informed on a continuous basis in respect of Alfa’s actions with respect to the enforcement of such Patent; (ii) promptly provide Alfa with copies of all documents and other materials filed by any party to such enforcement action with the court before which such enforcement action is pending; and (iii) solicit and consider in good faith any Salix proposals in respect of Alfa’s actions with respect to the enforcement of such Patent. Salix shall provide reasonable cooperation in connection with any such action brought by Alfa against a Third Party, including becoming party to the legal action, allowing its name to be used in connection therewith, and making its personnel and records available to Alfa and its representatives for the purpose of considering and prosecuting the case against the Third Party.

(c) Alfa shall bear the cost of any such action and shall be entitled to [*] of the recovery, if any, from the Third Party, provided, however, that if such recovery includes the grant of sublicenses wherein the Third Party shall thereafter be a Sublicensee, such ongoing recovery shall be subject to Alfa’s royalty obligations set forth in Section 4.2.

11.7.3 Infringement of Joint Patents. Alfa shall have the right, but not the obligation, at its expense, to control the prosecution of any infringement or alleged infringement by a Third Party of a Joint Patent in the Alfa Territory or, subject to the provisions of this Section 11.7.3 and Section 11.8, to grant the infringing Third Party adequate rights and licenses necessary for continuing such activities; and Salix shall have the right, but not the obligation, at its expense, to control the prosecution of any infringement or alleged infringement by a Third Party of a Joint Patent in the Salix Territory or, subject to the provisions of this Section 11.7.3 and Section 11.8, to grant the infringing Third Party adequate rights and licenses necessary for continuing such activities. In respect of any enforcement of a Joint Patent pursuant to this Section 11.7.3, the controlling Party shall (a) keep the other Party reasonably informed on a continuous basis in respect of the controlling Party’s actions with respect to the enforcement of such Patent; (b) promptly provide the other Party with copies of all documents and other materials filed by any party to such enforcement action with the court before which such enforcement action is pending; and (c) solicit and reasonably consider the other Party’s proposals in respect of litigation strategy. In either case, both Parties shall provide reasonable cooperation in any action brought against a Third Party with respect to a Joint Patent, including becoming party to the legal action, allowing its name to be used in connection therewith, and making its personnel and records available to the other Party and its representatives for the purpose of considering and prosecuting the case against the Third Party. The Party bringing the legal action shall bear the cost of any such action and shall be entitled to 100% of the recovery, if any, from the Third Party. In any enforcement action involving the Joint Patents, the Parties shall not take inconsistent positions to those taken by the other Party in its territory with regard to the corresponding Joint Patent. The non-controlling Party shall have the right, at its own expense, to be represented by counsel of its own choice in any action brought under this Section 11.7.3.

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

11.7.4 Infringement of [*] Patent Family. Salix shall have the right, but not the obligation, at its expense, to control the prosecution of any infringement or alleged infringement anywhere in the world by a Third Party of the [*] Patent Family or, subject to the provisions of this Section 11.7.4 and Section 11.8, to grant the infringing Third Party adequate rights and licenses necessary for continuing such activities. For clarity, if Salix elects not to take any action against a Third Party pursuant to this Section 11.7.4, then Alfa shall have no right to do so. In respect of any enforcement of the [*] Patent Family pursuant to this Section 11.7.4, Salix shall (a) keep Alfa reasonably informed on a continuous basis in respect of Salix’s actions with respect to the enforcement of such Patent; (b) promptly provide Alfa with copies of all documents and other materials filed by any party to such enforcement action with the court before which such enforcement action is pending; and (c) solicit and reasonably consider Alfa’s proposals in respect of litigation strategy. In either case, both Parties shall provide reasonable cooperation in any action brought against a Third Party with respect to the [*] Patent Family, including becoming party to the legal action, allowing its name to be used in connection therewith, and making its personnel and records available to the other Party and its representatives for the purpose of considering and prosecuting the case against the Third Party. Salix shall bear the cost of any such action and shall be entitled to [*] of the recovery, if any, from the Third Party. Alfa shall have the right, at its own expense, to be represented by counsel of its own choice in any action brought under this Section 11.7.4.

11.7.5 Patent Challenges. For the avoidance of doubt, the provisions of this Section 11.7 shall apply in respect of challenges by a Third Party of the validity or enforceability (whether pursuant to the Hatch-Waxman Act or any other relevant regulatory or statutory framework that may govern) of Patents addressed in this Section 11.7 as though such challenge of the validity or enforceability of such Patents constituted an infringement or alleged infringement of such Patents.

11.8 Restrictions on Settlement with Third Parties. The Party that controls the defense or prosecution of a given claim under Sections 11.6 or 11.7 shall also have the right to control settlement of such claim; provided, however, that (a) no settlement shall be entered into by such controlling Party without the prior written consent of the non-controlling Party if such settlement would adversely affect or diminish the rights and benefits of the non-controlling Party under this Agreement, impose any new obligations or adversely affect any obligations of the non-controlling Party under this Agreement, or adversely affect the validity or enforceability of the Patents or other Intellectual Property Rights of such non-controlling Party and (b) the controlling Party shall not be entitled to settle any such Third Party claim by granting a license or covenant not to sue under or with respect to the non-controlling Party’s Intellectual Property Rights without the prior written consent of the non-controlling Party.

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

11.9 Patent Defense Agreement. This Agreement supersedes and replaces the Patent Defense Agreement and the Patent Defense Agreement shall have no further force or effect after the Amendment Effective Date.

11.10 Disclaimers. Nothing in this Agreement shall be construed as an obligation for either Party to bring or prosecute actions or suits against Third Parties for infringement.

Article 12

CONFIDENTIALITY

12.1 Confidentiality, Use and Non-Disclosure Obligations.

12.1.1 Confidentiality, Use and Non-Disclosure Obligations of Salix . During the term of this Agreement and for a period of [*] years after termination or expiration hereof, Salix shall keep secret and confidential, and shall use all reasonable efforts to ensure that the same is kept confidential by its Affiliates and Sublicensees, all Alfa Technology Rights and other Confidential Information disclosed to it by Alfa and all Joint Technology Rights (“Alfa Confidential Information”) and shall not use the same for any purpose other than the exercise of the licenses and other rights granted to it by Alfa under this Agreement or the performance of its obligations under this Agreement or disclose the same to any Third Party other than (a) as may be required in connection with the performance of its obligations under this Agreement or any of the Related Agreements or (b) as otherwise set forth in Section 12.3. Without limiting the foregoing, Salix agrees that it shall take the same level of measures to protect the confidentiality of Alfa Confidential Information which it takes with respect to Salix’s own confidential and proprietary information, but not less than reasonable care.

12.1.2 Confidentiality, Use and Non-Disclosure Obligations of Alfa. During the term of this Agreement and for a period of [*] years after termination or expiration hereof, Alfa shall keep secret and confidential, and shall use all reasonable efforts to ensure that the same is kept confidential by its Affiliates and Sublicensees all Salix Technology Rights and other Confidential Information disclosed to Alfa by Salix and all Joint Technology Rights (“Salix Confidential Information”) and shall not use the same for any purpose other than the exercise of the licenses and other rights granted to it by Salix under this Agreement or the performance of its obligations under this Agreement or disclose the same to any Third Party other than (a) as may be required in connection with the performance of its obligations under this Agreement or any of the Related Agreement (b) as otherwise set forth in Section 12.3. Without limiting the foregoing, Alfa agrees that it shall take the same level of measures to protect the confidentiality of Salix Confidential Information which it takes with respect to Alfa’s own confidential and proprietary information, but not less than reasonable care.

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

12.2 Exceptions to Confidentiality and Non-Disclosure Obligations. Notwithstanding the obligations contained in Section 12.1.1 and Section 12.1.2, Confidential Information shall not include any information that:

12.2.1 shall be in the public domain prior to disclosure to the receiving Party, or shall enter the public domain after the Amendment Effective Date otherwise than by reason of the fault, negligence or wrongful act of the receiving Party;

12.2.2 the receiving Party can show was in its possession free of any obligation of confidentiality prior to the date of receipt or was independently developed by employees of the receiving Party without reference to the information disclosed by the disclosing Party; or

12.2.3 is subsequently received by the receiving Party from a Third Party who is not bound by any obligation of confidentiality with respect to said information;

Specific aspects or details of Alfa Confidential Information or Salix Confidential Information shall not be deemed to be within the public domain or in the possession of the receiving Party merely because the Confidential Information is embraced by more general information in the public domain or in the possession of the receiving Party. Further, any combination of Confidential Information shall not be considered in the public domain or in the possession of the receiving Party merely because individual elements of such Confidential Information are in the public domain or in the possession of the receiving Party unless the combination and its principles are in the public domain or in the possession of the receiving Party.

12.3 Permitted Disclosures. Each Party may disclose Confidential Information to the extent that such disclosure is:

12.3.1 Made pursuant to a valid and effective subpoena or order issued by a court of competent jurisdiction or other legal process or other supra-national, federal, national, regional, state, provincial or local governmental or regulatory body of competent jurisdiction or, if in the reasonable opinion of the receiving Party’s legal counsel, such disclosure is otherwise required by law, provided that it shall (a) immediately notify the other Party that it is subject to such legally required disclosure, (b) consult with the other Party on the advisability of taking legally available steps to resist or narrow such compelled disclosure, (c) reasonably assist the other Party, at its request, in its efforts to obtain an appropriate protective order or other reliable assurance that confidential treatment shall be accorded to its Confidential Information, to the extent such assistance is commercially reasonable, and (d) limit disclosure to the information that its legal counsel advises must be disclosed to comply with the legal requirement.

12.3.2 Made by the receiving Party to Regulatory Authorities as required in connection with any filing in relation to a Regulatory Approval or the prosecution or maintenance of any Patent; provided, however, that (a) such Party shall clearly mark its submission to the Regulatory Authorities with a notation making it clear that the filing contains confidential commercial information and trade secrets that are not for disclosure and (b)

reasonable measures shall be taken, to the extent available, to assure confidential treatment of such information and that where a receiving Party intends to disclose Confidential Information of the disclosing Party in relation to the prosecution or maintenance of any Patent, notice shall be provided to the disclosing Party prior to disclosure by the receiving Party.

12.3.3 Made by the receiving Party for purposes of enforcing claims that it may have against the other Party or its Affiliates, whether under this Agreement or otherwise; provided, however, that reasonable measures shall be taken, to the extent available, to assure confidential treatment of such information.

12.3.4 Made by the receiving Party or its Affiliates or Sublicensees to its or their respective attorneys, auditors, advisors, consultants, licensees, Sublicensees, and service providers that provide services relevant to the Party’s Exploitation of Rifaximin Product as contemplated in this Agreement (including contract manufacturers, or otherwise in connection with the performance by the receiving Party of its obligations or exercise of its rights as contemplated by this Agreement; provided, however, that such Persons shall be subject to obligations of confidentiality and non-use with respect to such Confidential Information substantially similar to the obligations of confidentiality and non-use of the receiving Party pursuant to this Article 12 and the disclosing Party shall cause each such Person to sign a standard non-disclosure agreement of the type that the disclosing Party requires unaffiliated Third Parties to sign prior to disclosing its own confidential and proprietary information; provided further that each Party shall remain responsible for any failure by its Affiliates or Sublicensees or its or their respective attorneys, auditors, advisors, consultants, licensees, Sublicensees or service providers to treat such Confidential Information as required under this Article 12 (as if such Affiliates, attorneys, auditors, advisors, consultants, licensees, Sublicensees or service providers were Parties directly bound to the requirements of this Article 12).

12.3.5 Made by the receiving Party to [*], each of whom prior to disclosure must be bound by obligations of confidentiality and non-use with respect to such Confidential Information substantially similar to the obligations of confidentiality and non-use of the receiving Party pursuant to this Article 12.

12.4 Return of Confidential Information. Upon the termination of this Agreement, each Party shall return or destroy or make inaccessible all tangible copies of any Confidential Information provided to it by the other Party, provided, that their respective legal counsel may retain one (1) copy of such Confidential Information for use solely for the purpose of determining their respective rights and obligations under this Agreement.

12.5 Injunctive Relief. Each Party acknowledges and agrees that the other Party’s Confidential Information constitutes unique and valuable trade secrets and that the unauthorized disclosure or use of the other Party’s Confidential Information would result in irreparable harm to the other Party for which monetary damages would be inadequate. Accordingly, the Parties agree that in the event of any breach or

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

threatened breach of this Article 12, the non-breaching Party shall be entitled to obtain injunctive or other equitable relief from any court of competent jurisdiction in addition to all other remedies available to it, and the breaching Party shall not claim as a defense thereto that the non-breaching Party has an adequate remedy at law. In any such action for injunctive or equitable relief, the non-breaching Party shall not be required to post a bond or other security. The Parties hereby irrevocably consent to the jurisdiction of the courts of the State of New York and the United States District Court for the Southern District of New York, in either case sitting in the Borough of Manhattan in the City of New York, over any legal action brought under this Section 12.5.

12.6 Disclosure of Agreement; Press Releases.

12.6.1 To the extent, if any, that a Party determines in good faith that it is required by applicable law to file or register this Agreement or a notification in respect thereof with any governmental authority, including the U.S. Securities and Exchange Commission or, in connection with the prosecution or maintenance of any Patent, the U.S. Patent and Trademark Office, such Party may do so, and the other Party shall cooperate in such filing or notification and shall execute all documents reasonably required in connection therewith. In such situation, the filing Party shall request confidential treatment of sensitive provisions of the Agreement, to the extent permitted by applicable law and in consultation with the other Party, and shall not otherwise disclose this Agreement except under circumstances otherwise contemplated by this Agreement. The Parties shall promptly inform each other as to the activities or inquiries of any such governmental authority relating to this Agreement, and shall cooperate to respond to any request for further information therefrom.

12.6.2 Press releases or other similar public communication by either Party relating to this Agreement or the arrangements contemplated hereby, including the Manufacturing, Development or Commercialization of any Rifaximin Product within the Field, shall be approved in advance by the other Party, which approval shall not be unreasonably withheld or delayed, except for those communications required by applicable law (provided that the other Party is given a reasonable opportunity to review and comment on any such press release or public communication in advance thereof), disclosures of information for which consent has previously been obtained, information that has been previously disclosed publicly in accordance with this Agreement, or as otherwise set forth in this Agreement.

12.7 Restrictions on Publication. Each Party recognizes that the publication of papers regarding results of and other information regarding activities under this Agreement, including oral presentations and abstracts, may be beneficial to both Parties, provided such publications are subject to reasonable controls to protect each Party’s Confidential Information. Without limiting the disclosures permitted by Section 12.3, it is the intent of the Parties to maintain the confidentiality of any Confidential Information of the non-publishing Party included in any patent application until such patent application has been filed. Accordingly, each Party shall have the right to review and approve any paper proposed for publication by the other Party, including any oral presentation or abstract, that contains Clinical Data, or pertains to results of Clinical Trials or other studies, with respect to Rifaximin Products or includes other data generated under this Agreement or which includes Confidential Information of the other Party. Before any such paper is submitted for publication or an oral presentation is made, the publishing or presenting Party shall deliver a complete copy of the paper or materials for oral presentation to the other Party. The other Party shall review any such paper and give its comments to the publishing Party within [*] days of the delivery of such paper to the other Party. With respect to oral presentation materials and abstracts, the other Party shall make reasonable efforts to expedite review of such materials and abstracts, and shall return such items as soon as practicable to the publishing or presenting Party with appropriate comments, if any, but in no event later than [*] days from the date of delivery to the other Party. If the other Party does not respond by the end of such [*] day period, its consent to publication of such papers or presentation of such materials shall be deemed to have been given. Notwithstanding anything to the contrary set forth herein, neither Party may publish any data or information of the other Party that is the other Party’s Confidential Information without the prior written consent of the other Party, such consent not to be unreasonably withheld or delayed, except as permitted by Section 12.3. A Party’s consent to publication or presentation may be conditioned on the publishing or presenting Party (a) complying with the other Party’s request to delete references to such other Party’s Confidential Information in any such paper and (b) withholding publication of any such paper or any presentation of same for an additional [*] days in order to permit the other Party to obtain patent protection if the other Party deems it necessary. Any publication shall include recognition of the contributions of the other Party according to standard practice for assigning scientific credit, either through authorship or acknowledgement, as may be appropriate. Each Party shall use Commercially Reasonable Efforts to cause investigators and institutions participating in Clinical Trials for Rifaximin Products with which it contracts to agree to terms substantially similar to those set forth in this Section 12.7, which efforts shall satisfy such Party’s obligations under this Section 12.7 with respect to such investigators and institutions.

Article 13

REPRESENTATIONS AND WARRANTIES; COVENANTS

13.1 General Representations. Each Party hereby represents and warrants to the other as of the Amendment Effective Date as follows:

13.1.1 Duly Organized. It is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, is qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification, and has all requisite power and authority, corporate or otherwise, to conduct its business as now being conducted, to own, lease and operate its properties, to execute, deliver and perform this Agreement, and to grant the rights and licenses granted in this Agreement.

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

13.1.2 Due Execution. The execution, delivery and performance by it of this Agreement have been duly authorized by all necessary corporate action and do not and will not (a) require any consent or approval of its stockholders, (b) violate any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to it or any provision of its charter or by-laws, or (c) result in a breach of or constitute a default under any agreement, mortgage, lease, license, permit, patent or other instrument or obligation to which it is presently a party or by which it or its assets may be bound or affected.

13.1.3 No Third Party Approval. Except as contemplated herein, no authorization, consent, approval, license, exemption of, or filing or registration with, any court or governmental authority or regulatory body is required for the due execution, delivery or performance by it of this Agreement.

13.1.4 Binding Agreement. This Agreement is a legal, valid and binding obligation of such Party, enforceable against it in accordance with its terms and conditions, except to the extent that enforcement may be limited by bankruptcy laws or other laws affecting the rights of creditors generally, and rules of law governing equitable remedies. Such Party is not under any obligation to any Person, contractual or otherwise, that is conflicting or inconsistent in any respect with the terms of this Agreement or that would impede the diligent and complete fulfillment of its obligations hereunder.

13.2 Salix’s Representations. Salix represents and warrants to Alfa as of the Amendment Effective Date that:

13.2.1 Salix is the sole owner of the entire right, title and interest in and to those Salix Licensed Patents set forth on Exhibit H, free and clear of any liens, claims, encumbrances, restrictions and other legal or equitable claims of any kind or nature.

13.2.2 Salix has the right to grant to Alfa the rights and licenses set forth in this Agreement.

13.2.3 To the actual knowledge of [*] without any obligation to make any further inquiry or to examine files or other information in Salix’s possession, there is no infringement by a Third Party of any of the Salix Licensed Patents set forth on Exhibit H in [*] or [*].

13.2.4 The Salix Licensed Patents set forth on Exhibit H exist or are pending.

13.2.5 To Salix’s knowledge, there are no pending or threatened claims, judgments or settlements asserted against Salix relating to the Salix Licensed Patents.

13.2.6 Neither Salix nor any of its Affiliates has been debarred or is subject to debarment and neither Salix nor any of its Affiliates will use in any capacity, in connection with the services to be performed under this Agreement, any Person who has been debarred pursuant to Section 306 of the FFDCA or who is the subject of a conviction described in such section. Salix shall inform Alfa in writing immediately if it or any Person who is performing services

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

hereunder is debarred or is the subject of a conviction described in Section 306 or if any action, suit, claim, investigation or legal or administrative proceeding is pending or, to the best of Salix’s knowledge, is threatened, relating to the debarment or conviction of Salix or any Person performing services hereunder.

13.2.7 Except for the [*] License Agreement and the [*] License Agreement, Salix has not entered into any agreement prior to the Amendment Effective Date that would require Salix to pay any royalties to a Third Party licensor pursuant as a result of the Exploitation of the Compound or Salix Licensed Product by Alfa, its Affiliates or its Sublicensees under the Salix Technology Rights in the Alfa Territory.

13.3 Alfa’s Representations. Alfa represents and warrants to Salix that:

13.3.1 As of the Amendment Effective Date, Alfa is the sole owner of the entire right, title and interest in and to the Alfa Licensed Patents, free and clear of any liens, claims, encumbrances, restrictions and other legal or equitable claims of any kind or nature.

13.3.2 Alfa has the right to grant to Salix the rights and licenses set forth in this Agreement.

13.3.3 Alfa, to its knowledge, is not aware of any infringement by a Third Party of any of the Alfa Licensed Patents, except as set forth on Exhibit G.

13.3.4 As of the date of this Agreement: (a) the Alfa Licensed Patents exist and are pending, and (b) to Alfa’s knowledge, there are no pending or threatened claims, judgments or settlements asserted against Alfa relating to the Alfa Licensed Patents.

13.3.5 Neither Alfa nor any of its Affiliates has been debarred or is subject to debarment and neither Alfa nor any of its Affiliates will use in any capacity, in connection with the services to be performed under this Agreement, any Person who has been debarred pursuant to Section 306 of the FFDCA or who is the subject of a conviction described in such section. Alfa shall inform Salix in writing immediately if it or any Person who is performing services hereunder is debarred or is the subject of a conviction described in Section 306 or if any action, suit, claim, investigation or legal or administrative proceeding is pending or, to the best of Alfa’s knowledge, is threatened, relating to the debarment or conviction of Alfa or any Person performing services hereunder.

13.3.6 Alfa has not entered into any agreement prior to the Amendment Effective Date that would require Alfa to pay any royalties to a Third Party licensor pursuant as a result of the Exploitation of the Compound or Crohn’s EIR Product or Alfa Licensed Product by Salix, its Affiliates or its Sublicensees under the Alfa Technology Rights in the Salix Territory.

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

13.4 Covenants.

13.4.1 Salix shall comply with all applicable laws, rules and regulations relevant to the Exploitation of the Alfa Licensed Products.

13.4.2 Alfa shall comply with all applicable laws, rules and regulations relevant to the Exploitation of the Salix Licensed Products and products covered by the [*] Claims.

13.5 Disclaimers of Representations and Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE PARTIES MAKE NO REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, EITHER EXPRESS OR IMPLIED, WRITTEN OR ORAL, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY, WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, OR WARRANTY OF NON-INFRINGEMENT.

Article 14

INDEMNIFICATION

14.1 Indemnification by Alfa. Alfa shall indemnify, defend and hold harmless Salix, its Affiliates, and their respective officers, directors, employees and agents, from and against any and all costs, claims, damages and expenses (including reasonable attorneys’ fees and other expenses of legal proceedings) (collectively, “Losses”), in connection with any and all suits, actions, investigations, claims or demands of Third Parties arising from or occurring as a result of;

14.1.1 any default by Alfa of its obligations under this Agreement;

14.1.2 any breach by Alfa of any of its representations and warranties set forth in this Agreement;

14.1.3 any negligent act or omission of Alfa in connection with the performance of its obligations under this Agreement;

14.1.4 the Exploitation by Alfa or its Affiliates, licensees (other than Salix) or Sublicensees of Rifaximin Products; provided, however, that Alfa’s liability arising from or occurring as a result of its Manufacture or supply of the Compound, the Crohn’s EIR Product, Other EIR Products or any other Rifaximin Products to Salix shall be governed by the Supply Agreements and not this Section 14.1.4; or

14.1.5 the use by Alfa or its Affiliates, licensees (other than Salix) or Sublicensees of any Salix-provided Promotional Materials, or translations or reproductions thereof, pursuant to Section 10.2.1.

Notwithstanding the foregoing, Alfa shall not be required to indemnify Salix, its Affiliates, and their respective officers, directors, employees and agents for any Losses to the

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

extent such Losses are attributable to any of the matters as to which Salix has an obligation to indemnify Alfa pursuant to Section 14.2 hereof or under any Supply Agreement or Trademark License Agreement.

14.2 Indemnification by Salix. Salix shall indemnify, defend and hold harmless Alfa, its Affiliates, and their respective officers, directors, employees and agents, from and against any and all Losses in connection with any and all suits, actions, investigations, claims or demands of Third Parties arising from or occurring as a result of:

14.2.1 any default by Salix of its obligations under this Agreement;

14.2.2 any breach by Salix of any of its representations and warranties set forth in this Agreement;

14.2.3 any negligent act or omission of Salix in connection with the performance of its obligations under this Agreement;

14.2.4 subject to Alfa’s liability under the Supply Agreement arising from or occurring as a result of its Manufacture or supply of the Compound, the Crohn’s EIR Product, Other EIR Products or any other Rifaximin Products to Salix, the Exploitation by Salix or its Affiliates or Sublicensees of Rifaximin Products;

14.2.5 the use by Salix or its Affiliates or Sublicensees of any Alfa-provided Promotional Materials, or translations or reproductions thereof, pursuant to Section 10.2.1; or

14.2.6 any matter arising from or related to (a) Alfa entering into the provisions contained in this Agreement relating to its commitment to abandon the [*] Application and obtain rights under the [*] Patent Family; (b) claims by a Third Party asserting that Alfa’s Exploitation of any Rifaximin Products containing [*] of the Compound in the Field in the United States pursuant to the [*] Patent Family infringes any of the Third Party’s Intellectual Property rights (but excluding infringement claims based on the Exploitation of Rifaximin Products containing [*] of the Compound outside the Salix Territory or outside the Field); (c) claims made against Alfa by a Third Party in connection with the assertion or enforcement by Alfa and/or Salix of any Patent issuing from the [*] Patent Family claiming [*] of the Compound and (d) claims made against Alfa by a Third Party in connection with the assertion or enforcement by Alfa or Salix of any Third Party’s Patents claiming [*] of the Compound that are sublicensed to Alfa by Salix.

Notwithstanding the foregoing, Salix shall not be required to indemnify Alfa, its Affiliates, and their respective officers, directors, employees and agents for (y) any Losses to the extent such Losses are attributable to any of the matters as to which Alfa has an obligation to indemnify Salix pursuant to Section 14.1 hereof or under any Supply Agreement or Trademark License Agreement or (z) any Losses arising from a claim by a Third Party that Alfa’s Exploitation of Rifaximin Products containing [*] of the Compound or any other product covered or claimed by the [*] Patent Family infringes the Third Party’s Patents.

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

14.3 Insurance. Each Party undertakes to effect and maintain appropriate and adequate insurance coverage to cover any and all matters for which it has agreed to provide indemnification to the other Party pursuant to this Agreement and shall, if and when required by the other Party, provide to the other Party evidence of such insurance coverage.

14.4 Indemnification Procedures.

14.4.1 Notice of Claim. In the event of any claim, action or proceeding for which a Person is entitled to indemnity hereunder, the Person seeking indemnity (“Claimant”) shall promptly notify the relevant Party (“Indemnitor”) of such matter in writing, but in no event shall the Indemnitor be liable for any Losses that result from any delay in providing such notice.

14.4.2 Control of Defense. As its option, Indemnitor may then assume responsibility for and shall have full control of such matter by giving notice to Claimant within [*] days after the Indemnitor’s receipt of notice from Claimant. The assumption of the defense of a Third Party claim by the Indemnitor shall not be construed as an acknowledgment that Indemnitor is liable to indemnify Claimant in respect of the Third Party claim, nor shall it constitute a waiver by Indemnitor of any defenses it may assert against Claimant’s claim for indemnification. Upon assuming the defense of a Third Party claim, Indemnitor may appoint as lead counsel in the defense of the Third Party claim any legal counsel selected by Indemnitor. In the event Indemnitor assumes the defense of a Third Party claim, Claimant shall immediately deliver to Indemnitor all original notices and documents (including court papers) received by Claimant in connection with the Third Party claim. Should Indemnitor assume the defense of a Third Party claim, except as provided below, Indemnitor shall not be liable to Claimant for any legal expenses subsequently incurred by such Claimant in connection with the analysis, defense or settlement of the Third Party claim. In the event that it is ultimately determined that Indemnitor is not obligated to indemnify, defend or hold harmless Claimant from and against the Third Party claim, Claimant shall reimburse Indemnitor for any and all costs and expenses (including attorneys’ fees and costs of suit) and any Third Party claims incurred by Indemnitor in its defense of the Third Party claim. Without limiting the foregoing, any Claimant shall be entitled to participate in, but not control, the defense of such Third Party claim and to employ counsel of its choice for such purpose; provided, however, that such employment shall be at Claimant’s own expense unless (a) the employment thereof has been specifically authorized by Indemnitor in writing, (b) Indemnitor has failed to assume the defense and employ counsel in accordance with this Section 14.4.2 (in which case Claimant shall control the defense) or (c) the interests of Claimant and Indemnitor with respect to such Third Party claim are sufficiently adverse to prohibit the representation by the same counsel of both Parties under applicable law, ethical rules or equitable principles.

14.4.3 Settlement. With respect to any Losses relating solely to the payment of money damages in connection with a Third Party claim and that shall not result in Claimant’s becoming subject to injunctive or other relief or otherwise

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

adversely affecting the business of Claimant in any manner, and as to which Indemnitor shall have acknowledged in writing the obligation to indemnify Claimant hereunder, Indemnitor shall have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss, on such terms as Indemnitor, in its sole discretion, shall deem appropriate. With respect to all other Losses in connection with Third Party claims, where Indemnitor has assumed the defense of the Third Party claim in accordance with Section 14.4.2, Indemnitor shall have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss, provided it obtains the prior written consent of Claimant (which consent shall not be unreasonably withheld or delayed). Indemnitor shall not be liable for any settlement or other disposition of a Loss by Claimant that is reached without the written consent of Indemnitor. Regardless of whether Indemnitor chooses to defend or prosecute any Third Party claim, no Claimant shall admit any liability with respect to or settle, compromise or discharge, any Third Party claim without the prior written consent of Indemnitor, such consent not to be unreasonably withheld or delayed.

14.4.4 Cooperation. Regardless of whether Indemnitor chooses to defend or prosecute any Third Party claim, Claimant shall cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation shall include access during normal business hours afforded to Indemnitor to, and reasonable retention by Claimant of, records and information that are reasonably relevant to such Third Party claim, and making employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and Indemnitor shall reimburse Claimant for all its reasonable out-of-pocket expenses in connection therewith.

14.4.5 Expenses. Except as provided above, the costs and expenses, including fees and disbursements of counsel, incurred by Claimant in connection with any claim shall be reimbursed on a calendar quarter basis by Indemnitor, without prejudice to Indemnitor’s right to contest Claimant’s right to indemnification and subject to refund in the event Indemnitor is ultimately held not to be obligated to indemnify Claimant.

14.5 Limitations on Liability. UNDER NO CIRCUMSTANCES SHALL A PARTY HERETO BE LIABLE TO THE OTHER PARTY HEREOF FOR CONSEQUENTIAL, INCIDENTAL, PUNITIVE OR SPECIAL DAMAGES IN RESPECT OF PERFORMANCE OF THIS AGREEMENT; PROVIDED, HOWEVER, THAT ALL AMOUNTS THAT AN INDEMNIFIED PERSON IS REQUIRED TO PAY TO ANY THIRD PARTY AS THE RESULT OF A MATTER FOR WHICH SUCH INDEMNIFIED PERSON IS ENTITLED TO BE INDEMNIFIED UNDER THIS ARTICLE 14 SHALL BE CONSIDERED TO BE DIRECT DAMAGES WHICH ARE INDEMNIFIABLE HEREUNDER.

Article 15

FORCE MAJEURE

15.1 Neither Party shall be liable to the other Party for any failure or delay in performing any obligation under this Agreement (other than any payment or confidentiality obligations) when such failure or delay is caused by events beyond its reasonable control, including fire, flood, other natural disasters, acts of God, war, labor disturbances, interruption of transit, accident, explosion and civil commotion; provided that the Party so affected shall give prompt notice thereof to the other Party and shall use reasonable efforts to mitigate the adverse consequences thereof. No such failure or delay shall terminate this Agreement, and each Party shall complete its obligations hereunder as promptly as reasonably practicable following cessation of the cause or circumstances of such failure or delay.

Article 16

COMMENCEMENT, DURATION AND TERMINATION

16.1 Term of Agreement. This Agreement shall come into force and effect on the date first stated above and, unless and until earlier terminated in accordance with the provisions set out below, shall continue until neither Party is obligated to pay royalties in respect of Rifaximin Products hereunder, at which point the Agreement shall expire.

16.2 Term of Certain Payment Obligations.

16.2.1 The obligations of Salix to pay royalties in respect of Net Sales of a Crohn’s EIR Product or Alfa Licensed Product under the applicable provisions of Sections 4.1.1 – 4.1.4 shall commence on the date when such Crohn’s EIR Product or Alfa Licensed Product is Put into Commerce in a particular country in the Salix Territory and shall continue on a product-by-product, country-by-country basis until the earlier of (a) the date of the first commercial sale by a Person other than Salix or its Affiliates or Sublicensees in such country of a Prescription Competitive Generic Product in respect of such Crohn’s EIR Product or Alfa Licensed Product and (b) the later of (i) the tenth anniversary of the Launch Date and (ii) the first date on which there is no longer (A) an Alfa Licensed Patent or Joint Patent that includes or constitutes a Valid Claim in such country that would be infringed by Salix’s Exploitation of the Crohn’s EIR Product or Alfa Licensed Product in such country in the absence of the licenses granted in Section 4.1 or (B) Regulatory Exclusivity in favor of Salix in respect of such Crohn’s EIR Product or Alfa Licensed Product in such country.

16.2.2 The obligations of Alfa to pay royalties in respect of a Salix Licensed Product under the provisions of Sections 4.2.2 and 4.2.3 shall commence on the date when such Salix Licensed Product is Put into Commerce in a particular country in the Alfa Territory and shall continue on a product-by-product, country-by-country basis until the earlier of (a) the date of the first commercial sale (by a Person other than Alfa or its Affiliates or Sublicensees) in such country of a Prescription Competitive Generic Product in respect of such Salix Licensed Product, and (b) the first date on which there is no longer (i) a Salix Licensed Patent, Other Forms Claim of the [*] Patent Family, or Joint Patent that includes or constitutes a Valid Claim in such country that would be infringed by Alfa’s Exploitation of the Salix Licensed Product in such country in the absence of the licenses granted in Section 4.2 or (ii) Regulatory Exclusivity in favor of Alfa in respect of such Salix Licensed Product in such country.

16.2.3 Upon the termination of the obligation of a Party to pay royalties in respect of a particular product in a particular country: (a) the amount of Net Sales in respect of such product in such country shall be ignored for purposes of determining the satisfaction of any royalty threshold or commercialization milestone threshold amounts for the applicable period in respect of the Party’s payment obligations to the other Party; and (b) the Party shall have no obligation to pay any development or regulatory milestones that would otherwise be payable in respect of such product in such country.

16.2.4 For the avoidance of doubt, (a) upon termination of the royalty and other payment obligations of Salix or Alfa under the provisions of Sections 4.1.1 – 4.1.4 or Sections 4.2.2 and 4.2.3, or Section 4.3.3(e), as applicable, with respect to a product in a particular country, this Agreement shall continue thereafter in accordance with its terms until its termination or expiration; (b) upon termination of Salix’s royalty obligations under the applicable provisions of Sections 4.1.1 – 4.1.4 with respect to a Crohn’s EIR Product or Alfa Licensed Product in a particular country, the licenses granted to Salix under Sections 4.1.1 – 4.1.4 and the rights of reference granted to Salix under Section 9.2.1 with respect to such Crohn’s EIR Product or Alfa Licensed Product shall continue thereafter as non-exclusive, irrevocable, royalty-free, perpetual, and fully paid-up licenses and rights of reference (with the right to sublicense and grant further rights of reference) in such country, except as expressly provided in respect of the Alfa Licensed Trademarks under the Trademark License Agreement (Alfa to Salix); and (c) upon termination of Alfa’s royalty obligations under the applicable provisions of Sections 4.2.2 and 4.2.3 with respect to a Salix Licensed Product in a particular country, the licenses granted to Alfa under Sections 4.2.2 and 4.2.3 and Section 4.3.3 and the rights of reference granted to Alfa under Section 9.2.2 with respect to such Salix Licensed Product shall continue thereafter as non-exclusive, irrevocable, royalty-free, perpetual, and fully paid-up licenses and rights of reference (with the right to sublicense and grant further rights of reference) in such country, except as expressly provided in respect of the Salix Licensed Trademarks under the Trademark License Agreement (Salix to Alfa).

16.3 Patent Challenges. If at any time either Party commences an action to challenge the validity or scope of any of the other Party’s Licensed Patents, the following shall apply:

16.3.1 The Party challenging the other Party’s Licensed Patents shall continue to pay to the other Party all fees and royalties payable under Article 4 of this Agreement during the period that its challenge of the scope or validity of such Patents is pending. The Party challenging the other Party’s Licensed Patents may not pay any such amounts into an escrow account.

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

16.3.2 Whether or not the Party’s challenge of the validity or scope of the other Party’s Licensed Patents is successful, such challenging Party shall not be entitled to recoup any amounts paid by it to the other Party under this Agreement whether payment was made prior to the commencement of such challenge or during the period that such challenge was pending.

16.3.3 In the event that the challenging Party’s challenge of the validity or scope of the other Party’s Licensed Patents has been successful in a particular country, such challenging Party shall be exempted from the obligation to pay any royalty in such country unless the Exploitation of the applicable Licensed Products by the challenging Party would infringe any of the remaining Licensed Patents of the other Party unless the minimum royalty term in Section 16.2 applies.

16.3.4 In the event that a Party challenges the validity or scope of any of the other Party’s Licensed Patents, or cooperates with a Third Party in any way to challenge the validity or scope of such other Party’s Licensed Patents, the other Party, at its sole discretion, may terminate within [*] days the Agreement (as provided in Section 17.1.1) or convert this Agreement from an exclusive license to a non-exclusive license by licensing rights granted to the challenging Party herein to Third Parties.

16.4 Termination of the Agreement.

16.4.1 Either Party may terminate this Agreement following the material breach of any material provision hereof if the breaching Party shall have failed to remedy such breach within [*] days of receipt of written notice from the non-breaching Party specifying such breach and requesting remedy (or, if such breach cannot be cured within such [*] day period, if the breaching Party does not commence actions to cure such default within such period and thereafter diligently continues such actions or if such breach is not otherwise cured within [*] days after receipt of such notice, except in the case of a payment default, as to which the breaching Party shall have only a [*] day cure period). The Parties acknowledge and agree that, without limiting Alfa’s rights to seek damages or injunctive relief, Alfa shall not have the right to terminate this Agreement solely as a result of the breach by Salix of the provisions of Sections 6.2.1 or 6.2.2.

16.4.2 Either Party may terminate this Agreement upon written notice to the other Party should the other Party become the subject of proceedings involving bankruptcy, receivership, administration, insolvency, moratorium of payment, reorganization or liquidation, make any assignment for the benefit of the creditors or any equivalent measures in any relevant jurisdiction or admit in writing its inability to meet its financial obligations as they fall due in the ordinary course of business.

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

16.4.3 Salix may terminate this Agreement immediately upon notice to Alfa in the event that the FDA requires or causes the withdrawal of a Rifaximin Product that is Promoted, marketed, distributed, offered for sale or sold by Salix or its Affiliates or Sublicensees but excluding any such product that is an over-the-counter product or a dietary supplement or food product.

16.4.4 Salix may terminate this Agreement with respect to the Crohn’s EIR Product without cause at any time by giving [*] days’ written notice to Alfa, provided that Alfa’s rights and Salix’s obligations under Section 4.1.2(b)(vi) with respect to any Additional Crohn’s Product shall survive any such termination, subject to the provisions of Section 4.1.2(b)(vi).

16.4.5 Alfa may terminate this Agreement with respect to the Crohn’s EIR Product, the Crohn’s EIR License, the Existing Indications EIR License and the Salix New Indications License (as it pertains to the EIR Formulation) if Salix abandons Development of the Crohn’s EIR Product and does not recommence such Development within [*] days of any notice in writing served on it by Alfa. In the case of such abandonment of Development of the Crohn’s EIR Product by Salix, all rights to the Crohn’s EIR Product and all rights granted to Salix under the Crohn’s EIR License, the Existing Indications EIR License and the Salix New Indications License (as it pertains to the EIR Formulation) shall revert to Alfa. Notwithstanding the forgoing, Salix shall not be deemed to have abandoned Development of the Crohn’s EIR Product if it is prevented from performing its work under the Development Plan due to circumstances in which Salix’s failure is attributable to a force majeure event (as described in Article 15), provided that (a) in the event of such a force majeure event Salix shall promptly notify Alfa of the circumstances causing the interruption of Salix’s performance of the Development Plan and (b) Salix shall use Commercially Reasonable Efforts to resume its performance of the Development Plan as soon as reasonably practicable and (c) Salix’s lack of available funds to carry out the Development Plan shall not be deemed to be a force majeure event. For the avoidance of doubt the provisions of this Section 16.4.5 shall not affect in any manner the obligations of Salix under Section 17.2.

16.5 License Survival During Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by Alfa or Salix are, and shall otherwise be deemed to be, for purposes of Paragraph 365(n) of the United States Bankruptcy Code, licenses of rights to “intellectual property” as defined under Paragraph 101(35A) of the United States Bankruptcy Code. The Parties agree that, in the event of the commencement of a bankruptcy proceeding by or against a Party, including under the United States Bankruptcy Code, the Party hereto that is not a party to such proceeding shall retain and may fully exercise all of its rights and elections under the United States Bankruptcy Code or any similar provision of law of any jurisdiction outside the United States, subject to performance by the non-subject Party of its obligations under this Agreement. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against a Party, including under the United States Bankruptcy Code, the non-subject Party shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, if not already in such non-subject Party’s

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

possession, and that such materials shall be promptly delivered to such non-subject Party upon any such commencement of a bankruptcy proceeding upon written request therefor by such non-subject Party.

Article 17

PERIOD SUBSEQUENT TO THE TERMINATION OF THE AGREEMENT

17.1 Effect of Termination. Upon the termination of this Agreement:

17.1.1 Subject to Section 4.3.3(a) and 16.2:

(a) If the termination is effected by Salix pursuant to Section 16.3.4, 16.4.1 or 16.4.2, all licenses and rights of reference granted hereunder by Salix to Alfa shall terminate but all licenses and rights of reference granted by Alfa to Salix shall survive such termination and continue in full force and effect;

(b) If the termination is effected by Alfa pursuant to Section 16.3.4, 16.4.1 or 16.4.2, all licenses granted hereunder by Alfa to Salix shall terminate but all licenses and rights of reference granted by Salix to Alfa shall survive such termination and continue in full force and effect; and

(c) If the termination is effected by Salix pursuant to Section 16.4.3, all licenses and rights of reference granted hereunder by Alfa to Salix shall terminate but all licenses and rights of reference granted by Salix to Alfa shall survive such termination and continue in full force and effect.

17.1.2 Each Party shall return the other Party’s Confidential Information (as set forth in Section 12.4), except, if termination is by either Party pursuant to Section 16.3.4, 16.4.1 or Section 16.4.2, such terminating Party may retain the Confidential Information provided to it by the other Party to the extent reasonably required by such Party to continue to exploit the licenses and rights of reference granted to it by the other Party hereunder.

17.1.3 If the termination is effected by Alfa pursuant to Section 16.3.4, 16.4.1 or 16.4.2 or by Salix pursuant to Section 16.4.3, Alfa may at its sole discretion require Salix to:

(a) Transfer to Alfa or to a company named by Alfa the Regulatory Approvals and other Regulatory Documentation Controlled by Salix for the Crohn’s EIR Product and Alfa Licensed Products, provided that upon any such transfer Salix shall be entitled to reimbursement of all provable government fees incurred by Salix in connection with the transferred Regulatory Approvals or the applications therefor and all reasonable costs in transferring the Regulatory Approvals and other Regulatory Documentation to Alfa or to a company named by Alfa;

(b) Transfer to Alfa or a company named by Alfa, at cost, all unsold quantities of the Crohn’s EIR Product and Alfa Licensed Products, provided that to the extent not transferred to Alfa Salix shall have the right to continue its selling activities in the Salix Territory in order to dispose of said Crohn’s EIR Product and Alfa Licensed Products (and in such a case Salix shall continue to pay the royalties due in respect thereof pursuant to Article 4); and

(c) Accept delivery of any quantities of Compound and the Crohn’s EIR Product ordered from Alfa prior to the date of termination under the terms of the Supply Agreements.

17.1.4 If the termination is effected by Salix pursuant to Section 16.3.4, 16.4.1, or 16.4.2, Salix may at its sole discretion require Alfa to:

(a) Transfer to Salix or to a company named by Salix the Regulatory Approvals and other Regulatory Documentation Controlled by Alfa for the Salix Licensed Products, provided that upon any such transfer Alfa shall be entitled to reimbursement of all provable government fees incurred by Alfa in connection with the transferred Regulatory Approvals or the applications therefor and all reasonable costs in transferring the Regulatory Approvals and other Regulatory Documentation to Salix or to a company named by Salix;

(b) Transfer to Salix or a company named by Salix, at cost, all unsold quantities of the Salix Licensed Products, provided that to the extent not transferred to Salix, Alfa shall have the right to continue its selling activities in the Alfa Territory in order to dispose of said Salix Licensed Products (and in such a case Alfa shall continue to pay the royalties due in respect thereof pursuant to Article 4); and

(c) Deliver any quantities of Compound and the Crohn’s EIR Product ordered from Alfa prior to the date of termination under the terms of the Supply Agreements or accept delivery of any quantity of Salix Licensed Products ordered from Salix prior to the date of termination under the terms of any supply arrangements that may have been concluded between Salix and Alfa in respect of Salix Licensed Products.

17.2 Effect of Termination by Salix or Alfa in Respect of Crohn’s EIR Product. Upon Salix’s termination of this Agreement with respect to the Crohn’s EIR Product pursuant to Section 16.4.4 or Alfa’s termination of this Agreement with respect to the Crohn’s EIR Product, the Crohn’s EIR License, the Existing Indication EIR License and the Salix New Indications License (as it pertains to the EIR Formulation) pursuant to Section 16.4.5:

17.2.1 the licenses set forth in Sections 4.1.2, 4.1.3 and 4.1.4 (as it pertains to the EIR Formulation) and all other rights and obligations of Salix and obligations of Alfa under this Agreement insofar as they relate to the Crohn’s EIR Product, Other EIR Products, the EIR Formulation and all underlying Alfa Technology Rights (including rights granted to Salix under clause (b) of Section 16.2.4) shall terminate (other than the obligations of Salix set forth in this Section 17.2 and Section 4.1.2(b)(vi), which survive any such termination);

17.2.2 Salix shall transfer to Alfa all data, files, records and other materials in its possession or control produced within the scope of the activities performed pursuant to the Development Plan relating to the Crohn’s EIR Product;

17.2.3 if Salix has not then finished Development of the Crohn’s EIR Product as set forth in the then-current Development Plan, Salix shall provide Alfa with sufficient funding (as specified in the then-current Development Plan and the budget constituting part thereof) to complete the Development of the Crohn’s EIR Product as contemplated in such Development Plan and budget;

17.2.4 Alfa shall be free to Exploit the EIR Formulation and Rifaximin Products containing the EIR Formulation anywhere in the world, including the Salix Territory, itself or, may license such rights to one or more licensees;

17.2.5 all rights granted to Salix under this Agreement with respect to the receipt of information, data, Regulatory Documentation and the like, and the right to participate in meetings with Regulatory Authorities, shall terminate with regards to all matters pertaining to the Crohn’s EIR Product, Other EIR Products, the EIR Formulation and Rifaximin Products containing the EIR Formulation; and

17.2.6 the Salix Designated Indication License and [*]/Other New Formulation License shall not be affected thereby but shall remain in effect in accordance with their respective terms set forth in this Agreement.

17.3 Effect of Termination on Sublicenses.

17.3.1 Termination by Salix.

(a) Any and all sublicense agreements entered into by Salix or any of its Affiliates with a Sublicensee pursuant to Section 4.1.6 shall survive the termination of this Agreement by Salix pursuant to Section 16.4.1 or 16.4.2 except to the extent that any such Sublicensee under any such sublicense agreement is in material breach of this Agreement or such sublicense agreement, in which case Alfa shall have the right to terminate any such sublicense agreement.

(b) Any and all sublicense agreements entered into by Alfa or any of its Affiliates with a Sublicensee pursuant to Section 4.2.6 shall survive the termination of this Agreement by Salix pursuant to Section 16.4.1 or 16.4.2, except to the extent that any such Sublicensee under any such sublicense agreement is in material breach of this Agreement or such sublicense agreement, in which case Salix shall have the right to terminate any such sublicense agreement in its entirety. Following any such termination of this Agreement by Salix pursuant to Section 16.4.1 or 16.4.2, Alfa shall, at the request of Salix, assign any such sublicense agreement (to the extent not terminated pursuant to the preceding sentence) to Salix or its designated Affiliate and, upon such assignment, Salix or its Affiliate, as applicable, shall assume such sublicense agreement, as applicable. For clarity, any sublicense agreement entered into by Alfa in respect of its rights hereunder with any of its Affiliates shall terminate upon the termination of this Agreement by Salix pursuant to Section 16.4.1 or 16.4.2.

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

17.3.2 Termination by Alfa.

(a) Any and all sublicense agreements entered into by Alfa or any of its Affiliates with a Sublicensee pursuant to Section 4.2.6 shall survive the termination of this Agreement by Alfa pursuant to Section 16.4.1 or 16.4.2 except to the extent that any such Sublicensee under any such sublicense agreement is in material breach of this Agreement or such sublicense agreement, in which case Salix shall have the right to terminate any such sublicense agreement.

(b) Any and all sublicense agreements entered into by Salix or any of its Affiliates with a Sublicensee pursuant to Section 4.1.6 shall survive the termination of this Agreement by Alfa pursuant to Section 16.4.1 or 16.4.2, except to the extent that any such Sublicensee under any such sublicense agreement is in material breach of this Agreement or such sublicense agreement, in which case Alfa shall have the right to terminate any such sublicense agreement in its entirety. Following any such termination of this Agreement by Alfa pursuant to Section 16.4.1 or 16.4.2, Salix shall, at the request of Alfa, assign any such sublicense agreement (to the extent not terminated pursuant to the preceding sentence) to Alfa or its designated Affiliate and, upon such assignment, Alfa or its Affiliate, as applicable, shall assume such sublicense agreement, as applicable. For clarity, any sublicense agreement entered into by Salix in respect of its rights hereunder with any of its Affiliates shall terminate upon the termination of this Agreement by Alfa pursuant to Section 16.4.1 or 16.4.2.

17.4 Survival. The following provisions shall survive the expiration of this Agreement or the termination of this Agreement in its entirety: Article 3, Sections 4.1.6(b) (subject to Section 17.3), 4.2.6(b) (subject to Section 17.3), 4.3, 4.4, 4.6 – 4.9, 8.1.2, 11.1, 11.2.2 – 11.2.4, 11.4, 11.5, 11.7.3 – 11.7.5, 11.8 (to the extent it relates to surviving Sections of Article 11), 11.9, Article 12, Sections 13.2, 13.3, and 13.5, Article 14, Section 16.2.4, and Articles 17 – 31. Without limiting the foregoing, all such other provisions which by their terms are intended to survive the expiration or termination of this Agreement shall so survive in accordance with their terms.

17.5 Accrued Rights. Termination or expiration of this Agreement for any reason shall be without prejudice to any right which shall have accrued to the benefit of either Party prior to such termination or expiration, including damages arising from any breach under this Agreement. Such termination or expiration shall not relieve either Party from obligations which are expressly indicated to survive termination or expiration of this Agreement.

Article 18

DISPUTE RESOLUTION

18.1 Good Faith Discussions. In the event that any controversy or claim shall arise between the Parties under, out of, in connection with, or relating to this Agreement or the breach thereof, the Party initiating such controversy or making such claim shall provide to the other Party written notice containing a brief and concise statement of the initiating Party’s claims, together with relevant facts supporting them. During a period of [*] days, or such longer period as may be mutually agreed upon in writing by the Parties, following the date of said notice, the Parties shall make good faith efforts to settle the dispute. Such efforts may include, but shall not be limited to, full presentation of both Parties’ claims and responses, with or without the assistance of counsel, before the chief executive officers (or their designees) of the Parties. Notwithstanding anything set forth in this Article 18 to the contrary, disputes with respect to inventorship, ownership or validity of any Intellectual Property Right pertaining to the Compound or the Crohn’s EIR Products or Licensed Products shall be resolved in the manner set forth in Section 11.5, and actions pertaining to breaches of Article 12 shall be governed by Section 12.5.

18.2 Arbitration. In the event that the Parties have been unable to reach accord using the procedures set forth in Section 18.1 and only if such is the case, either Party may seek final resolution of the matter through binding arbitration, and only through binding arbitration. The failure of a Party to comply with the provisions of Section 18.1 with respect to any controversy or claim shall constitute an absolute bar to the institution of any proceedings, by arbitration or otherwise, with respect to such controversy or claim. Any such arbitration shall be held in Paris, France in the English language before a panel of three (3) arbitrators in accordance with the then existing Rules of Arbitration of the International Chamber of Commerce (the “ICC”) and judgment upon the award rendered by the arbitrators may be entered or enforced in any court having jurisdiction thereof. In any arbitration proceeding hereunder, each Party shall select one arbitrator and the arbitrators selected by the Parties shall then select a third arbitrator, who shall have at least [*] years’ experience in pharmaceutical patent licensing. The arbitrators shall permit the Parties to have discovery to the extent permitted by the rules of the ICC. The decision of the arbitrators shall be final and binding on the Parties and shall be accompanied by a written opinion of the arbitrators explaining the arbitrators’ rationale for their decision. Except as may otherwise be determined by the arbitrators in their award to be just and appropriate in light of the particular circumstances and outcome of the arbitration, the Party losing the arbitration shall pay all fees and costs of the arbitrators and the ICC and reimburse the prevailing Party for its reasonable attorneys’ fees, costs and disbursements (including, for example, expert witness fees and expenses, photocopy charges and travel expenses). The intent of the Parties is that except for the entering of an arbitration order in a court of competent jurisdiction, disputes shall be resolved finally in arbitration as provided above, without appeal, and without recourse to litigation in the courts.

18.3 Exceptions. Notwithstanding the foregoing provisions of Sections 11.5, 18.1 and 18.2, either Party may initiate an action before any court having competent jurisdiction in order to obtain interim or conservatory relief, such as an order to preserve the status quo and to avoid incurring irreparable harm pending the resolution of any dispute that is submitted to arbitration, to prevent or enjoin a breach or threatened breach of confidentiality or to enforce provisions of this Agreement relating to ownership rights in intellectual property without complying with the procedures set forth in Sections 11.5, 18.1 and 18.2.

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

Article 19

ASSIGNMENT

19.1 Binding Effect. This Agreement shall be binding upon and inure to the benefit of Parties hereto and their respective successors and permitted assigns.

19.2 Assignment by Alfa. Alfa shall have the right to assign this Agreement, in whole or in part, to any Affiliate of its choice to whom the Alfa Licensed Patents and Alfa Technology Rights are transferred, whether by way of sale and assignment, merger or consolidation, operation of law or otherwise, and Salix hereby acknowledges and accepts any such assignment, but Alfa shall not otherwise assign or purport to assign this Agreement (in whole or in part) without the prior consent in writing of Salix, such consent not to be unreasonably withheld or delayed.

19.3 Assignment by Salix. Salix shall have the right to assign this Agreement, in whole or in part, to any Affiliate of its choice to whom the Salix Licensed Patents and Salix Technology Rights are transferred, whether by way of sale and assignment, merger or consolidation, operation of law or otherwise, and Alfa hereby acknowledges and accepts any such assignment, but Salix shall not otherwise assign or purport to assign this Agreement (in whole or in part) without the prior consent in writing of Alfa, such consent not to be unreasonably withheld or delayed.

Article 20

ENTIRE AGREEMENT AND MODIFICATION

This Agreement together with the Related Agreements constitute the final and complete understanding existing between Alfa and Salix relating to the subject matter hereof. The terms of this Agreement cannot be substituted, superseded, waived or modified in any manner except by written agreement executed for and on behalf of each of Alfa and Salix. In the event of any conflict between the terms of this Agreement and any of the Related Agreements, this Agreement and the Related Agreements shall be read as a single whole so as to accomplish the intent of the Parties as it so manifests itself.

Article 21

LANGUAGE AND GOVERNING LAW

21.1 All communications notices and proceedings required to be given hereunder shall be in the English language.

21.2 This Agreement shall be governed by and construed in accordance with the laws of Switzerland, without giving effect to any conflict of laws principles or rules. The Parties agree to exclude the application to this Agreement of the United Nations Convention on Contracts for the International Sale of Goods.

Article 22

WAIVER

No waiver of any default by either Party shall be deemed to constitute a waiver of any subsequent default with respect to the same or any other provision hereof. No waiver shall be effective unless made in writing with specific reference to the relevant provision(s) of this Agreement and signed by a duly authorized representative of the Party granting the waiver.

Article 23

NOTICES

Except as otherwise herein provided, all notices to be served or notified to the Parties hereunder shall (a) be mailed by internationally recognized courier service or by registered airmail return receipt requested to their respective addresses listed below or to any other address subsequently communicated in writing, or (b) delivered by e-mail marked as being of high importance to the e-mail address set forth below (to be confirmed by written notice sent in the manner set forth in clause (a)), and shall be deemed to have been given [*] Business Days after the day on which such mailing is made, or on the next Business Day after the day on which it is sent in the case of any e-mail which is followed by written notice as aforesaid.

If to Salix, to:

Salix Pharmaceuticals, Inc.

Attn: General Counsel

8510 Colonnade Center Drive

Raleigh, North Carolina 27615

United States

with copies (which shall not constitute notice) to:

Salix Pharmaceuticals, Inc.

Attn: Executive Vice President Business Development

8510 Colonnade Center Drive

Raleigh, North Carolina 27615

United States

E-Mail: [*]

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

and

Covington & Burling LLP

1201 Pennsylvania Avenue, N.W.

Washington, D.C. 20004

United States

Attention: Edward C. Britton, Esq.

E-mail: ebritton@cov.com

If to Alfa, to:

Alfa Wassermann S.p.A

Attn. Mr. Andrea Golinelli

Via Ragazzi del ‘99 no. 5

40133 Bologna, Italy

E-mail: [*]

with copies(which shall not constitute notice) to:

Alfa Wassermann S.p.A

Attn. Andrea Montanari

Via Ragazzi del ‘99 no. 5

40133 Bologna, Italy

E-mail: [*]

and

Alfa Wassermann, Inc.

4 Henderson Drive

West Caldwell, New Jersey 07006

U.S.A.

Attention: Ira S. Nordlicht, President and Chief Executive Officer

E-mail: [*]

and

Nordlicht& Hand

800 Westchester Avenue

Rye Brook, New York 10514

U.S.A.

Attention: Brian M. Hand, Esq.

E-mail: [*]

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

Article 24

SEVERABILITY

If any part of this Agreement is held unenforceable or in conflict with the applicable laws or regulations of any applicable jurisdiction, the invalid or unenforceable part or provision shall be replaced with a provision which accomplishes, to the extent possible, the original business purpose of the invalid or unenforceable part or provision in a valid and enforceable manner, and the remainder of this Agreement shall remain binding upon the Parties hereto.

Article 25

HEADINGS AND CONSTRUCTION

25.1 Headings are inserted for convenience and shall not by themselves define, describe, extend, limit or determine the interpretation of this Agreement.

25.2 References in this Agreement to Sections, Articles and Exhibits refer to Sections and Articles of, and Exhibits to, this Agreement except as otherwise specifically noted.

25.3 Except where the context otherwise requires, wherever used, the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders. The term “including” as used herein shall mean including, without limiting the generality of any description preceding such term. The word “or” shall be interpreted in accordance with its ordinary meaning as the context indicates.

Article 26

COUNTERPARTS

This Agreement may be executed in two or more counterparts each of which shall be deemed an original and which together shall constitute one and the same instrument.

Article 27

MUTUAL DRAFTING

This Agreement constitutes the joint product of the Parties hereto. Each provision has been subject to the mutual consultation and agreement of such Parties and shall not be construed for or against either of them based on authorship.

Article 28

THIRD PARTY RIGHTS

No provision of this Agreement is intended to be enforceable by any Person other than the Parties hereto, their permitted assigns, and Persons entitled to indemnification pursuant to Article 14.

Article 29

RELATIONSHIP OF THE PARTIES

It is expressly agreed that Alfa, on the one hand, and Salix, on the other hand, shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency. Neither Alfa, on the one hand, nor Salix, on the other hand, shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other, without the prior written consent of the other Party to do so. All persons employed by a Party shall be employees of such Party and not of the other Party and all costs and obligations incurred by reason of any such employment shall be for the account and expense of such Party.

Article 30

PERFORMANCE BY AFFILIATES

Each of Alfa and Salix acknowledges that its performance of its obligations and its exercise of rights under this Agreement may be performed or exercised, respectively, by Affiliates of Alfa and Salix. Each of Alfa and Salix guarantees performance of this Agreement by any of its Affiliates.

Article 31

FURTHER ASSURANCE

Each Party shall duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents and instruments, as may be necessary or as the other Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes hereof, or to better assure and confirm unto such other Party its rights and remedies under this Agreement.

Article 32

SUBCONTRACTORS

Salix and Alfa shall each have the right to subcontract any of its Development and Commercialization activities with respect to Rifaximin Products to a Third Party. Each Party shall remain solely responsible for all costs and expenses associated with its use of subcontractor(s) hereunder.

(Signatures appear on the next page.)

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

SALIX PHARMACEUTICALS, INC.		ALFA WASSERMANN S.p.A.

By:	/s/ Rick Scruggs	By:	/s/ Andrea Golinelli

Name:	Rick Scruggs	Name:	Andrea Golinelli

Title:	EVP Business Development	Title:	Chief Strategy Officer

[Signature page for Amended and Restated License Agreement]

APPENDIX 1

“Adverse Event” means any untoward medical occurrence in a patient or clinical investigation subject who has been administered a medicinal product, where the untoward medical occurrence is temporally associated with the use of the medicinal product whether or not considered related to the product; it does not necessarily have to have a causal relationship with this treatment. An adverse event (AE) can therefore be any unfavorable and unintended sign (including an abnormal laboratory finding, for example), symptom, or disease temporarily associated with the use of a medicinal product, whether or not considered related to the medicinal product.

EXHIBIT A

ALFA PATENTS

[*]

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

EXHIBIT B

SALIX PATENTS

[*]

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

EXHIBIT C

JOINT PATENTS

None known at this time.

EXHIBIT D

[*] REPORT

[*]

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

EXHIBIT E

[*] AGREEMENT

[*]

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

EXHIBIT F

DEVELOPMENT PLAN

[*]

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

EXHIBIT G

ALFA INTELLECTUAL PROPERTY EXCEPTIONS

[*]

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

EXHIBIT H

SECTION 13.2.1 SALIX PATENTS

[*]

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

EXHIBIT I

SALIX SUBLICENSES

There are no granted sublicenses.

EXHIBIT J

ALFA SUBLICENSES

[*]

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

EXHIBIT K

EIR PATENT APPLICATIONS

[*]

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.